                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material under Rule 14a-12

                                 Eloquent, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

            Common Stock, par value $0.001 per share, of Eloquent, Inc.
      --------------------------------------------------------------------------

(2)   Aggregate number of securities to which transaction applies:

            19,355,563 shares of Eloquent common stock (representing the number of shares of Eloquent common stock outstanding as of January 15,
            2003)
      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            The filing fee of $618.24 was calculated pursuant to the Fee Rate Advisory No. 8, dated January 16, 2002, by using a filing fee of $92 per $1,000,000 of aggregate amount of cash proceeds to be transferred to security holders in the transaction
      --------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

            $6,720,000.00
      --------------------------------------------------------------------------

(5)   Total fee paid:

            $618.24
      --------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)   Amount Previously Paid:


      --------------------------------------------------------------------------

(7)   Form, Schedule or Registration Statement No.:


      --------------------------------------------------------------------------

(8)   Filing Party:


      --------------------------------------------------------------------------

(9)   Date Filed:


      --------------------------------------------------------------------------

                                 ELOQUENT, INC.
                            1730 SOUTH EL CAMINO REAL
                           SAN MATEO, CALIFORNIA 94402


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 14, 2003

TO THE STOCKHOLDERS OF ELOQUENT, INC.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Eloquent, Inc., a Delaware corporation, will be held on March 14, 2003 at 9:00 a.m. local time at Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 for the following purposes:

      (1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), by and among Open Text Corporation, a corporation formed under the laws of Ontario ("Open Text"), 1220 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Open Text ("Acquiror"), and Eloquent, Inc.; and

      (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The board of directors has fixed the close of business on January 31, 2003 as the record date for the special meeting and at any adjournment or postponement thereof. Only holders of record of shares of Eloquent common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it.

      Holders of Eloquent common stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters' rights under the California General Corporation Law in connection with the merger. See "The Merger -- Rights of Dissenting Stockholders" on page 30.

      After careful consideration, our board of directors has determined that the Merger Agreement and the merger are advisable, fair to, and in the best interests of, Eloquent and our stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote "FOR" adoption of the Merger Agreement.

                                    By Order of the Board of Directors



                                    CLIFFORD A. REID, PH.D.
                                    Chairman and Chief Executive Officer

San Mateo, California
February [__], 2003

      YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ELOQUENT COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                TABLE OF CONTENTS

Questions and Answers about the Merger............................................. Q-1
Summary Term Sheet.................................................................   1
Definitions of Key Terms...........................................................   9
Special Note Regarding Forward-Looking Statements..................................  11
The Special Meeting................................................................  12
   Date, Time and Place............................................................  12
   Purpose of Special Meeting......................................................  12
   Record Date; Stock Entitled to Vote; Quorum.....................................  12
   Vote Required...................................................................  12
   Voting by Eloquent's Directors and Executive Officers...........................  12
   Voting of Proxies...............................................................  12
   Revocability of Proxies.........................................................  13
   Solicitation of Proxies.........................................................  13
The Companies......................................................................  14
   Eloquent, Inc...................................................................  14
   Open Text Corporation...........................................................  14
   1220 Acquisition Corporation....................................................  14
The Merger.........................................................................  15
   Background to the Merger........................................................  15
   Reasons for the Merger and Eloquent's Board of Directors' Recommendation........  19
   Opinion of U.S. Bancorp Piper Jaffray...........................................  21
   Interests of Eloquent's Directors and Executive Officers in the Merger..........  28
   Rights of Dissenting Stockholders...............................................  30
   Accounting Treatment............................................................  35
   Form of the Merger..............................................................  35
   Merger Consideration............................................................  35
   Escrow..........................................................................  35
   Conversion of Shares; Procedures for Exchange of Certificates...................  35
   Effective Time of the Merger....................................................  36
   Delisting and Deregistration of Eloquent Common Stock...........................  36
   Certain Material United States Federal Income Tax Consequences of the Merger....  36
   Regulatory Matters..............................................................  39
   Outstanding Awards under Eloquent's Equity Incentive Plans and Warrants to
     Purchase Common Stock.........................................................  39
The Merger Agreement...............................................................  40
   Representations and Warranties..................................................  40
   Conditions to Completion of the Merger..........................................  41
   Conduct of Business by Eloquent Pending the Merger..............................  43
   Commercially Reasonable Best Efforts............................................  46
   No Solicitation.................................................................  47
   Termination.....................................................................  47
   Expenses and Termination Fees...................................................  48
   Indemnification.................................................................  49
The Escrow Agreement...............................................................  50
The Stockholders Agreements........................................................  51
   Voting..........................................................................  51
   Restrictions on Transfer and Other Voting Arrangements..........................  51
   No Solicitation.................................................................  51
   Termination.....................................................................  51
Security Ownership of Certain Beneficial Owners and Management.....................  52
Stockholder Proposals..............................................................  55
Where You Can Find More Information................................................  55
Other Matters......................................................................  56


                                       i.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed transaction and the special meeting of Eloquent's stockholders. You should carefully read this entire proxy statement, including each of the annexes. For the definition of a few key terms used throughout this proxy statement please see "Definitions of Key Terms" on page 9 of this proxy statement.

Q:    WHEN AND WHERE WILL THE SPECIAL MEETING OF ELOQUENT'S STOCKHOLDERS BE
      HELD?

A: The special meeting will be held on March 14, 2003 at 9:00 a.m. local time at Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111.

Q:    WHO IS ELIGIBLE TO VOTE?

A: All stockholders of record as of the close of business on January 31, 2003.

Q:    WHAT AM I BEING ASKED TO APPROVE?

A: You are being asked to approve the acquisition of Eloquent by Open Text, to be effected by means of a merger between Eloquent and a newly-formed subsidiary of Open Text. As a result of the merger, Eloquent will cease to be an independent, publicly traded company.

Q:    WHAT WILL ELOQUENT STOCKHOLDERS RECEIVE IN THE MERGER?

A: As a result of the merger, Eloquent stockholders as of the closing, other than those stockholders who validly exercise appraisal or dissenters' rights as discussed in this proxy statement, will receive their ratable share of the "Merger Consideration" in cash (without interest and less applicable withholding taxes). The aggregate "Merger Consideration" is $6,720,000 minus the "Net Cash Shortfall," which is defined as the positive difference, if any, between $4,300,000 and "Net Cash" (as defined on page 9 of this proxy statement).

      Of the aggregate Merger Consideration, $1,000,000 will be deposited into an escrow account and held until the later of the first anniversary of the closing or six months after such time as a final judgment is entered in the IPO Litigation (as defined on page 9 of this proxy statement) and such judgment becomes final and nonappealable. As more fully described on page 49, indemnification from the amounts held in escrow will be the exclusive remedy for Open Text, Acquiror, Eloquent, as the surviving corporation, and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns for any damages resulting from such pending litigation.

Q:    WHAT WILL HAPPEN TO MY OUTSTANDING STOCK OPTIONS?

A: Open Text will not assume any of our issued and outstanding stock options. Pursuant to the terms of these options, if they are not exercised prior to the effective time of the merger, the awards will terminate and be of no further effect.

Q: DOES THE BOARD OF DIRECTORS OF ELOQUENT RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Yes. After careful consideration, our board of directors has determined that the Merger Agreement and the merger are advisable, fair to, and in the best interests of, Eloquent and our stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote "FOR" adoption of the Merger Agreement. Please also see the section entitled "The Merger -- Reasons for the Merger and Eloquent's Board of Directors Recommendation" on page 28.

Q:    WHAT VOTE IS REQUIRED TO APPROVE THE TRANSACTION?

A: Applicable Delaware and California law requires that the holders of a majority of the outstanding shares of Eloquent common stock approve the merger proposal. All executive officers and directors of Eloquent and their affiliates who own Eloquent stock have entered into agreements with Open Text agreeing to vote in favor of the proposed transaction and against any proposal made in opposition to or in competition with the merger. Such persons held in the aggregate approximately 26% of the outstanding Eloquent common stock


                                       Q-1.

      as of the record date. These voting obligations do not limit the fiduciary obligations of the officers and directors in their capacity as officers and directors of Eloquent.

Q:    WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. After your review just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Eloquent's stockholders.

Q:    WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger.

Q:    MAY I VOTE IN PERSON?

A: If your shares are not held in "street name," you may vote your shares in person at the special meeting, rather than signing and returning your proxy card. If your shares are held in street name, you must first obtain a proxy in your name from your broker and bring it to the special meeting.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Eloquent stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Notwithstanding the foregoing, if you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:    SHOULD I SEND IN MY ELOQUENT STOCK CERTIFICATES NOW?

A: After the merger is completed, you will receive written instructions for exchanging your shares of Eloquent common stock for your pro rata share of the Merger Consideration in cash, without interest.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the consent of third parties. We expect to complete the merger shortly after the special meeting.

Q:    AM I ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS?

A: Holders of Eloquent common stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters' rights under the California General Corporation Law in connection with the merger. Please see the section entitled "The Merger - Rights of Dissenting Stockholders" on page 30 of this proxy statement for a discussion of appraisal and dissenters' rights.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Clifford A. Reid or
      R. John Curson at Eloquent, Inc., 1730 South El Camino Real, San Mateo, California 94402, telephone number: (650) 294-6500.

                               SUMMARY TERM SHEET

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See "Where You Can Find More Information" on page 55. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description in the proxy statement of the topics presented in this summary. Please see "Definitions of Key Terms" on page 9 for the definition of a few key terms used throughout this proxy statement.

THE COMPANIES (PAGE 14)

   ELOQUENT, INC.
   1730 South El Camino Real
   3rd Floor
   San Mateo, California  94402
   (650) 294-6500

      Eloquent provides sales effectiveness solutions that enable organizations to increase the productivity of their sales and marketing functions, accelerate new revenues, and reduce product launch expenses. Eloquent's rich media platform, LaunchForce(TM), provides a closed-loop, sales readiness solution that helps companies better equip employees, partners, and channels with the information they need to be more effective.

   OPEN TEXT CORPORATION
   185 Columbia Street West
   Waterloo, Ontario
   Canada  N2L 5Z5
   (519) 888-7111

      Open Text develops, markets, licenses and supports collaboration and knowledge management software for use on intranets, extranets and the Internet, enabling users to find electronically stored information, work together in creative and collaborative processes, perform group calendaring and scheduling functions, and distribute or make available to users across networks or the Internet the resulting work product and other information. Open Text's software enables thousands of organizations to effectively address a diverse range of business needs including managing information, unifying globally distributed teams, capturing market opportunities, accelerating product cycles, improving customer and partner relationships, and altering business strategies.

   1220 ACQUISITION CORPORATION
   185 Columbia Street West
   Waterloo, Ontario
   Canada  N2L 5Z5
   (519) 888-7111

      1220 Acquisition Corporation is a Delaware corporation and a wholly-owned subsidiary of Open Text. 1220 Acquisition Corporation was organized solely for the purpose of entering into the Merger Agreement with Eloquent and completing the merger. It has not conducted any business operations. If the merger is consummated, 1220 Acquisition Corporation will cease to exist following the merger of it with and into Eloquent.

THE MERGER AGREEMENT (PAGE 40)

      Eloquent, Open Text and 1220 Acquisition Corporation (the "Acquiror") have entered into a merger agreement (the "Merger Agreement") that provides for the acquisition of Eloquent by Open Text, to be effected by the merger of Eloquent with Acquiror, a newly-formed subsidiary of Open Text. As a result of the merger, Eloquent will cease to be an independent, publicly traded company, and will instead become a wholly-owned subsidiary of


                                       1.

Open Text. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger and adoption of the Merger Agreement by our stockholders. The Merger Agreement may be terminated, and the merger not completed, under certain circumstances that are described in this proxy statement and in the Merger Agreement.

THE MERGER CONSIDERATION (PAGE 35)

      Upon completion of the merger, each outstanding share of Eloquent common stock, other than shares held by stockholders exercising appraisal or dissenters' rights, will be converted into the right to receive a ratable share of the "Merger Consideration" in cash (without interest and less applicable withholding taxes). The "Merger Consideration" is $6,720,000 minus the "Net Cash Shortfall," which is defined as the positive difference, if any, between $4,300,000 and "Net Cash" (as defined on page 9 of this proxy statement). As described below, $1,000,000 of the Merger Consideration will be deposited into escrow to secure certain indemnification obligations of Eloquent to Open Text and certain affiliates. The total Merger Consideration received by the Eloquent stockholders will be reduced up to this $1,000,000 to the extent there are any amounts paid to satisfy such claims.

      After the merger is completed, you will have the right to receive the Merger Consideration but you will no longer have any rights as an Eloquent stockholder. Eloquent's stockholders will receive the Merger Consideration after exchanging their Eloquent stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Eloquent's stockholders shortly after completion of the merger.

      Neither Acquiror nor Open Text will be assuming any of the obligations under any of our equity incentive plans. As a result, pursuant to the terms of the Merger Agreement and our equity incentive plans, each award outstanding under the plans will terminate at the effective time of the merger. Accordingly, holders of any awards under any of the plans must choose either to exercise such awards prior to the effective time or to allow such award to terminate at the effective time.

      Eloquent also has four outstanding warrants to purchase Eloquent common stock. These warrants either will expire pursuant to their terms at the effective time of the merger if not exercised prior to such time or are required by the terms of the Merger Agreement to be terminated prior to the effective time. Eloquent intends to obtain the early termination of any such warrants that do not terminate at the effective time.

ESCROW (PAGE 35)

      Of the Merger Consideration to be paid at closing, $1,000,000 will be deposited into an escrow account held by U.S. Bank, N.A., as escrow agent. This amount will be held until the later of the first anniversary of the closing or six months after such time as a final judgment is entered in the IPO Litigation and such judgment becomes final and nonappealable. As more fully described on page 49, indemnification from the amounts held in escrow will be the exclusive remedy for Open Text, Acquiror, Eloquent, as the surviving corporation, and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns for any damages resulting from such litigation, the claims, cross-claims, counterclaims or defenses that have been or are in the future asserted in such litigation or that are related to it or arise from it and from our directors' and officers' liability insurance policies applicable to such litigation.

REASONS FOR THE MERGER (PAGE 19)

      Our board of directors approved the merger based on a number of factors, including the following:

      - the value of the consideration to be received by Eloquent's stockholders in the merger pursuant to the Merger Agreement;

      - that the Merger Consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration, especially in light of the volatility of the stock market;

      - the financial stability of Open Text and the fact that the merger is not subject to a financing condition;



                                       2.

      - the support for the proposed transaction by our largest stockholders, who collectively hold approximately 26% of our outstanding stock, as evidenced by their willingness to enter into voting agreements with Open Text;

      - the financial analysis and presentation by U.S. Bancorp Piper Jaffray and the opinion of U.S. Bancorp Piper Jaffray that, as of the date of the opinion, and based on procedures followed, assumptions made, the matters considered and the limitations on the review undertaken described in the opinion (which is attached as Annex B), consideration payable to our stockholders in the merger was fair to such stockholders from a financial point of view (please see "Opinion of U.S. Bancorp Piper Jaffray" below for more information on U.S. Bancorp Piper Jaffray's fairness opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken);

      - that the Merger Agreement enables us to participate in discussions and negotiations with, furnish non-public information and afford access to our books and records to any third party that submits an unsolicited competing bid to acquire Eloquent (subject to the limitations described under "The Merger Agreement - No Solicitation" on page 47 of this proxy statement); and

      - that the Merger Agreement permits us to terminate the Merger Agreement so that we may enter into a definitive agreement with respect to any competing proposal that our board of directors believes to be superior to the proposed merger with Open Text, subject to the requirements of the Merger Agreement and the payment by us of a termination fee of 5% of the Merger Consideration plus, if we consummate a transaction with another party within nine months of termination of the Merger Agreement, 13% of the amount by which the consideration received by Eloquent or our stockholders exceeds the Merger Consideration.

BOARD OF DIRECTORS RECOMMENDATION  (PAGE 21)

      After careful consideration, our board of directors has determined that the Merger Agreement and the merger are advisable, fair to, and in the best interests of, Eloquent and our stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote "FOR" adoption of the Merger Agreement and approval of the transactions it contemplates, including the merger.

OPINION OF U.S. BANCORP PIPER JAFFRAY (PAGE 21)

      In deciding to approve the merger, our board of directors considered, among other things, an opinion from U.S. Bancorp Piper Jaffray, our financial advisor, as to the fairness of the Merger Consideration from a financial point of view. The opinion of U.S. Bancorp Piper Jaffray is attached as Annex B. We urge you to read it carefully to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray. This opinion is directed to our board of directors and relates only to the fairness of the Merger Consideration from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the proposed transaction and is not a recommendation to any stockholder with respect to any matter relating to the merger.

THE SPECIAL MEETING OF ELOQUENT'S STOCKHOLDERS (PAGE 12)

      Time, Date and Place. A special meeting of the stockholders of Eloquent will be held on March 14, 2003 at 9:00 a.m. local time at Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111.

      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Eloquent common stock at the close of business on January 31, 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of Eloquent common stock you owned at the close of business on the record date. There are 19,355,563 shares of Eloquent common stock entitled to be voted at the special meeting.



                                       3.

      Required Vote. The adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of Eloquent common stock outstanding at the close of business on the record date.

      Share Ownership of Directors and Executive Officers. The directors and executive officers of Eloquent and certain of their affiliates, who together own approximately 26% of the shares entitled to vote at the special meeting, have agreed with Open Text to vote their shares in favor of adoption of the Merger Agreement and against any proposal or action that could interfere with or impede the transaction.

INTERESTS OF ELOQUENT'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
(PAGE 28)

      When considering the recommendation by our board of directors, you should be aware that a number of our officers and directors have interests in the merger that may be different from the interests of other Eloquent stockholders. For example, if the merger is consummated, certain indemnification arrangements for current and former directors and officers of Eloquent will be continued and certain of Eloquent's officers may also be entitled to retention bonus payments and employment agreements in connection with the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 41)

      Each of Eloquent and Acquiror are obligated to complete the merger only if the following conditions are met or waived by such party:

      - the merger and the Merger Agreement must be approved by and adopted by the requisite vote of Eloquent stockholders;

      - all governmental approvals necessary to effect the transactions shall have been obtained;

      - no court having jurisdiction over any of the parties shall have issued an order that is then in effect and has the effect of making the merger or any of the transactions contemplated by the Merger Agreement illegal; and

      - there shall be no suit or proceeding pending or threatened against any of the parties for the purpose or with the consequence of delaying or preventing the merger or any of the transactions contemplated by the Merger Agreement or that, if adversely decided could impose any condition, penalty or requirement that, individually or in the aggregate could have a Materials Adverse Effect on Eloquent or Acquiror.

      Acquiror is obligated to complete the merger only if the following additional conditions are met by Eloquent or waived by Acquiror:

      - Eloquent has obtained certain consents, approvals and authorizations;

      - holders of not more than 5% of Eloquent's outstanding shares shall have properly exercised and not revoked their rights to dissent to the Merger or seek appraisal rights under applicable state law;

      - Eloquent has taken all action required to terminate all of its equity incentive plans and its employee stock purchase plan, such that all of the issued and outstanding options to purchase common stock shall be terminated, and all of the outstanding warrants to purchase common stock shall have been terminated;

      - Eloquent has executed and delivered an agreement governing the escrow (the "Escrow Agreement");

      - Each of Clifford Reid, David Glazer and Ron Schneider has delivered Employment, Non-Compete and Non-Solicitation Agreements and none shall have breached or expressed an intention to breach his agreement or shall otherwise be unable to perform his duties under his agreement;



                                       4.

      - the representations and warranties of Eloquent set forth in the Merger Agreement shall have been true and correct when made and shall be true and correct on and as of the effective time of the merger as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect (defined below) on Eloquent;

      - Eloquent has performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the effective time;

      - Dr. Reid has executed and delivered an agreement to Acquiror agreeing to undertake obligations to cooperate with and lend assistance to Eloquent, as the surviving corporation after the merger, with respect to the resolution of the IPO Litigation and the prosecution of claims under the directors' and officers' liability insurance policies;

      - there has been no Material Adverse Change (as defined on page 9) with respect to Eloquent or with respect to the IPO Litigation; and

      - Eloquent's Net Cash at Closing (as defined on page 9) be at least $2,500,000.

      Eloquent is obligated to complete the merger only if the following additional conditions are met by Acquiror or waived by Eloquent:

      - the representations and warranties of Acquiror set forth in the Merger Agreement shall have been true and correct when made and shall be true and correct on and as of the effective time of the merger as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect on Acquiror;

      - Acquiror has performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the effective time; and

      - Acquiror and the Escrow Agent have executed and delivered the Escrow Agreement.

TERMINATION OF MERGER AGREEMENT (PAGE 47)

      The Merger Agreement may be terminated:

      -     by mutual written consent of both us and Acquiror;

      - by either us or the Acquiror if the other party shall have failed to comply in all material respects with any of its covenants contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

      - by Acquiror if the closing condition with respect to the accuracy of our representations and warranties would not be met as of the closing, or by us if the closing condition with respect to the accuracy of Acquiror's representations and warranties would not be met as of the closing, in each case if such inaccuracy is not cured within five business days following receipt by the other party of written notice of such inaccuracy;



                                       5.

      - by us or Acquiror if the Merger has not been effected on or prior to the close of business on April 30, 2003; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

      - by us or Acquiror if (i) the special meeting of Eloquent's stockholders (including any adjournments thereof) shall have been held and completed and Eloquent's stockholders shall have taken a final vote on a proposal to adopt the Merger Agreement and (ii) the required approval of Eloquent stockholders shall not have been obtained;

      - by Acquiror if (i) our board of directors shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of Eloquent and our stockholders, or shall have resolved to do so, (ii) our board of directors shall have recommended to the stockholders of Eloquent any competing proposal to acquire Eloquent or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Eloquent is commenced, and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

      - by us or Acquiror if we enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a transaction determined by our board of directors to be more favorable to the stockholders than the merger and the terms of the Merger Agreement or our board of directors resolves to do so; provided, however, we may not terminate the Merger Agreement pursuant to this provision unless (i) we have delivered to Acquiror a written notice of our intent to enter into an agreement to effect such a transaction, (ii) two business days have elapsed following delivery to Acquiror of such written notice by us and (iii) during such two business day period we have fully cooperated with Acquiror, including informing Acquiror of the terms and conditions of such transaction and the identity of the other party to such transaction, with the intent of enabling Acquiror to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; provided, further, that we may not terminate the Merger Agreement pursuant to this provision unless at the end of such two business day period our board of directors continues reasonably to believe that the transaction is more favorable to the stockholders than the merger and the terms of the Merger Agreement (taking into account any such modification as may be proposed by Acquiror and after consultation with our independent financial advisor) and concurrently with such termination we pay to Acquiror a termination fee;

      - by Acquiror if Acquiror reasonably determines that the timely satisfaction of certain conditions to closing set forth in the Merger Agreement has become impossible (other than as a result of any failure on the part of Acquiror to comply with or perform any covenant of Acquiror in the Merger Agreement); or

      - by us if we reasonably determine that the timely satisfaction of certain condition to closing set forth in the Merger Agreement has become impossible (other than as a result of any failure on the part of us to comply with or perform any of our covenants in the Merger Agreement).

LIMITATION ON CONSIDERING OTHER TAKEOVER PROPOSALS (PAGE 47)

      We have agreed not to, and have agreed not to permit any officer, director, employee, financial advisor, attorney or other advisor or representative to (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined on page 10 of this proxy statement), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to Eloquent in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, the receipt of any


                                       6.

Takeover Proposal. If we receive an unsolicited Takeover Proposal that our board of directors determines is more favorable to our stockholders than the Merger Agreement, subject to specific limitations set forth in the Merger Agreement, we may provide information subject to a confidentiality agreement, negotiate with the party making the proposal, and, after having satisfied certain requirements to allow Open Text the opportunity to modify its proposal, enter into a letter of intent with such party and our board of directors may recommend it to our stockholders.

EXPENSES AND TERMINATION FEES (PAGE 48)

      The Merger Agreement provides that regardless of whether the merger is consummated, all expenses incurred by a party in connection with the Merger Agreement must be borne by the party incurring such expenses.

      Under certain circumstances, however, we may be required to pay Open Text a termination fee if:

      - our board of directors fails to recommend or, if requested, confirm its recommendation of the merger or adversely modifies or withdraws that recommendation, or recommends a competing transaction, or publicly announces any of the foregoing prior to the termination of the Merger Agreement;

      - our board of directors receives a Takeover Proposal and enters into an agreement with the party making such proposal, or approves a Takeover Proposal or completes the competing transaction that is the subject of such proposal, in each case at any time within nine months after our termination of the Merger Agreement, unless our termination was due to Acquiror's or Open Text's material breach of its obligations under the Merger Agreement; or

      - we breach any covenant of the Merger Agreement or any of our representations or warranties in the Merger Agreement are untrue upon execution of the Merger Agreement or at the closing (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein) and such failure of a covenant, representation or warranty has a Material Adverse Effect (as defined on page 9 of this proxy statement) on us and Acquiror terminates and is validly entitled to terminate the Merger Agreement as a result of such failure and we were not entitled to terminate the Merger Agreement due to Acquiror's or Open Text's material breach of its obligations under the Merger Agreement.

      The termination fee that would be due under such circumstances is equal to 5% of the Merger Consideration plus, if we consummate a transaction contemplated by a Takeover Proposal with another party within nine months of termination of the Merger Agreement, 13% of the amount by which the proceeds received by Eloquent or our stockholders exceed the Merger Consideration.

      If the closing does not occur prior to the termination of the Merger Agreement for any reason other than a material breach by Acquiror or Open Text of its obligations under the Merger Agreement and Acquiror is not entitled to the termination fee described above, we are required to reimburse Acquiror's actual costs and expenses incurred in connection with the Merger Agreement including, without limitation, legal fees and expenses, up to a maximum amount equal to 3% of the Merger Consideration.

ACCOUNTING TREATMENT (PAGE 35)

      The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

REGULATORY MATTERS (PAGE 39)

      Although all business combination transactions are subject to U.S. antitrust laws and also may be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to closing of the merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.



                                       7.

RIGHTS OF DISSENTING STOCKHOLDERS (PAGE 30)

      Eloquent's stockholders have the right under Delaware and California law to dissent from the approval of the merger and to receive payment in cash for the fair value of their shares of Eloquent common stock. The fair value of shares of Eloquent common stock as determined in accordance with either Delaware or California law may be more or less than the Merger Consideration to be paid to non-dissenting Eloquent stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights pursuant to Delaware law or dissenter's rights pursuant to California law must not vote in favor of the adoption of the Merger Agreement and must follow specific procedures. Dissenting Eloquent stockholders must precisely follow these specific procedures or their rights may be lost. These procedures are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. The provisions of California law that grant dissenter's rights and govern such procedures are attached as Annex D. We encourage all of Eloquent's stockholders to read these provisions carefully and in their entirety.









                                       8.

                            DEFINITIONS OF KEY TERMS

      To assist you as you review the proxy statement, the following are several key terms used throughout this proxy statement and the meanings ascribed to them in the Merger Agreement.

      "IPO Litigation" is defined, collectively, as: the litigation against Eloquent and certain of its directors and officers in the matter pending in the U.S. District Court for the Southern District of New York captioned In re Eloquent Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6775; the claims, cross-claims, counterclaims or defenses that have been or are in the future asserted therein or that are related thereto or arise therefrom; and Eloquent's directors' and officers' liability insurance policies applicable to such litigation.

      "Material Adverse Change" with respect to Eloquent is defined as any change, event, occurrence, state of facts or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets (whether tangible or intangible), liabilities, customer or supplier relationships, earnings or results of operations or the business prospects and condition (financial or otherwise), of Eloquent and its subsidiaries, taken as a whole or a material adverse effect on the ability of Eloquent to perform its obligations under the Merger Agreement or on the ability of Eloquent to consummate the merger and the transactions contemplated hereby without material deviation from the terms, conditions and time frame with and in which such actions would otherwise be consummated in the absence of such change, occurrence, state of facts or effect. The Merger Agreement provides that a Material Adverse Change shall not include any change, event, occurrence, state of facts or effect relating to:

      - the economy or securities markets of the United States or any other region in general or the software industry in general, other than in the case where the effects on Eloquent are materially disproportionate to the effects on the other entities operating in those markets or the software industry; or

      - the implementation of a cost-reduction plan to be implemented between execution of the Merger Agreement and the effective time in accordance with the terms thereof.

The Merger Agreement further provides that a Material Adverse Change means, when used with respect to the IPO Litigation, any change, event, occurrence, state of facts or effect that has resulted or could reasonably be expected to result in any amount being payable by Acquiror or Eloquent with respect to such litigation (other than the retention under Eloquent's directors' and officers' liability insurance policies) that is not covered by such insurance policies.

      "Net Cash" and "Net Cash at Closing" are defined as the difference between
(1) the sum of Eloquent's cash and cash equivalents and accounts receivable, net of customary reserves for doubtful accounts, and (2) the sum of Eloquent's (i) trade accounts payable, (ii) accrued liabilities with respect to attorneys' fees, investment banker fees, accountants' fees, consulting fees, rent, return of Eloquent's deposit of a sublessee of Eloquent's former office space in New York, employee compensation (including wages, bonuses, commissions, severance and accrued vacation), settlement of Eloquent's lease obligations, purchase of directors' and officers' insurance (including "tail" insurance to be in effect for not more than three years after the closing) and taxes and (iii) other liabilities that are accrued or required to be accrued associated with the business operations of Eloquent excluding warranty accruals, deferred revenues and other reasonable accruals that do not represent an obligation to make cash payments. "Net Cash" shall not be less than zero and shall be calculated as of the earlier to occur of March 31, 2003 and the close of business five business days prior to the closing and "Net Cash at Closing" shall be calculated at the close of business five business days prior to the closing. In calculating Net Cash and Net Cash at Closing, Eloquent is required to accrue all liabilities for investment banking fees, attorneys' fees, accountants' fees and for the purchase of directors' and officers' insurance and other expenses associated with the closing of the transaction contemplated by the Merger Agreement that Eloquent reasonably expects to accrue between said calculation date and the closing.

      "Net Cash Shortfall" is defined as the positive difference, if any, between $4,300,000 and "Net Cash."

      "Superior Proposal" is defined as a bona fide written Takeover Proposal not solicited in violation of the Merger Agreement with terms that a majority of the disinterested members of Eloquent's board of directors determines, at a duly constituted meeting of the board of directors or by unanimous written consent, in its reasonable good faith judgment, to be more favorable to Eloquent's stockholders than the Merger Agreement and the merger


                                       9.

(after consultation with Eloquent's outside legal counsel and independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the Merger Consideration) and for which financing, to the extent required, is then committed or, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with Eloquent's independent financial advisor), is reasonably capable of being obtained by such third party.

      "Takeover Proposal" is defined as any proposal or offer for (i) a merger or other business combination involving Eloquent or any of its subsidiaries where the stockholders of Eloquent immediately prior to such merger or business combination would own, immediately following such merger or business combination, less than 80% of the equity securities of the surviving entity; or
(ii) an acquisition in any manner, directly or indirectly, of greater than 20% of the equity interests in, greater than twenty percent (20%) of voting securities of, or a material portion of the assets of Eloquent and its subsidiaries, taken as a whole; or (iii) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by the Merger Agreement or that could reasonably be expected to dilute or adversely affect materially the benefits to Acquiror of the transaction contemplated by the Merger Agreement, other than the transactions contemplated by the Merger Agreement.







                                      10.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement may contain "forward-looking statements" relating to the proposed acquisition of Eloquent and the future performance of Eloquent and Open Text. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Eloquent or Open Text, or developments in Eloquent's or Open Text's business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) risks involved in whether and when the proposed acquisition will be completed and, if completed, in the integration of Eloquent into Open Text; (2) expected cost savings from the acquisition may not be fully realized or realized within the expected time frame; (3) revenues of the combined company may be lower than expected; (4) the possibility of technical, logistical or planning issues in connection with deployment of Eloquent's or Open Text's products; (5) costs or difficulties related to obtaining stockholder approval for completing the acquisition, if obtained at all, and, following the acquisition, the integration of the companies may be more difficult than expected; (6) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (7) changes may occur in the securities or capital markets. A more detailed discussion of these and other important risk factors can be found in the sections entitled "Business," "Quantitative and Qualitative Disclosure About Market Risk" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in documents filed by Eloquent with the Securities and Exchange Commission (the "SEC"), including Eloquent's Report on Form 10-K/A for the fiscal year ended December 31, 2001, and by Open Text with the SEC, the Ontario Securities Commission and other securities regulatory authorities across Canada, including Open Text's Report on Form 10-K for the fiscal year ended June 30, 2001. Forward-looking statements in this proxy statement are based on management's beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Eloquent and Open Text disavow and disclaim any obligation to do so.






                                      11.

                               THE SPECIAL MEETING

      We are furnishing this proxy statement to Eloquent's stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

DATE, TIME AND PLACE

      We will hold the special meeting at the offices of Cooley Godward LLP, our legal counsel in connection with the merger, at One Maritime Plaza, 20th Floor, San Francisco, California 94111, at 9:00 A.M., local time, on Friday, March 14, 2003.

PURPOSE OF SPECIAL MEETING

      At the special meeting, we will ask holders of Eloquent common stock to adopt the Merger Agreement. After careful consideration, our board of directors has determined that the Merger Agreement and the merger are advisable, fair to, and in the best interests of, Eloquent and our stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote "FOR" adoption of the Merger Agreement and approval of the transactions it contemplates, including the merger.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

      Only holders of record of Eloquent common stock at the close of business on January 31, 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [19,355,563] shares of Eloquent common stock were issued and outstanding and held by approximately [___] holders of record. A quorum is present at the special meeting if a majority of the shares of Eloquent common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Eloquent common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the Merger Agreement.

VOTES REQUIRED

      The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Eloquent common stock outstanding on the record date. If an Eloquent stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the Merger Agreement.

VOTING BY ELOQUENT'S DIRECTORS AND EXECUTIVE OFFICERS

      At the close of business on the record date, directors and executive officers of Eloquent and their affiliates owned and were entitled to vote 5,048,286 shares of Eloquent common stock, which represented approximately 26% of the shares of Eloquent common stock outstanding on that date. Under the terms of a stockholders agreement, these directors, executive officers and affiliates have agreed to vote their shares of Eloquent common stock, and the shares over which they have voting control, in each case as owned or controlled on January 31, 2003, for the adoption of the Merger Agreement.

VOTING OF PROXIES

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" the adoption of the Merger Agreement.

      Shares of Eloquent common stock represented at the special meeting but not voting, including abstentions and broker non-votes, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.



                                      12.

      Only shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an Eloquent stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the Merger Agreement. Brokers who hold shares of Eloquent common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the Merger Agreement.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

      Eloquent does not expect that any matter other than the proposal to adopt the Merger Agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

REVOCABILITY OF PROXIES

      The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Eloquent stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Notwithstanding the foregoing, if you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

SOLICITATION OF PROXIES

      Eloquent will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Eloquent may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Eloquent. No additional compensation will be paid to directors, officers or other regular employees for such services.

      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Eloquent common stock certificates will be mailed to Eloquent's stockholders as soon as practicable after completion of the merger.





                                      13.

                                  THE COMPANIES

ELOQUENT, INC.

      Eloquent provides sales effectiveness solutions that enable organizations to increase the productivity of their sales and marketing functions, accelerate new revenues, and reduce product launch expenses. Eloquent's rich media platform, LaunchForce(TM), provides a closed-loop, sales readiness solution that helps companies better equip employees, partners, and channels with the information they need to be more effective.

      Eloquent was incorporated in Delaware in March 1995. Eloquent's principal executive offices are located at 1730 South El Camino Real, 3rd Floor, San Mateo, California 94402, and its telephone number is (650) 294-6500. Additional information regarding Eloquent is contained in Eloquent's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 55.

OPEN TEXT CORPORATION

      Open Text develops, markets, licenses and supports collaboration and knowledge management software for use on intranets, extranets and the Internet, enabling users to find electronically stored information, work together in creative and collaborative processes, perform group calendaring and scheduling functions, and distribute or make available to users across networks or the Internet the resulting work product and other information. Open Text's software enables thousands of organizations to effectively address a diverse range of business needs including managing information, unifying globally distributed teams, capturing market opportunities, accelerating product cycles, improving customer and partner relationships, and altering business strategies.

      Open Text may assign its rights, interests and obligations under the Merger Agreement to its wholly owned subsidiary, Open Text, Inc., an Illinois corporation.

      Open Text's principal executive offices are located at 185 Columbia Street West, Waterloo, Ontario, Canada N2L 5Z5, and its telephone number is (519) 888-7111. Additional information regarding Open Text is contained in Open Text's filings with the Securities and Exchange Commission, the Ontario Securities Commission and other securities regulatory authorities across Canada. See "Where You Can Find More Information" on page 55 for information on accessing the information available from the Securities and Exchange Commission.

1220 ACQUISITION CORPORATION

      1220 Acquisition Corporation is a Delaware corporation and a wholly-owned subsidiary of Open Text. 1220 Acquisition Corporation was organized solely for the purpose of entering into the Merger Agreement with Eloquent and completing the merger. It has not conducted any business operations. If the merger is consummated, 1220 Acquisition Corporation will cease to exist following the merger of it with and into Eloquent.




                                      14.

                                   THE MERGER

      The following discussion summarizes the material terms of the merger, the Merger Agreement, the stockholders agreement and the escrow agreement. Stockholders should read the Merger Agreement, attached as Annex A to this proxy statement, and the stockholders agreement and the escrow agreement, attached as Exhibits A and B to the Merger Agreement.

BACKGROUND TO THE MERGER

      The terms and conditions of the Merger Agreement and the merger are the result of arm's-length negotiations between representatives of Open Text and representatives of Eloquent. Set forth below is a summary of the background of these negotiations.

      Eloquent's industry is highly fragmented and is rapidly consolidating. As a result, Eloquent has been competing increasingly with large, better capitalized competitors, and anticipates that additional large competitors may enter the industry. Eloquent has regularly evaluated different strategies for improving its competitive position and enhancing stockholder value. As part of these evaluations, Eloquent has, from time to time, considered various strategic alternatives to pursuing its business plan as an independent entity, including acquisitions, distributions and various business combinations.

      In January 2002, Eloquent's board of directors determined to pursue a sale of Eloquent. Over the next four months, the board of directors met with representatives of several investment banking firms in order to select one of them as financial advisor to the board of directors. Following the meetings, the board determined to retain U.S. Bancorp Piper Jaffray as its financial advisor, based on that firm's expertise in mergers and acquisitions, knowledge of Eloquent's industry and prior relationship with Eloquent. Eloquent and U.S. Bancorp Piper Jaffray entered into an engagement letter on May 14, 2002.

      At a regularly scheduled meeting of Eloquent's board of directors held on May 22, 2002, the board of directors authorized U.S. Bancorp Piper Jaffray to contact likely third party strategic acquirers to explore the possibility of a business combination or merger. Commencing on June 17, 2002, representatives of U.S. Bancorp Piper Jaffray began contacting third party strategic acquirers. Over 60 such potential buyers, all identified by U.S. Bancorp Piper Jaffray and management, were contacted, including Open Text.

      On July 23, 2002, representatives of U.S. Bancorp Piper Jaffray had a telephone conversation with representatives of Open Text, during which general parameters of a potential transaction with Eloquent were discussed.

      On July 29, 2002, Eloquent received an unsolicited telephone call from the financial advisor to a third party streaming video software company (the "Unsolicited Streaming Video Software Acquiror"). A representative from U.S. Bancorp Piper Jaffray returned the telephone call to discuss the Unsolicited Streaming Video Software Acquiror's intentions and interest in further discussions with Eloquent.

      On August 2, 2002, representatives of Eloquent and representatives of U.S. Bancorp Piper Jaffray had a telephone conference call with representatives of the Unsolicited Streaming Video Software Acquiror, at which general potential benefits of a potential transaction with Eloquent were discussed.

      On August 8, 2002, a representative of Eloquent had a meeting with a representative of Open Text, at which the general parameters of a potential transaction with Eloquent were discussed.

      On August 8, 2002, a representative of Eloquent had a meeting with a representative of a large, third party software company (the "Large Cap Software Acquiror"), at which the general parameters of a potential transaction with Eloquent were discussed.



                                      15.

      On August 12, 2002, representatives of Eloquent and representatives of U.S. Bancorp Piper Jaffray had an initial meeting with representatives of a third party rich media software company (the "Rich Media Software Acquiror"), at which general potential benefits of a potential transaction with Eloquent were discussed.

      On August 13, 2002, Eloquent and Open Text entered into a confidentiality agreement relating to a potential business combination.

      On August 13, 2002, representatives of Eloquent and representatives of U.S. Bancorp Piper Jaffray had an initial meeting with representatives of Open Text, at which general parameters of a potential transaction with Eloquent were discussed.

      On August 20, 2002, representatives of Eloquent and representatives of U.S. Bancorp Piper Jaffray had a meeting with representatives of the Large Cap Software Acquiror, at which parameters of a potential transaction with Eloquent were discussed.

      On August 20, 2002, Eloquent delivered to Open Text a pro forma combined financial plan for a combination with Open Text.

      On August 21, 2002, Dr. Reid met with Open Text's vice president of sales and vice president of services to discuss the sales and services aspects of a potential transaction between Open Text and Eloquent.

      On August 30, 2002, Open Text expressed to Dr. Reid and to representatives of U.S. Bancorp Piper Jaffray its intent to move forward with a transaction with Eloquent. During the conversation, Open Text indicated that a primary issue would be Eloquent's potential liability associated with the IPO Litigation.

      On September 4, 2002, Eloquent and the Rich Media Software Acquiror signed a nondisclosure agreement.

      On September 5, 2002, Eloquent and the Unsolicited Streaming Video Software Acquiror signed a nondisclosure agreement.

      On September 11, 2002, at a regularly scheduled meeting of Eloquent's board of directors, Dr. Reid, together with representatives of U.S. Bancorp Piper Jaffray, reported to the board on the status of discussions with all potential strategic acquirers, including Open Text, contacted by U.S. Bancorp Piper Jaffray concerning a potential business combination. Dr. Reid and the representatives of U.S. Bancorp Piper Jaffray were directed to continue discussions with Open Text and other interested parties concerning a potential business combination.

      On September 13, 2002, representatives of Eloquent, representatives of Open Text, representatives of Eloquent's outside legal counsel, Cooley Godward LLP, and representatives of U.S. Bancorp Piper Jaffray held a telephone conference call to discuss Eloquent's pending litigation issues, including the pending IPO Litigation.

      On October 1, 2002, the Unsolicited Streaming Video Software Acquiror submitted a non-binding indication of interest outlining a potential acquisition structure in which the Unsolicited Streaming Video Software Acquiror would acquire Eloquent.

      On October 1, 2002, the Rich Media Software Acquiror submitted a non-binding indication of interest outlining a potential acquisition structure in which the Rich Media Software Acquiror would acquire Eloquent.

      On October 4, 2002, a representative of Open Text and a representative of U.S. Bancorp Piper Jaffray discussed the status of Open Text's interest in pursuing a transaction. Open Text indicated that it remained interested.



                                      16.

      On October 4, 2002, at a regularly scheduled meeting of Eloquent's board of directors, Dr. Reid, together with representatives of U.S. Bancorp Piper Jaffray, reported to the board on the status of discussions with all strategic acquirers, including Open Text, contacted by U.S. Bancorp Piper Jaffray concerning a potential business combination. Dr. Reid and the representatives of U.S. Bancorp Piper Jaffray were directed to continue discussions with Open Text and other interested parties concerning a potential business combination.

      On October 14, 2002, the Large Cap Software Acquiror called a representative of U.S. Bancorp Piper Jaffray and stated that the Large Cap Software Acquiror would not be pursuing an acquisition of Eloquent. The Large Cap Software Acquiror cited the IPO Litigation and the lack of a compelling business rationale. The Large Cap Software Acquiror indicated that if Eloquent's other options did not materialize, it would be interested in pursuing an acquisition of Eloquent's software code.

      On October 16, 2002, a representative of Open Text sent an email to a representative of U.S. Bancorp Piper Jaffray discussing the status of Open Text's interest in pursuing a transaction. Open Text indicated that it remained interested and would structure the deal as an acquisition with cash.

      On October 16, 2002, at a regularly scheduled meeting of Eloquent's board of directors, Dr. Reid, together with representatives of U.S. Bancorp Piper Jaffray, reported to the board on the status of discussions with all strategic acquirers, including Open Text, contacted by U.S. Bancorp Piper Jaffray concerning a potential business combination. Dr. Reid and the representatives of U.S. Bancorp Piper Jaffray were directed to continue discussions with Open Text concerning a potential business combination. During the meeting, the board indicated that the non-binding indications of interest from the Rich Media Software Acquiror and the Unsolicited Streaming Video Software Acquiror would not be preferable due to the low amount of consideration to be paid, the small size of the market capitalizations of the combined entities, and the uncertain future for such combinations.

      On October 29, 2002, Open Text contacted a representative of U.S. Bancorp Piper Jaffray and submitted a non-binding Letter of Intent ("LOI") outlining a potential acquisition structure in which Open Text would acquire Eloquent. Under the LOI, Eloquent's stockholders would receive aggregate Merger Consideration of approximately $7,270,000.

      On October 30, 2002, a representative of U.S. Bancorp Piper Jaffray called the Unsolicited Streaming Video Software Acquiror and the Rich Media Software Acquiror, and indicated that Eloquent would be pursuing a transaction with Open Text. Neither party indicated that it would increase its offer to acquire Eloquent.

      On November 6, 2002, Eloquent and its representatives provided Open Text with a revised LOI.

      On November 12, 2002, a representative from Open Text's legal counsel, Farella, Braun + Martel called Eloquent's legal counsel, Cooley Godward, to indicate that the IPO Litigation remained a key issue for Open Text. In response to this and earlier concerns, Eloquent provided additional information to Open Text on the IPO Litigation.

      On November 20, 2002, Dr. Reid contacted a representative from Open Text to discuss the LOI. On November 21, 2002, the representative from Open Text responded that it was still considering several items and that it would be prepared to come to a conclusion shortly.

      On November 21, 2002, at a regularly scheduled meeting of Eloquent's board of directors, Dr. Reid, together with representatives of U.S. Bancorp Piper Jaffray, reported to the board on the status of discussions with all strategic acquirers, including Open Text, contacted by U.S. Bancorp Piper Jaffray.

      On December 2, 2002, Dr. Reid and a representative of Open Text discussed the current state of negotiations regarding the LOI, and identified the primary outstanding issues as the size of the potential escrow, funded from a portion of the purchase price, to indemnify Open Text for damages suffered as a result of the IPO Litigation and the need of certain stockholders to indemnify Open Text for any damages in excess of the escrow.



                                      17.

      On December 5, 2002, the board of directors held a conference call to discuss the LOI. The board requested that the management team and Eloquent's advisors attempt to increase the price for expected sublease proceeds, limit the indemnification provided to Open Text, and lower potential break-up fees. On December 6, 2002, Dr. Reid and a representative of Open Text discussed the items, and agreed that indemnification language be modified, the value of any sublease proceeds be added to the acquisition price, and no changes be made to the break-up fee.

      On December 16, 2002, Cooley Godward distributed a revised LOI with the negotiated changes. A conference call between Eloquent, Open Text, Cooley Godward and Farella, Braun + Martel was held to discuss the primary outstanding issues. Included in these discussions were an increase in the escrow to $1,000,000 for the IPO Litigation, an elimination of any indemnification of Open Text by the Eloquent stockholders and an increase in the purchase price for sublease proceeds.

      On December 17, 2002, during a specially called meeting, the board of directors discussed Eloquent's options including the liquidation of Eloquent, and determined that proceeding with Open Text comprised Eloquent's best alternative to maximize shareholder value. During the meeting, the board of directors provided approval for the LOI to be signed.

      On December 19, 2002, the LOI was executed.

      From December 19, 2002 to December 23, 2002, representatives of Open Text conducted business, legal and financial due diligence at Eloquent's offices.

      On December 21, 2002, Farella, Braun + Martel delivered first drafts of the proposed Merger Agreement and stockholder agreement to Cooley Godward, Eloquent and U.S. Bancorp Piper Jaffray. Negotiations continued on these and other merger-related documents through December 30, 2002.

      On December 30, 2002, Eloquent called Open Text and stated that Eloquent had determined that due to a combination of factors, Eloquent's financial performance for the quarter ended December 31, 2002 would be lower than previously expected, and that Eloquent's Net Cash would be lower than expected at closing. Open Text responded that it may consider this a material change, and that it would have to delay signing of a definitive Merger Agreement.

      On January 2, 2003, Dr. Reid communicated to Open Text that Eloquent anticipated that its Net Cash if measured at March 31, 2003, would be in the range of $3,434,000 and $5,166,000. Based on these revised expectations, the parties agreed to renegotiate the offer price of the transaction to $6,720,000, which price would be reduced on a dollar-for-dollar basis if Net Cash was less than $4,300,000. There would also be no adjustment to the purchase price upward as a result of any savings to Eloquent from sublease proceeds.

      On January 2, 2003, Cooley Godward distributed a revised draft of the proposed merger agreement reflecting the change in offer price and proposed adjustments for any shortfall in Net Cash to Farella, Braun + Martel, Eloquent, Open Text and U.S. Bancorp Piper Jaffray.

      On January 3, 2003, Dr. Reid held various meetings by telephone with members of the board of directors during which the board was briefed on the developments with Open Text. The board directed Dr. Reid and U.S. Bancorp Piper Jaffray to continue negotiating on proposed terms of a transaction with Open Text.

      On January 6, 2003, Cooley Godward circulated the merger agreement, stockholder agreement and related transaction documents to Eloquent's board of directors.

      On January 8, 2003, Eloquent's board of directors held a special meeting to consider the proposed merger with Open Text. Representatives of Cooley Godward reviewed the material changes in the merger agreement, stockholder agreement and related transaction documents since the draft circulated to the board of directors on January 6, 2003. U.S. Bancorp Piper Jaffray then presented its financial analysis relating to the proposed transaction and rendered its opinion to the board of directors that, as of January 8, 2003, and subject to the assumptions, factors and limitations set forth in the written opinion, the Merger Consideration payable to Eloquent's stockholders in the


                                      18.

proposed transaction was fair, from a financial point of view, to such stockholders. Following these presentations, the board of directors further discussed the potential merger, following which, by a unanimous vote of all directors, Eloquent's board of directors determined that the merger was fair to, and in the best interests of, Eloquent and its stockholders, and approved the merger, the merger agreement and related matters.

      On January 8, 2003, Eloquent, Open Text and the other parties thereto executed the Merger Agreement, stockholder agreements and related transaction documents. Prior to the opening of trading on Nasdaq on January 9, 2003, Eloquent submitted to Nasdaq for its review a press release announcing the merger. Nasdaq delayed the trading in the common stock until the press release could be publicly disseminated, which occurred shortly after Nasdaq opened for trading. Shortly thereafter, trading in the common stock was allowed to commence.

REASONS FOR THE MERGER AND ELOQUENT'S BOARD OF DIRECTORS' RECOMMENDATION

      The following discussion of Eloquent's reasons for the merger contains a number of forward-looking statements that reflect the current views of Eloquent with respect to future events that may have an effect on its future financial performance as an independent company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Special Note Regarding Forward-Looking Statements."

REASONS FOR THE MERGER

      Eloquent's board of directors has determined that the terms of the Merger Agreement and the merger are advisable, fair to, and in the best interests of, Eloquent and its stockholders. In the course of reaching its decision to approve the merger and to approve and adopt the Merger Agreement, the board consulted with Eloquent's management, financial advisors and legal counsel.

      Prior to approving the merger and the Merger Agreement, Eloquent's board of directors considered a number of alternatives for enhancing stockholder value as presented by Eloquent's management at the meetings of Eloquent's board of directors on January 8, 2003. Based on such information, Eloquent's board of directors concluded that remaining an independent entity was not in its stockholders' best interests due to concerns regarding Eloquent's deteriorating financial position and business prospects as a standalone entity. Eloquent's board of directors believes the effects of Eloquent's weakened financial position prevented Eloquent from succeeding as an independent company. Eloquent's board of directors also considered liquidating of Eloquent, but determined that the sale to Open Text would be more beneficial to Eloquent stockholders because the stockholders would likely receive more cash in the Open Text transaction and the merger proceeds would be received more quickly given the necessary delay that would be imposed if liquidation proceedings would have been initiated.

      The decision of Eloquent's board of directors was based upon a number of potential benefits of the transaction, including the following:

      - the Merger Consideration relative to the historical market prices of Eloquent common stock, and in particular the fact that the anticipated $0.30 - $0.34 per share of Merger Consideration represents an 11.6% - 27.6% premium over the closing price of Eloquent common stock one month prior to announcement;

      - the judgment of the board of directors, based on extended arm's-length negotiations with Open Text, that the anticipated $0.30
            - $0.34 per share price represented the highest price that could be negotiated with Open Text;

      - that the Merger Consideration is all cash, which provides certainty of value to Eloquent's stockholders compared to a transaction in which they would receive stock or other non-cash consideration, especially in light of the recent volatility of the stock market;



                                      19.

      - the financial stability of Open Text and the fact that the merger is not subject to a financing condition.

      - the support for the proposed transaction by Eloquent's largest stockholders, who collectively hold approximately 26% of the outstanding stock, as evidenced by their willingness to enter into voting agreements with Open Text;

      - the financial analysis and presentation by U.S. Bancorp Piper Jaffray and the opinion of U.S. Bancorp Piper Jaffray that, as of the date of the opinion, and based on procedures followed, assumptions made, the matters considered and the limitations on the review undertaken described in the opinion (which is attached as Annex B), consideration payable to Eloquent's stockholders in the merger was fair to such stockholders from a financial point of view (please see "Opinion of U.S. Bancorp Piper Jaffray" for more information on U.S. Bancorp Piper Jaffray's fairness opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken);

      - that the Merger Agreement enables Eloquent to participate in discussions and negotiations with, furnish non-public information and afford access to Eloquent's books and records to any third party that submits an unsolicited competing bid to acquire Eloquent (subject to the limitations described under "The Merger Agreement - No Solicitation" on page 47 of this proxy statement); and

      - that the Merger Agreement permits Eloquent to terminate the Merger Agreement so that Eloquent may enter into a definitive agreement for a competing proposal that Eloquent's board of directors believes to be superior to the proposed merger with Open Text, subject to the requirements of the Merger Agreement and the payment by Eloquent of a termination fee of 5% of the Merger Consideration plus, if Eloquent consummate a transaction with another party within nine months of termination of the Merger Agreement, 13% of the amount received by Eloquent or Eloquent's stockholders over the Merger Consideration.

      Eloquent's board of directors also identified and considered a number of additional factors in its deliberations concerning the proposed transaction, including the following:

      - the prospects and the potential stockholder value that could be expected to be generated if Eloquent were to remain an independent, publicly traded company, including Eloquent's business strategy going forward, cash reserves, the uncertainty of being able to expand into new markets and to increase revenue from existing customers, and the potential of consolidation in Eloquent's industry and increased competition, especially from competitors with greater name recognition and financial and other resources;

      - the fact that U.S. Bancorp Piper Jaffray and members of Eloquent's management had contacted 65 selected companies (including Open
            Text), regarding their interest in a possible acquisition transaction with Eloquent and, although each party was afforded ample time and information to submit an offer, of those contacted only Open Text had made a formal offer to acquire Eloquent that Eloquent's board of directors determined to be in the best interests of Eloquent's stockholders;

      - the potential stockholder value that could be expected from other alternatives, including liquidation, a cash dividend, or restructuring of Eloquent's operations;

      - that a cash transaction prevents Eloquent's stockholders from being able to participate in any value creation that Eloquent could generate going forward, as well as any future control premium, and similarly that Eloquent's stockholders would not participate in the expected synergies between Eloquent and Open Text;

      - the limitations that the Merger Agreement imposes on Eloquent's ability to operate its business until the transaction closes or is terminated;



                                      20.

      - the risk that the transaction might not be consummated, and in particular the number of conditions to completion of the merger and the possibility that one or more conditions might not be satisfied;

      - in the event that the transaction is not consummated, the possible negative effects of the announcement of the merger on Eloquent's relationships with customers and suppliers, employee morale and potential loss of key employees, and the impact on sales, operating results and stock price; and

      - the current and anticipated regional, national and international economic climate.

      The preceding discussion of the information and factors considered by the board of directors of Eloquent is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and, in view of the number and wide variety of positive and negative factors considered in connection with its evaluation of the merger, and the complexity of these matters, Eloquent's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Eloquent's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

BOARD OF DIRECTORS RECOMMENDATION

      After careful consideration, the Eloquent board of directors has determined that the Merger Agreement and the merger are advisable and fair to, and in the best interests of, Eloquent and its stockholders.

      THE ELOQUENT BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AND UNANIMOUSLY RECOMMENDS, THAT THE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

      In considering the recommendation of Eloquent's board of directors with respect to the merger, you should be aware that certain directors and executive officers of Eloquent have interests in the merger that are different from, or are in addition to, the interests of Eloquent stockholders generally. Please see the section entitled "Interests of Eloquent's Directors and Executive Officers in the Merger" on page 28.

OPINION OF U.S. BANCORP PIPER JAFFRAY

      Eloquent retained U.S. Bancorp Piper Jaffray to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Eloquent stockholders in the transaction.

      U.S. Bancorp Piper Jaffray delivered to the board of directors of Eloquent on January 8, 2003 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid to Eloquent stockholders in the proposed merger was fair, from a financial point of view, to those stockholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this document as Annex B and is incorporated into this document by reference.

      While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Eloquent stockholders in the proposed merger, which was determined through negotiations between Eloquent and Open Text. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the Eloquent board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by Eloquent stockholders in the proposed merger, does not address Eloquent's underlying business decision to proceed with or effect the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Eloquent might engage and does not constitute a recommendation to any Eloquent stockholder as to how to vote in the merger.



                                      21.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray's review included:

      -     a draft dated January 7, 2003 of the Merger Agreement;

      - publicly available financial, business and operating information relative to Eloquent;

      -     a liquidation analysis prepared by management of Eloquent;

      - publicly available market and securities data of Eloquent and of selected public companies deemed comparable to Eloquent;

      - to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger;

      - internal financial forecasts of Eloquent prepared by management of Eloquent; and

      - a range of estimates of Net Cash Shortfall prepared by management of Eloquent.

      In addition, U.S. Bancorp Piper Jaffray visited the headquarters of Eloquent and conducted discussions with members of senior management of Eloquent concerning the financial condition, current operating results and business outlook of Eloquent and the combined company following the merger.

      The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Eloquent:

CONSIDERATION

      Based on a range of estimates of Net Cash Shortfall prepared by Eloquent management and giving effect to the aggregate amount of cash to be exchanged in the merger and the outstanding Eloquent common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate estimated cash consideration payable in the transaction for Eloquent common stock, and the resulting estimated cash consideration payable per share of Eloquent stock shown below. Net Cash Shortfall is defined as the positive difference, if any, between $4.3 million and Net Cash, measured at the earlier of March 31, 2003 or at the close of business five business days prior to closing.

                                                 HIGH VALUE         LOW VALUE
                                                 ----------         ---------
Eloquent Management's Estimates
   of Net Cash Shortfall(1).................        $0.0         ($0.866 Million)
Merger Consideration(2).....................   $6.720 Million     $5.854 Million
Merger Consideration per Fully
   Diluted Share(2).........................        $0.34             $0.30
Enterprise Value(2)(3).......................  ($3.605 Million)   ($4.471 Million)

----------
(1) The difference in the high value and low value of Net Cash Shortfall is generally based on a range of estimates by Eloquent management of Eloquent's (i) cash operating income for the first quarter of 2003, (ii) net accounts receivable collected, (iii) cash settlement of accounts payable and accruals, (iv) lease settlement payments, (v) employee severance payments, (vi) professional fees and (vii) directors and officers insurance costs. With the consent of Eloquent, U.S. Bancorp Piper Jaffray assumed that the consideration payable in the transaction will be in accordance with Eloquent management's range of estimates of Net Cash Shortfall.

(2) Assumes all of the consideration placed in escrow will be received by Eloquent shareholders.

(3) Enterprise Value is calculated as Merger Consideration plus debt less cash and cash equivalents on Eloquent's balance sheet as of December 31, 2002.

                                      22.

ELOQUENT MARKET ANALYSIS

      U.S. Bancorp Piper Jaffray reviewed the stock trading history of Eloquent common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

            Closing price on January 7, 2003.................  $0.41
            1 week closing average...........................  $0.39
            1 month closing average..........................  $0.33
            2 month closing average..........................  $0.31
            12 month closing average.........................  $0.43
            1 week prior closing price.......................  $0.39
            1 month prior closing price......................  $0.27
            2 month prior closing price......................  $0.28
            52 week high trade...............................  $0.95
            52 week low trade................................  $0.20

      U.S. Bancorp Piper Jaffray also presented selected price and volume distribution data and illustrated the relative stock price performance of Eloquent against the comparable group described below and the Nasdaq Stock Market.

      In considering the prevailing market for Eloquent common stock, U.S. Bancorp Piper Jaffray noted that Eloquent has a small market capitalization, limited trading volume, limited institutional sponsorship and diminishing research sponsorship. Further, U.S. Bancorp Piper Jaffray noted that Eloquent common stock had been experiencing atypical trading volume for the period from December 26, 2002 until January 8, 2003.

ELOQUENT COMPARABLE COMPANY ANALYSIS

      U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Eloquent to corresponding data and ratios from five publicly traded companies deemed comparable to Eloquent. This group comprised Centra Software, Inc., Loudeye Corp., Sonic Foundry, Inc., Virage, Inc. and Visual Data Corp. This group was selected from companies with equity values less than $25.0 million that primarily provide rich media software solutions focused on corporate communications.

      This analysis produced multiples of selected valuation data as follows:


                                      23.

                                           ELOQUENT    ELOQUENT                COMPARABLE COMPANIES
                                           HIGH        LOW          -----------------------------------------
                                           VALUE(1)    VALUE (2)     LOW       MEAN        MEDIAN       HIGH
                                           --------    ---------     ---       ----        ------       ----
Equity value to latest twelve months
  revenue ..............................       2.7x         2.4x     0.5x       0.8x         0.7x        1.2x
Equity value to estimated calendar year
  2002 revenue..........................       3.0x         2.6x     0.5x       0.8x         0.8x        1.2x
Equity value to estimated calendar year
  2003 revenue..........................       2.8x         2.4x     0.6x       0.6x         0.6x        0.6x
Per share equity value as a percentage
  of 52 week high stock price...........      36.3%        31.7%    11.1%      19.4%        19.6%       31.5%

----------
      (1)   Based on $0.34 estimate of Merger Consideration per share.

      (2)   Based on $0.30 estimate of Merger Consideration per share.

COMPARABLE TRANSACTION ANALYSIS

      U.S. Bancorp Piper Jaffray reviewed nine acquisition transactions (the "Comparable Transactions") involving companies that it deemed comparable to Eloquent. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

      - transactions that were announced between January 1, 2001 and January 7, 2003;

      - transactions in which 100% of a domestic public target company was acquired;

      - transactions involving target companies with similar primary SIC codes as Eloquent that were not internet service providers;

      - transactions involving target companies with an enterprise value of less than $20 million;

      - transactions involving target companies with latest twelve months revenues of less than $20 million;

      - transactions involving target companies with negative earnings before interest, taxes, depreciation and amortization for the trailing twelve months prior to announcement; and

      - transactions which were not asset acquisitions, self-tenders, exchange offers, minority stake purchases, acquisitions of remaining interest, privatizations or financial sponsor transactions.

      U.S. Bancorp Piper Jaffray performed its analysis on the following transactions:

          TARGET COMPANY                            ACQUIRING COMPANY
          --------------                            -----------------
      Vicinity Corp.                          Microsoft Corp.

      ClickAction Inc.                        InfoUSA Inc.

      SignalSoft Corp.                        Openwave Systems Inc.

      CompuTrac Inc.                          RainMaker Software Inc. (USA)

      net.Genesis Corp.                       SPSS Inc.

      SoftQuad Software Ltd.                  Corel Corp.

      Microware Systems Corp.                 RadiSys Corp.


                                      24.

      CUseeMe Networks Inc.                   First Virtual Communications

      Mediconsult.com Inc.                    CyBear Inc. (Andryx Corp.)

      U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Eloquent derived from the estimated consideration payable in the merger.

                                          ELOQUENT     ELOQUENT          COMPARABLE TRANSACTIONS
                                            HIGH          LOW      ------------------------------------
                                          VALUE(1)     VALUE(2)    LOW       MEAN      MEDIAN      HIGH
                                          --------     --------    ---       ----      ------      ----
Equity value to latest twelve months
  revenue..............................       2.7x         2.4x    0.2x      2.0x       1.9x       5.4x

----------
      (1)   Based on $0.34 estimate of Merger Consideration per share.
      (2)   Based on $0.30 estimate of Merger Consideration per share.

PREMIUMS PAID ANALYSIS

      U.S. Bancorp Piper Jaffray reviewed publicly available information for the Comparable Transactions discussed above to determine the implied premiums payable in the transactions over recent trading prices. The premium calculations for Eloquent stock are based upon the estimated Merger Consideration.

                                          ELOQUENT     ELOQUENT             COMPARABLE TRANSACTIONS
                                            HIGH          LOW      -----------------------------------------
                                          VALUE(1)     VALUE(2)      LOW        MEAN       MEDIAN       HIGH
                                          --------     --------      ---        ----       ------       ----
One day before announcement............     (16.0%)      (26.5%)   (77.1%)      27.1%       41.7%       53.8%
One week before announcement...........     (23.5%)      (33.1%)   (71.4%)      28.2%       38.5%       70.0%
One month before announcement..........      27.6%        11.6%    (42.8%)      26.5%       17.6%      136.8%

----------
      (1)   Based on $0.34 estimate of Merger Consideration per share.
      (2)   Based on $0.30 estimate of Merger Consideration per share.

Eloquent Discounted Cash Flow Analysis

      U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Eloquent in which it calculated the present value of the projected hypothetical future cash flows of Eloquent using internal financial planning data prepared by Eloquent management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Eloquent based on the net present value of its implied annual cash flows and a terminal value for Eloquent in 2005 calculated based upon a multiple of revenues. U.S. Bancorp Piper Jaffray applied a discount rate of 35% and a range of terminal value multiples of 0.6x to 1.0x of forecasted 2005 revenues. This analysis yielded the following results which were compared to the Eloquent high value estimated cash consideration payable in the transaction of $0.34 per share and low value estimated cash consideration payable in the transaction of $0.30 per share:


                                      25.

                       PER SHARE EQUITY VALUE OF ELOQUENT

            Low...................................................  $ 0.26
            Mid...................................................    0.28
            High..................................................    0.30

                       AGGREGATE EQUITY VALUE OF ELOQUENT
                                 (in thousands)

            Low...................................................  $ 5,128
            Mid...................................................    5,447
            High..................................................    5,776

ELOQUENT MANAGEMENT LIQUIDATION ANALYSIS

      U.S. Bancorp Piper Jaffray reviewed a liquidation analysis of Eloquent's assets and liabilities prepared by the management of Eloquent to estimate the potential range of the net amount realizable for distribution to shareholders from a liquidation of Eloquent. The net amount realizable was based on Eloquent management's internal estimates as to the potential market value of Eloquent assets, the amount of Eloquent's liabilities and potential expenses associated with the liquidation.

      The management liquidation analysis encompasses a review of the book value of Eloquent's assets and liabilities estimated by Eloquent management as of December 31, 2002. These estimates were then discounted to reflect various liquidation adjustments, based on internal estimates of Eloquent management. The management liquidation analysis was then further adjusted to reflect termination of leases, cash operating losses, contingencies and other costs associated with wrap-up and liquidation, including salaries, severance, fees and expenses of advisors and directors and officers insurance, as estimated by Eloquent management. The following is a summary of the results of this analysis (all values except per share values are in millions and note that due to rounding, the values for "Net Liquidation Equity Available to Shareholders" are approximately $10,000 less than if the values were calculated from the other values in the table):

                                                              HIGH VALUE(1)            LOW VALUE(1)
                                                              -------------            ------------
                                                          HIGH(2)        LOW(2)    HIGH(2)       LOW(2)
                                                          -------        ------    -------       ------
Total Assets...........................................    $11.54       $10.41     $11.54       $10.41
Total Liabilities......................................    $ 0.55       $ 0.55     $ 0.55       $ 0.55
                                                           ------       ------     ------       ------
Net Assets.............................................    $10.99       $ 9.86     $10.99       $ 9.86
Less Liquidation Costs of Other Claims:
    Cash Operating Loss (1/1/03- Liquidation)..........    $ 0.22       $ 0.43     $ 0.22       $ 0.43
    Maintenance of Existing Leases.....................    $ 0.00       $ 0.05     $ 0.00       $ 0.05
    Directors and Officers Insurance...................    $ 0.85       $ 0.85     $ 1.30       $ 1.30
    Severance..........................................    $ 1.71       $ 1.79     $ 1.71       $ 1.79
    Professional Fees..................................    $ 0.47       $ 0.52     $ 0.47       $ 0.52
    Lease Buyouts and Terminations.....................    $ 1.95       $ 1.95     $ 2.15       $ 2.15
    Contingency and Other..............................    $ 0.00       $ 0.50     $ 0.00       $ 0.50
                                                           ------       ------     ------       ------
Net Liquidation Equity Available to Shareholders.......    $ 5.80       $ 3.78     $ 5.15       $ 3.13

Net Liquidation Equity per Share.......................    $ 0.30       $ 0.19     $ 0.27       $ 0.16

----------
      (1) The high value and low value are based on the same estimates for directors and officers insurance and lease buyout and termination expenditures as in Eloquent management's high value and low value estimates of Net Cash Shortfall at assumed closing, respectively.

      (2) The differences in the high and low liquidation values are generally based on a range of estimates by Eloquent management regarding (i) the potential amount realizable for Eloquent's accounts receivable, prepaid expenses and deferred production costs and property and equipment, net, (ii) employee related expenses for a


                                      26.

            four to six month shutdown period, (iii) severance and vacation payouts, (iv) payments for accountants, lawyers and investment bankers and (v) contingency and other expenses.

      In reaching its conclusion as to the fairness of the Merger Consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

      The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Eloquent or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Eloquent was compared and other factors that could affect the public trading value of the companies.

      For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Eloquent, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Eloquent that the information provided to it by Eloquent was prepared on a reasonable basis in accordance with industry practice and with regard to financial planning data, estimates (including, without limitation, the Net Cash Shortfall estimates) and other business outlook information, reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based. U.S. Bancorp Piper Jaffray also assumed the merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, U.S. Bancorp Piper Jaffray assumed that, in the course of obtaining regulatory approvals for the merger, if any, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the merger.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Eloquent and, except for the liquidation analysis prepared by management of Eloquent referred to above, was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray made no physical inspection of the properties or assets of Eloquent. U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned real estate, or any pending or threatened litigation including, without limitation, the litigation related to Eloquent's initial public offering, possible unasserted claims or other contingent liabilities, to which Eloquent or its affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray's opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

      U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Eloquent common stock have traded or may trade following announcement of the merger or at any future time. U.S. Bancorp Piper Jaffray's opinion addressed only the consideration to be received by shareholders of Eloquent and no other term or agreement relating to the merger. With Eloquent's consent, U.S. Bancorp Piper Jaffray assumed for purposes of its opinion that the aggregate consideration will be fully paid to the shareholders of Eloquent, including, without limitation, any portion of the consideration held in the escrow pursuant to the Merger Agreement. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances and economic, market and other conditions as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not


                                      27.

undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

      U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. U.S. Bancorp Piper Jaffray makes a market in the common stock of Eloquent. Additionally, U.S. Bancorp Piper Jaffray and its affiliates own 93,450 shares of Eloquent common stock.

      Under the terms of the engagement letter dated May 14, 2002, Eloquent has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 3.0% of the aggregate consideration paid to Eloquent or its stockholders in connection with a purchase or sale transaction of Eloquent for U.S. Bancorp Piper Jaffray's financial advisory services, provided that such fee shall in no event be less than $1,000,000. Eloquent paid U.S. Bancorp Piper Jaffray a retainer fee of $50,000 that will be credited against payment of the fee for financial advisory services. Eloquent also agreed to pay U.S. Bancorp Piper Jaffray $300,000 for rendering its opinion, that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Eloquent has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

INTERESTS OF ELOQUENT'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

      In considering the recommendation of Eloquent's board of directors in favor of the merger, Eloquent's stockholders should be aware that members of its board of directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Eloquent's stockholders. Such interests relate to or arise from, among other things:

INDEMNIFICATION AND INSURANCE

      The Merger Agreement provides that each indemnification agreement currently in effect between Eloquent and each current and former director or officer of Eloquent at or prior to the closing and any indemnification provision under Eloquent's certificate of incorporation or bylaws as currently in effect will be fulfilled and honored in all respects after closing. The Acquiror also agreed that the certificate of incorporation and bylaws of the corporation following closing will contain provisions with respect to limitations on director and officer liability and indemnification that are at least as favorable to the current and former directors or officers of Eloquent as those currently contained in Eloquent's certificate of incorporation and bylaws. For a period of three years after closing, the Acquiror also agreed not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any current or former officer or director, unless such modification is required by law. In addition, Acquiror has agreed that Eloquent may prior to the closing purchase directors' and officers' liability insurance for its directors and officers for acts or omissions occurring prior to the effective time of the merger covering a period of up to three years after the effective time of the merger. Eloquent intends to purchase such insurance, which will decrease Net Cash and Net Cash at Closing.

RETENTION BONUSES

      Eloquent's board of directors has implemented a retention bonus program to provide incentives to three of Eloquent's employees to stay with Eloquent pending closing of the merger. These three employees, Dr. Reid, David Glazer and Ronald Schneider, will be paid retention bonuses of $40,000, $30,000 and $30,000, respectively, on closing of the transaction. In addition, R. John Curson will be provided a bonus of up to $50,000 at closing in connection with his ability to secure directors' and officers' liability insurance at or below certain agreed prices and his successful restructuring of Eloquent's lease for its corporate headquarters in San Mateo, California, at or above certain agreed cost recoveries.


                                      28.

EMPLOYMENT AGREEMENTS

      As a condition to execution of the Merger Agreement, Acquiror required the three employees receiving retention bonuses discussed above to enter into employment agreements with Eloquent.

      Dr. Reid, Mr. Glazer and Mr. Schneider have entered into employment agreements with Eloquent at the time of execution of the Merger Agreement, which will become effective at the effective time of the merger, to serve in the positions of Vice President, Collaborative Solutions, Architect of the Corporation and Senior Director, Software Development, respectively, at an annual salary of $215,000, $175,000 and $150,000, respectively. In addition, each individual will be entitled to receive variable compensation based on Eloquent achieving certain performance targets.

      The term of the agreements is for a minimum of one-year term beginning on the effective time of the merger, and subject to one-year renewal terms to be negotiated between Eloquent and the employee. Each of the employees can be terminated prior to the term if he: (i) engages in any act materially injurious to Eloquent or its affiliates, monetarily or otherwise; (ii) engages in any act of dishonesty resulting in personal gain at Eloquent's or its affiliates' expense; (iii) fails to abide by the terms of any resolution of Eloquent's board of which he is made known prior to his failure; and (iv) breaches any material term of his employment agreement and he fails to cure such breach, if it is capable of being cured, within ten days of being notified of his failure. After the one-year term, each employee may terminate his employment with three months' advance written notice to Eloquent. The employee may terminate his employment with thirty days written notice, and no cure within such time period by Eloquent, if Eloquent: (i) materially breaches any material term of his employment agreement; (ii) significantly reduces his duties, authority or responsibilities or is assigned duties inconsistent with his employment agreement; or (iii) the portion of his compensation deemed variable compensation is changed resulting in a material reduction of such compensation. In addition, the employee may terminate his employment at any time if the principal offices at which he performs his duties for Eloquent is relocated more than 50 miles from where he currently performs his duties. If the employee's employment is terminated for a reason other than one of the reasons set forth above or if he terminates his employment for a reason set forth above, the employee will be entitled to severance payments equal to three (3) months of his salary and any variable compensation to which he would have been entitled during such three month period had his employment not so terminated.

      The employment agreements also require that each employee agree that:

      - during the term of the employment agreement and for two years following the termination for any reason of such employee's employment with Eloquent, the individual shall not, within Canada, the United States or any other country in which Eloquent or its affiliates carries on business, engage, whether as principal, agent, officer, director, employer, employee, consultant, partner, member or shareholder of any firm, company or other entity or group or otherwise, alone or in association with any other individual, firm, company or group or otherwise, in any "Competing Business," except that, the individual may:

            - maintain a passive investment in publicly held entities provided that the individual does not have more than a five percent beneficial ownership in any such entity, or

            - serve as an officer or director of any entity, the majority of the voting securities of which is owned by Eloquent, or

            - with respect to Dr. Reid only, following the date of his termination of employment with Eloquent, and with at least two weeks' prior written notice to Eloquent, serve as partner, member or investor in any venture capital fund, provided that for two years following the termination of his employment, the Executive may not actively work on, advise or serve on the board of directors of, and shall be screened using an "ethical wall" and other customary and appropriate procedures from those members of the firm having active involvement with, any person engaged in a Competing Business;


                                      29.

      - during his employment with Eloquent, he shall not, whether as principal, agent, officer, director, employer, employee, consultant, partner, member or shareholder of any firm, corporation or other entity or group, or in any individual or representative capacity whatsoever or otherwise, directly or indirectly, solicit any customer, prospective customer, supplier, or prospective supplier of Eloquent or any of its affiliates for any business purpose other than for the benefit of Eloquent;

      - for two years following the termination of his employment, he shall not, whether as principal, agent, officer, director, employer, employee, consultant, partner, member or shareholder of any firm, corporation or other entity or group, or in any individual or representative capacity whatsoever or otherwise, directly or indirectly, solicit any customer, prospective customer, supplier, or prospective supplier of Eloquent or any of its affiliates that could reasonably be viewed as diminishing the business prospects of Eloquent; and

      - during the term of the employment agreement and for two years following the termination for any reason of such employee's employment with Eloquent, he shall not, as a principal, agent, employee, employer, consultant, officer, director, shareholder, member or partner of any firm, Eloquent or other entity or group or in any individual or representative capacity whatsoever without the prior express written consent of Eloquent, solicit employees or independent contractors currently, or during the preceding three months formerly employed with, Eloquent or any affiliate thereof.

For purposes of the employment agreements, "Competing Business" is defined as the creation, development, promotion, sale, lease, licensing, servicing or offer for sale, lease or license of any products or services that compete with the product or services in the Enterprise Groupware/Collaboration Software market, as offered or sold by Eloquent or any of its affiliates at any time during the two years immediately preceding such termination of the individual's employment.

RIGHTS OF DISSENTING STOCKHOLDERS

      Any Eloquent stockholder who does not wish to accept the consideration provided in the merger Agreement has the right to demand, pursuant to either Delaware or California law, the appraisal of, and to be paid the fair market value for, the stockholder's shares of Eloquent common stock. The value of the Eloquent common stock for this purpose will exclude any element of value arising from the completion of the merger.

      It is a condition precedent to Acquiror's obligation to close the merger that less than 5% of the outstanding shares of Eloquent common stock shall have exercised their rights to dissent under Section 262 of the Delaware General Corporate Law and Chapter 13 of the California General Corporate Law.

DELAWARE LAW

      The discussion of the provisions set forth below is not intended to be a complete statement of your appraisal rights under Delaware law. Rather, it is only a guide for a stockholder who wishes to exercise his or her appraisal, and is qualified in its entirety by reference to the full text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C, and incorporated herein be reference. Stockholders intending to exercise appraisal rights pursuant to Delaware law should carefully review Annex C. Failure to follow precisely any of the statutory procedures for exiting appraisal rights set forth in Annex C may result in a termination or waiver of these rights.

      If the merger is consummated, dissenting holders of Eloquent common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of Eloquent common stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely


                                      30.

could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Eloquent common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Eloquent before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote "for" the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Eloquent common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      An Eloquent stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Eloquent at its address at 1730 South El Camino Real, San Mateo, California 94402, Attention: President. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Eloquent common stock. Within ten days after the effective time of the merger, Eloquent must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to Eloquent a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Eloquent, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders' request is received by Eloquent or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective time of the merger (but not thereafter), either Eloquent or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Eloquent shares of stockholders entitled to appraisal rights. Eloquent has no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with
Section 262, service of a copy must be made upon Eloquent, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Eloquent. If a petition is filed by Eloquent, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Eloquent and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Eloquent. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in


                                      31.

Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      Eloquent stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Certain Material United States Federal Income Tax Consequences of the Merger" on page 36.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with the consent of Eloquent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as Eloquent has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any Eloquent stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder's appraisal rights.

      STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER PROPOSAL IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
      SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

CALIFORNIA LAW

      Although Eloquent is a Delaware corporation, Eloquent is subject to certain provisions of California pursuant to Section 2115 of the California General Corporation Law. The discussion of the provisions set forth below is not intended to be a complete statement of your dissenters' rights under California law. Rather it is only a guide to a stockholder who wishes to exercise his or her dissenters' rights and is qualified in its entirety by reference


                                      32.

to the text of the relevant provisions of California law, which are attached to this proxy statement as Annex D, and incorporated herein by reference. Stockholders intending to exercise dissenters' rights pursuant to California law should carefully review Annex D. Failure to follow precisely any of the statutory procedures for perfecting dissenters' rights set forth in Annex D may result in a termination or waiver of these rights.

      All Eloquent stockholders who wish to assert dissenters' rights must hold the shares of stock on the date of dissenting from the merger and must continuously hold such shares through the effective time of the merger in order to elect to have the fair value of their shares of Eloquent common stock (exclusive of any element of value arising from the accomplishment of the merger) judicially appraised and paid to them in cash, provided that they individually comply with the provisions of Chapter 13 of the California General Corporation Law.

      The following is a brief summary of Chapter 13, which sets forth the procedures under California law for dissenting from the merger and demanding statutory dissenters' rights. This proxy statement constitutes notice to holders of Eloquent common stock concerning the availability of dissenters' rights under Chapter 13.

      The rights of Eloquent stockholders who dissent in connection with the merger are governed by specific legal provisions contained in Chapter 13 of the California General Corporation Law. Instead of accepting the consideration provided in the Merger Agreement in exchange for their shares, stockholders can decide to receive the "fair market value" of such shares. This right is known as a "dissenter's right." If a stockholder wishes to exercise his or her dissenter's right he or she must not vote in favor of the merger and must meet certain other conditions, which are set out in full in Annex D.

      Under Chapter 13, if the merger is consummated, any shares of Eloquent common stock as to which dissenters' rights are properly exercised will not be exchanged for the consideration provided in the Merger Agreement, but instead will be converted into the right to receive in cash the "fair market value" of such shares, determined as of the day before the first announcement of the terms of the merger, and excluding any appreciation or depreciation in consequence of the merger. For shares of Eloquent common stock to qualify as dissenting shares,
(i) the holders of such shares must not have voted in favor of the merger, (ii) the holder of such shares must make written demand on Eloquent to purchase such shares at "fair market value" and (iii) the holder of such shares must submit stock certificates for endorsement (as described below).

      If the merger is approved at the special meeting of the holders of Eloquent common stock, Eloquent will, within ten days after such approval, mail to any stockholder who may have a right to require Eloquent to purchase his, her or its shares for cash as a result of making a demand (as described below), a notice that the required stockholder approval of the merger was obtained (the "Notice of Approval"), accompanied by a copy of Chapter 13. The Notice of Approval will set forth the price determined by Eloquent to represent the "fair market value" of any dissenting shares (which shall constitute an offer by Eloquent to purchase such dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by such stockholders who wish to exercise their dissenters' rights.

      Within 30 days after the date on which the Notice of Approval was mailed,

      - Eloquent must receive the written demand of the dissenting stockholder, which is required by law to contain a statement concerning the number and class of shares of Eloquent common stock held of record by such dissenting stockholder and what the stockholder claims to be the fair market value of the dissenting shares as of the close of business on the day immediately prior to the announcement of the merger (the statement of fair market value in such demand by the dissenting stockholder constitutes an offer by the dissenting stockholder to sell the dissenting shares at such price); and

      - the dissenting stockholder must submit Eloquent stock certificate(s) representing the dissenting shares to Eloquent at its principal office at 1730 South El Camino Real, San Mateo, California 94402. The Eloquent stock certificate will be stamped or endorsed with a statement that the shares are dissenting shares or will be exchanged for Eloquent stock certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting stockholder, the dissenting stockholder may demand the same price. This would constitute an acceptance of the


                                      33.

            offer by Eloquent to purchase the dissenting stockholder's stock at the price stated in the Notice of Approval.

      If Eloquent and a dissenting stockholder agree upon the price to be paid for the dissenting shares, upon the dissenting stockholder's surrender of the Eloquent stock certificates representing the dissenting shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between Eloquent and the dissenting stockholder) is required by law to be paid to the dissenting stockholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later.

      If Eloquent and a dissenting stockholder disagree as to the price for such dissenting shares or disagree as to whether such dissenting shares are entitled to be classified as dissenting shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the superior court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any action pending on such a complaint. Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      Any party may appeal the court's judgment determining the fair market value of the dissenting shares. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against Eloquent if the appraised value determined by the court exceeds the price offered by Eloquent.

      On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint an impartial appraiser to determine, the fair market value of the shares.

      The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in authorizing the merger. Furthermore, no stockholder who is entitled to assert dissenters' rights under Chapter 13 shall have any right to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger has been legally voted in favor of the merger.

      Dissenting shares may lose their status as such and the right to demand payment will terminate if, among other reasons:

      -     the merger is abandoned;

      - the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class;

      - the dissenting stockholder and Eloquent do not agree upon the status of the shares as dissenting shares or upon the price of such shares and the dissenting stockholder fails to file suit against Eloquent or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the stockholder; or

      - the dissenting stockholder withdraws his or her demand for the purchase of the dissenting shares with the consent of Eloquent.

      ALL ELOQUENT STOCKHOLDERS THAT WISH TO EXERCISE DISSENTERS' RIGHTS PURSUANT TO CALIFORNIA LAW OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW ANNEX D, AND ANY NOTICE THAT IS SENT BY ELOQUENT AFTER APPROVAL OF THE MERGER, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD


                                      34.

      CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.

ACCOUNTING TREATMENT

      The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

FORM OF THE MERGER

      Subject to the terms and condition of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, 1220 Acquisition Corporation, a wholly-owned subsidiary of Open Text and a party to the Merger Agreement, will merge with and into Eloquent. Eloquent will survive the merger as a wholly-owned subsidiary of Open Text.

MERGER CONSIDERATION

      At the effective time of the merger, each outstanding share of Eloquent common stock, other than treasury shares and those shares held by stockholders who perfect their appraisal or dissenters' rights (as described in "The Merger -- Rights of Dissenting Stockholders" on page 30), will be converted into the right to receive a ratable share of the Merger Consideration in cash (without interest and less applicable withholding taxes). The "Merger Consideration" is $6,720,000 minus the "Net Cash Shortfall," which is defined as the positive difference, if any, between $4,300,000 and "Net Cash" (as defined on page 9). As described below, $1,000,000 of the Merger Consideration will be deposited into escrow to secure certain indemnification obligations of Eloquent to Open Text and certain affiliates. The total Merger Consideration received by the Eloquent stockholders will be reduced up to this $1,000,000 to the extent there are any amounts paid to satisfy such claims. Treasury shares will be canceled immediately prior to the effective time of the merger. As of the effective time of the merger, all shares of Eloquent common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of Eloquent common stock (other than stockholders who have perfected their appraisal or dissenters' rights) will cease to have any rights as a stockholder, except the right to receive the ratable portion of the Merger Consideration. The aggregate Merger Consideration was determined through arm's-length negotiations between Eloquent and Open Text.

ESCROW

      Of the Merger Consideration to be paid at closing, $1,000,000 will be deposited into an escrow account held by U.S. Bank, N.A., as escrow agent. This amount will be held until the later of the first anniversary of the closing or six months after such time as a final judgment is entered in the IPO Litigation and such judgment becomes final and nonappealable. As more fully described on page 49, indemnification from the amounts held in escrow will be the exclusive remedy for Open Text, Acquiror, Eloquent, as the surviving corporation, and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns for any damages resulting from the IPO Litigation. Any claims paid, however, will reduce the total Merger Consideration paid to the Eloquent stockholders.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

      The conversion of Eloquent common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Open Text's paying agent will send a transmittal letter to each former Eloquent stockholder. The transmittal letter will contain instructions for obtaining cash in exchange for shares of Eloquent common stock. Eloquent stockholders should not return stock certificates with the enclosed proxy.

      In the event of a transfer of ownership of Eloquent common stock that is not registered in the records of Eloquent's transfer agent, the cash consideration for shares of Eloquent common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

      - the certificate is properly endorsed or otherwise is in proper form for transfer; and


                                      35.

      - the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes to Eloquent, the surviving corporation in the merger, that the tax has been paid or is not applicable.

      The cash paid upon conversion of shares of Eloquent common stock will be issued in full satisfaction of all rights relating to the shares of Eloquent common stock.

EFFECTIVE TIME OF THE MERGER

      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as set forth in the certificate of merger. The filing of the certificate of merger will occur not later than the fifth business day after satisfaction or waiver of the conditions to the completion of the merger described in the Merger Agreement.

DELISTING AND DEREGISTRATION OF ELOQUENT COMMON STOCK

      If the merger is completed, Eloquent common stock will be delisted from the Nasdaq SmallCap Market and will cease to be a reporting company under the Securities Exchange Act of 1934.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a summary of certain material federal income tax consequences of the merger to Eloquent stockholders whose shares of Eloquent common stock are converted into the right to receive the Merger Consideration in the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of dissenters' rights or appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the shares of Eloquent common stock are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances, or those stockholders subject to special treatment under the Federal income tax laws (for example, dealers in securities, financial institutions, mutual funds, life insurance companies, tax-exempt organizations or foreign persons) or to stockholders who acquired their shares of common stock through the exercise of employee stock options, pursuant to an employee stock purchase plan, exercise of warrants, or other compensation arrangements who hold their shares as part of an integrated investment such as a hedge, straddle or other risk reduction transaction, or who hold shares that are qualified small business stock for purposes of Section 1202 of the Code. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a stockholder. Accordingly, all Eloquent stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

CONSEQUENCES OF THE MERGER TO ELOQUENT STOCKHOLDERS

General

      - The receipt of the Merger Consideration (and any cash amounts received by dissenting stockholders pursuant to the exercise of dissenters' rights or appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the shares of Eloquent common stock converted to cash in the merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of the merger, the shares of Eloquent common stock were held for more than one year.


                                      36.

            Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income.

      - For the treatment applicable to stockholders who recognize a gain and who do not elect out of the installment method of reporting, the installment method of reporting may be available. See "Installment Method," below. For the treatment applicable to stockholders if the installment method is not available or who elect out of the installment method of reporting or who have a loss, see "Current Value Method," below. For rules applicable to stockholders who receive payments pursuant to the exercise of dissenters' or appraisal rights, see "Dissenters' Rights," below.

Installment Method

      - Because a deferred payment from the escrow may be received after the close of the taxable year in which the merger becomes effective, any gain realized by an Eloquent stockholder from the exchange of the stockholder's Eloquent common stock must be reported on the installment method, unless the stockholder affirmatively elects out of or is otherwise ineligible for installment method treatment. (The installment method does not apply to Eloquent stockholders who will recognize a loss.)

      - An Eloquent stockholder may elect out of the installment method of reporting by filing the appropriate form with the stockholder's tax return for the tax year in which the merger becomes effective. For the treatment applicable to stockholders who elect out of the installment method of reporting, see "Current Value Method," below.

      - The installment method of reporting will require an Eloquent stockholder to recognize gain ratably over the total payments of Merger Consideration received in the merger and from the escrow. The amount of gain recognized on each such payment to an Eloquent stockholder will be equal to such payment multiplied by the ratio calculated below. The numerator of the ratio equals the Amount Realized as defined below less the Eloquent stockholder's basis in the stockholder's Eloquent common stock, and the denominator of the ratio equals the Amount Realized. The "Amount Realized" equals the sum of the cash Merger Consideration received by the Eloquent stockholder in the merger plus the amount of the Merger Consideration allocated to the escrow on behalf of the Eloquent stockholder. Any such gain will be long-term capital gain if the Eloquent stockholder has held the Eloquent common stock for more than one year at the date of the merger.

      - In the event the Eloquent stockholders receive a distribution from the escrow, a portion of such distribution may be deemed to be interest income. The interest amount will equal the excess of the amount received over its present value at the date of the merger, calculated using the applicable federal rate (the "AFR") as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. Any such amount treated as interest will be ordinary income and will not be treated as Merger Consideration.

      - On the final distribution of Merger Consideration from the escrow (or when it is determined that there will be no final distribution) the amount of a stockholder's total gain will be recalculated and the stockholder will generally recognize additional gain or loss at such time in order to adjust the total gain recognized by the stockholder so that it equals the recalculated gain.

Current Value Method

      - If the installment method is not available for an Eloquent stockholder (including stockholders who have a loss) and for Eloquent stockholders who elect out of the installment method, gain or loss will generally be recognized as of the date of the merger. The amount of gain or loss, if any, will be equal to the difference between the stockholder's basis in Eloquent common stock and the sum of the cash Merger Consideration received by the stockholder in the merger plus the "Escrow Value" as defined


                                      37.

            below. This gain or loss will be long-term capital gain or loss if the Eloquent stockholder has held the Eloquent common stock for more than one year at the date of the merger. Although not free from doubt, the Escrow Value will be based, among other factors, on the likely amount to be received by the Eloquent stockholders from the escrow that constitutes Merger Consideration and will require an assessment of the likely claims against the escrow, an estimate of the income to be earned by the escrow and the application of a time value of money discount factor.

      - In the event the Eloquent stockholders receive a distribution from the escrow and the distribution is deemed to be a payment on a debt instrument, then a portion of such distribution may be deemed to be interest income. The interest amount will equal the excess of the amount received over its present value at the date of the merger, calculated using the applicable federal rate (the "AFR") as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. Any such amount treated as interest will be ordinary income and will not be treated as Merger Consideration.

      - If the portion of any distribution from the escrow that is treated as Merger Consideration is more or less than the expected value used to calculate the stockholder's gain or loss at the date of the merger, the stockholder will generally recognize additional gain or loss at the time of such distribution.

Dissenters' Rights

      - Under specified circumstances, holders of Eloquent common stock may be entitled to dissenters' or appraisal rights in connection with the Merger. See "Rights of Dissenting Stockholders." If dissenters' or appraisal rights are available and a holder of Eloquent common stock receives cash pursuant to the exercise of such rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder's tax basis in such Eloquent common stock. Holders of Eloquent common stock who exercise dissenters' or appraisal rights are urged to consult their own tax advisors.

FEDERAL BACKUP TAX WITHHOLDING

      Under the Code, a stockholder may be subject, under certain circumstances, to "backup withholding" at a 30% rate with respect to payments made in connection with the Merger. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Backup withholding generally applies if the stockholder:

      - Fails to furnish his or her social security number or other taxpayer identification number ("TIN");

      -     Furnishes an incorrect TIN;

      -     Fails properly to report interest or dividends; or

      - Under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding.

      To prevent federal backup income tax withholding with respect to cash received pursuant to the merger or from the escrow, a stockholder must either provide the exchange agent with a correct taxpayer identification number and certify whether such stockholder is subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the Letter of Transmittal or establish a basis for exemption from backup withholding. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain foreign individuals.


                                      38.

      Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ELOQUENT STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

REGULATORY MATTERS

      Although all business combination transactions are subject to U.S. antitrust laws and also may be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to closing of the merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

OUTSTANDING AWARDS UNDER ELOQUENT'S EQUITY INCENTIVE PLANS AND WARRANTS TO PURCHASE COMMON STOCK

      Acquiror will not be assuming any of the obligations under any of Eloquent's equity incentive plans (the "Plans"). As a result, pursuant to the terms of the Merger Agreement and the Plans, each award outstanding under the plans will terminate at the effective time of the merger. Accordingly, holders of any awards under any of the Plans must choose either to exercise such awards prior to the effective time or to allow such award to terminate at the effective time.

      In addition, Eloquent's board of directors has terminated its employee stock purchase plan as of the effective time of the merger. The outstanding rights to purchase Eloquent common stock will continue until the effective time of the merger and any accumulated payroll deductions under the ongoing offering under the employee stock purchase plan will be used to conduct a purchase of Eloquent common stock immediately prior to the effective time of the merger.

      Eloquent also has four outstanding warrants to purchase Eloquent common stock. These warrants either will expire pursuant to their terms at the effective time of the merger if not exercised prior to such time or are required by the terms of the Merger Agreement to be terminated prior to the effective time. Eloquent intends to obtain the early termination of any such warrants that do not terminate at the effective time.


                                      39.

                              THE MERGER AGREEMENT

      The following description summarizes the material provisions of the Merger Agreement. Stockholders should read carefully the Merger Agreement, which is attached as Annex A to this proxy statement.

REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains customary representations and warranties made by Eloquent relating to, among other things:

      -     corporate organization and similar corporate matters;

      -     Eloquent's capital structure;

      - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters;

      - documents filed by Eloquent with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities of Eloquent;

      - the accuracy of information supplied by Eloquent in connection with this proxy statement;

      -     absence of certain changes or events since September 30, 2002;

      - Eloquent's possession of necessary permits and governmental authorizations to operate its business;

      - filing of material tax returns and payment of material taxes by Eloquent;

      -     outstanding and pending litigation of Eloquent;

      - the status of and accuracy of information provided in connection with the IPO Litigation pending against Eloquent and certain information about the directors' and officers' insurance policies providing of coverage in connection with such litigation;

      - matters relating to the Employee Retirement Income Security Act for Eloquent and other employee benefits matters;

      - absence of changes in benefit plans and employment agreements, and labor relations, of Eloquent;

      - environmental matters that might have material adverse effects on Eloquent;

      - absence of liabilities other than as reflected in financial statements;

      -     compliance with worker safety laws;

      -     existence of products, services and other warranty claims;

      -     accounts receivable of Eloquent;

      - suppliers, customers, distributors and significant employees of Eloquent;

      -     transactions with affiliated persons of Eloquent;


                                      40.

      -     title to material properties and assets of Eloquent;

      -     intellectual property of Eloquent;

      -     insurance policies of Eloquent;

      - satisfaction of actions necessary to render Delaware takeover statutes to be inapplicable to the merger;

      - the required stockholder vote of Eloquent stockholders to approve the transaction;

      - other than U.S. Bancorp Piper Jaffray, no broker, investment banker, or other person is entitled to any broker's finder's or other similar fee or commission in connection with the merger or the Merger Agreement based on arrangements made by Eloquent.

      -     receipt of fairness opinion by Eloquent from its financial advisor;
            and

      - the representations and warranties made by Eloquent do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statement contained therein not misleading.

      The Merger Agreement also contains customary representations and warranties made by Open Text and Acquiror relating to, among other things:

      - corporate organization and similar corporate matters of Open Text and Acquiror;

      - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters of Open Text and Acquiror;

      - the accuracy of information supplied by Open Text and Acquiror in connection with this proxy statement; and

      - no broker, investment banker, or other person is entitled to any broker's finder's or other similar fee or commission in connection with the merger or the Merger Agreement based on arrangements made by Acquiror.

CONDITIONS TO THE COMPLETION OF THE MERGER

      Each of Eloquent and Acquiror are obligated to complete the merger only if the following conditions are met or waived by such party:

      - the merger and the Merger Agreement must be approved by and adopted by the requisite vote of Eloquent stockholders;

      - all governmental approvals necessary to effect the transactions shall have been obtained;

      - no court having jurisdiction over any of the parties shall have issued an order that is then in effect and has the effect of making the merger or any of the transactions contemplated by the Merger Agreement illegal; and

      - there shall be no suit or proceeding pending or threatened against any of the parties for the purpose or with the consequence of delaying or preventing the merger or any of the transactions contemplated by the Merger Agreement or that, if adversely decided could impose any condition, penalty or requirement that, individually or in the aggregate could have a Materials Adverse Effect on Eloquent or Acquiror.


                                      41.

      Acquiror is obligated to complete the merger only if the following additional conditions are met by Eloquent or waived by Acquiror:

      - Eloquent has obtained certain consents, approvals and authorizations;

      - holders of not more than 5% of Eloquent's outstanding shares shall have properly exercised and not revoked their rights to dissent to the Merger or seek appraisal rights under applicable state law;

      - Eloquent has taken all action required to terminate all of its equity incentive plans and its employee stock purchase plan, such that all of the issued and outstanding options to purchase common stock shall be terminated, and all of the outstanding warrants to purchase common stock shall have been terminated;

      - Eloquent has executed and delivered an agreement governing the escrow (the "Escrow Agreement");

      - Each of Dr. Reid, Mr. Glazer and Mr. Schneider has delivered Employment, Non-Compete and Non-Solicitation Agreements and none shall have breached or expressed an intention to breach his agreement or shall otherwise be unable to perform his duties under his agreement;

      - Dr. Reid has executed and delivered an agreement to Acquiror agreeing to undertake obligations to cooperate with and lend assistance to Eloquent, as the surviving corporation after the merger, with respect to the resolution of the IPO Litigation and the prosecution of claims under the directors' and officers' liability insurance policies;

      - the representations and warranties of Eloquent set forth in the Merger Agreement shall have been true and correct when made and shall be true and correct on and as of the effective time of the merger as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect (defined below) on Eloquent; and

      - Eloquent has performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the effective time.

      In addition, Acquiror will not be obligated to complete the merger if there has been a Material Adverse Change with respect to Eloquent or with respect to the IPO Litigation. The Merger Agreement defines Material Adverse Change with respect to Eloquent as any change, event, occurrence, state of facts or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets (whether tangible or intangible), liabilities, customer or supplier relationships, earnings or results of operations or the business prospects and condition (financial or otherwise), of Eloquent and its subsidiaries, taken as a whole or a material adverse effect on the ability of Eloquent to perform its obligations under the Merger Agreement or on the ability of the party to consummate the merger and the transactions contemplated hereby without material deviation from the terms, conditions and time frame with and in which such actions would otherwise be consummated in the absence of such change, occurrence, state of facts or effect. The Merger Agreement provides that a Material Adverse Change shall not include any change, event, occurrence, state of facts or effect relating to:

      - the economy or securities markets of the United States or any other region in general or the software industry in general, other than in the case where the effects on Eloquent are materially disproportionate to the effects on the other entities operating in those markets or the software industry; or

      - the implementation of a cost-reduction plan to be implemented between execution of the Merger Agreement and the effective time in accordance with the terms thereof.


                                      42.

The Merger Agreement further provides that a Material Adverse Change means, when used with respect to the IPO Litigation, any change, event, occurrence, state of facts or effect that has resulted or could reasonably be expected to result in any amount being payable by Acquiror or Eloquent with respect to such litigation (other than the retention under Eloquent's directors' and officers' liability insurance policies) that is not covered by such insurance policies.

      Acquiror's obligation to complete the merger is subject to the further condition that Eloquent's Net Cash at Closing be at least $2,500,000. "Net Cash" and "Net Cash at Closing" are defined as the difference between (1) the sum of Eloquent's cash and cash equivalents and accounts receivable, net of customary reserves for doubtful accounts, and (2) the sum of Eloquent's (i) trade accounts payable, (ii) accrued liabilities with respect to attorneys' fees, investment banker fees, accountants' fees, consulting fees, rent, return of Eloquent's deposit of a sublessee of Eloquent's former office space in New York, employee compensation (including wages, bonuses, commissions, severance and accrued vacation), settlement of Eloquent's lease obligations, purchase of directors' and officers' insurance (including "tail" insurance to be in effect for not more than three years after the closing) and taxes and (iii) other liabilities that are accrued or required to be accrued associated with the business operations of Eloquent excluding warranty accruals, deferred revenues and other reasonable accruals that do not represent an obligation to make cash payments. "Net Cash" shall not be less than zero and shall be calculated as of the earlier to occur of March 31, 2003 and the close of business five (5) business days prior to the closing and "Net Cash at Closing" shall be calculated at the close of business five (5) business days prior to the closing. In calculating Net Cash and Net Cash at Closing, Eloquent is required to accrue all liabilities for investment banking fees, attorneys' fees, accountants' fees and for the purchase of directors' and officers' insurance and other expenses associated with the closing of the transaction contemplated by the Merger Agreement that Eloquent reasonably expects to accrue between said calculation date and the closing.

      Eloquent is obligated to complete the merger only if the following additional conditions are met by Acquiror or waived by Eloquent:

      - the representations and warranties of Acquiror set forth in the Merger Agreement shall have been true and correct when made and shall be true and correct on and as of the effective time of the merger as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect on Acquiror;

      - Acquiror has performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the effective time; and

      - Acquiror and the Escrow Agent have executed and delivered the Escrow Agreement.

      Eloquent can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Eloquent cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend on the facts and circumstances leading to Eloquent's decision to complete the merger and whether Eloquent believes there has been a material change in the terms of the merger and such change's effect on Eloquent's stockholders. In making its determination, Eloquent would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of Eloquent as an independent entity. If Eloquent determines that a waiver of a condition would materially change the terms of the merger, it will resolicit proxies.

CONDUCT OF BUSINESS BY ELOQUENT PENDING THE MERGER

      Under the Merger Agreement, Eloquent has agreed that prior to the effective time of the Merger, except as expressly permitted below, during the period from the date of the Merger Agreement through the effective time, Eloquent shall, and shall cause each of its subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use all commercially reasonable


                                      43.

best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the effective time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement or as otherwise expressly contemplated by the cost reduction plan developed by Eloquent, approved by Acquiror prior to execution of the Merger Agreement and to be implemented prior to the effective time (the "Performance Plan"), Eloquent shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Acquiror (which will not be unreasonably withheld, delayed or conditioned):

      - other than dividends paid by wholly-owned subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such;

      - other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

      - purchase, redeem or otherwise acquire any shares of capital stock of Eloquent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

      - issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under Eloquent's existing equity incentive plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Eloquent common stock upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their current terms;

      -     amend Eloquent's current certificate of incorporation or bylaws;

      - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

      - sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than sales in the ordinary course of business;

      - incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than indebtedness, loans, advances, capital contributions and investments between Eloquent and any of its wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practices;

      - alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Eloquent or any of its subsidiaries;

      - except for such pre-existing arrangements that were disclosed to Acquiror at the time of the Merger Agreement, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any of its pension plans, welfare plans, employee benefit plans or employment or consulting agreement;

      - except for such pre-existing arrangements as were disclosed to Acquiror at the time of the Merger Agreement, increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of Eloquent or any of its subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material


                                      44.

            respect or take action (excluding any acts of Eloquent required to be taken, including any notices to be given, under any of Eloquent's equity incentive plans) to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      - knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any of its subsidiaries by any applicable material federal, state, local or foreign law, rule, regulation, guideline or ordinance;

      - make any change to accounting policies or procedures (other than actions required to be taken by U.S. generally accepted accounting principles or by the SEC);

      - prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

      - make or rescind any express or deemed tax election related to taxes or change any of its methods of reporting income or deductions for tax purposes;

      - commence any litigation or proceeding with respect to any material tax liability or settle or compromise any material tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

      - enter into or amend any agreement or contract with any customer, supplier, sales representative or agent (i) having a term in excess of three months and that is not terminable by Eloquent or a subsidiary without penalty or premium by notice of 30 days or less, other than customer maintenance agreements entered into in the ordinary course of business consistent with past practice, or (ii) that involves or is expected to involve obligations of $25,000 or more during the term thereof;

      - enter into or amend any other agreement or contract material to Eloquent and its subsidiaries outside the ordinary course of business;

      -     purchase any real property;

      - make or agree to make any new capital expenditure or expenditures that in the aggregate are in excess of $25,000;

      - except in the ordinary course of business consistent with past practice, enter into or amend any agreement or contract with any other person pursuant to which Eloquent or any of its subsidiaries is the licensor or licensee of any intellectual property;

      - pay, accelerate, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of Eloquent and its subsidiaries included in documents required to be filed with the SEC or incurred in the ordinary course of business consistent with past practice;

      - authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or


                                      45.

      - enter into any settlement agreement with respect to the IPO Litigation pending against Eloquent that results in the payment of funds by Eloquent or has a Material Adverse Effect on Eloquent.

      Notwithstanding the foregoing, Eloquent shall not be prohibited from:

      - paying any investment banking fees, attorneys' fees or accountants' fees related to the transactions contemplated by the Merger Agreement; or

      - paying the costs of directors' and officers' insurance (including tail insurance to be in effect for not more than three years after the Closing).

      In addition, Eloquent is required to, and is required to cause each of its subsidiaries to, timely and effectively implement the cost reduction plan developed by Eloquent and approved by Acquiror prior to the execution of the Merger Agreement.

      In connection with the IPO Litigation, Eloquent is also required to use all commercially reasonable best efforts to take all actions necessary to:

      - to defend all claims asserted in the litigation and to obtain a favorable, final resolution of it;

      - to maintain the applicability of all directors' and officers' liability insurance policies and to assert and prosecute claims for coverage under such policies;

      - to keep Acquiror informed of significant developments in the litigation;

      - as advised by counsel to Eloquent, to provide Acquiror with copies of all correspondence, communications or analyses, and notify Acquiror of all significant facts or developments in the litigation;

      - to cause Clifford Reid to deliver an agreement undertaking obligations to cooperate with and lend assistance to Eloquent, as the surviving corporation after the merger, with respect to the resolution of the litigation and the prosecution of claims under the insurance policies; and

      - to cooperate with Acquiror in its efforts to secure insurance coverage for Acquiror as a named insured under the existing directors' and officers' insurance policies for the litigation.

COMMERCIALLY REASONABLE BEST EFFORTS

      Open Text and Eloquent have each agreed, on the terms and subject to the conditions set forth in the Merger Agreement, to use all commercially reasonable best efforts to take all actions necessary to complete the merger, including:

      - obtaining all necessary governmental approvals and the making of all necessary registrations and filings (including governmental filings) and taking all reasonable steps as may be necessary to obtain governmental approvals or waivers (including those in connection with antitrust takeover approvals);

      - obtaining of all necessary consents, approvals or waivers from third parties; and

      - executing and delivering any additional instruments necessary to consummate the merger.

However, no party shall be required to defend any lawsuits or other legal proceedings (other than the IPO Litigation) challenging the Merger Agreement. Further, without the consent of the other parties, no party may consent to any voluntary delay of the consummation of the merger at the behest of the government.


                                      46.

      Each party is also required not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it such that the other party would be entitled to terminate the Merger Agreement.

NO SOLICITATION

      Eloquent has agreed not to, and has agreed not to permit any officer, director, employee, financial advisor, attorney or other advisor or representative to (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to Eloquent in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, the receipt of any Takeover Proposal. If Eloquent receives an unsolicited Takeover Proposal that Eloquent's board of directors determines is a Superior Proposal, Eloquent may provide information subject to a confidentiality agreement, negotiate with the party making such proposal, and, after having satisfied certain requirements to allow Open Text the opportunity to modify its proposal, enter into a letter of intent with such party and Eloquent's board of directors may recommend it to the Eloquent stockholders.

      A Takeover Proposal is defined as any proposal or offer for (i) a merger or other business combination involving Eloquent or any of its subsidiaries where the stockholders of Eloquent immediately prior to such merger or business combination would own, immediately following such merger or business combination, less than 80% of the equity securities of the surviving entity; or
(ii) an acquisition in any manner, directly or indirectly, of greater than 20% of the equity interests in, greater than 20% of voting securities of, or a material portion of the assets of Eloquent and its subsidiaries, taken as a whole; or (iii) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by the Merger Agreement or that could reasonably be expected to dilute or adversely affect materially the benefits to Acquiror of the transaction contemplated by the Merger Agreement, other than the transactions contemplated by the Merger Agreement.

      A Superior Proposal is defined as a bona fide written Takeover Proposal not solicited in violation of the Merger Agreement with terms that a majority of the disinterested members of Eloquent's board of directors determines, at a duly constituted meeting of the board of directors or by unanimous written consent, in its reasonable good faith judgment, to be more favorable to Eloquent's stockholders than the Merger Agreement and the merger (after consultation with Eloquent's outside legal counsel and independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the Merger Consideration) and for which financing, to the extent required, is then committed or, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with Eloquent's independent financial advisor), is reasonably capable of being obtained by such third party.

TERMINATION

      The Merger Agreement may be terminated under certain circumstances, including:

      -     by mutual written consent of both Eloquent and Acquiror;

      - by either Eloquent or the Acquiror if the other party shall have failed to comply in all material respects with any of its covenants contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

      - by Acquiror if the closing condition with respect to the accuracy of Eloquent's representations and warranties would not be met as of the closing, or by Eloquent if the closing condition with respect to the accuracy of Acquiror's representations and warranties would not be met as of the closing, in each case if such inaccuracy is not cured within five business days following receipt by the other party of written notice of such inaccuracy;


                                      47.

      - by Eloquent or Acquiror if the Merger has not been effected on or prior to the close of business on April 30, 2003; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

      - by Eloquent or Acquiror if (i) the special meeting of Eloquent's stockholders (including any adjournments thereof) shall have been held and completed and the Eloquent stockholders shall have taken a final vote on a proposal to adopt the Merger Agreement and (ii) the required approval of the stockholders of Eloquent shall not have been obtained;

      - by Acquiror if (i) Eloquent's board of directors shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of Eloquent and its stockholders, or shall have resolved to do so, (ii) Eloquent's board of directors shall have recommended to the stockholders of Eloquent any competing proposal to acquire Eloquent or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Eloquent is commenced, and Eloquent's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

      - by Eloquent or Acquiror if Eloquent enters into a merger, acquisition or other agreement (including an agreement in principle) to effect an unsolicited takeover determined by Eloquent's board of directors to be a Superior Proposal or Eloquent's board of directors resolves to do so; provided, however, Eloquent may not terminate the Merger Agreement pursuant to this provision unless (i) Eloquent has delivered to Acquiror a written notice of its intent to enter into an agreement to effect such transaction, (ii) two business days have elapsed following delivery to Acquiror of such written notice by Eloquent and (iii) during such two business day period Eloquent has fully cooperated with Acquiror, including informing Acquiror of the terms and conditions of such transaction and the identity of the other party to such transaction, with the intent of enabling Acquiror to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; provided, further, that Eloquent may not terminate the Merger Agreement pursuant to this provision unless at the end of such two business day period Eloquent's board of directors continues reasonably to believe that the Takeover Proposal meets the requirements of being a Superior Proposal when compared to the merger (taking into account any such modification as may be proposed by Acquiror and after consultation with Eloquent's independent financial advisor) and concurrently with such termination Eloquent pays to Acquiror a termination fee;

      - by Acquiror if Acquiror reasonably determines that the timely satisfaction of any of the conditions to closing Eloquent must satisfy, described above, has become impossible (other than as a result of any failure on the part of Acquiror to comply with or perform any covenant of Acquiror in the Merger Agreement); or

      - by Eloquent if it reasonably determines that the timely satisfaction of any of the conditions to closing Acquiror must satisfy, described above, has become impossible (other than as a result of any failure on the part of Eloquent to comply with or perform any of its covenants in the Merger Agreement).

EXPENSES AND TERMINATION FEES

      The Merger Agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses.

      Under certain circumstances, however, Eloquent may be required to pay Open Text a termination fee equal to 5% of the Merger Consideration plus, if Eloquent consummate a transaction with another party within nine


                                      48.

months of termination of the Merger Agreement, 13% of the amount received by Eloquent or its stockholders over the Merger Consideration. The circumstances under which this termination fee would be due are if:

      - Eloquent's board of directors fails to recommend or, if requested, confirm its recommendation of the merger or adversely modifies or withdraws that recommendation, or recommends a competing transaction, or publicly announces any of the foregoing prior to the termination of the Merger Agreement;

      - Eloquent's board of directors receives a Takeover Proposal and enters into an agreement with the party making such proposal, or approves a takeover proposal or completes the competing transaction that is the subject of such proposal, in each case at any time within nine months after its termination of the Merger Agreement, unless Eloquent's termination was due to Acquiror's or Open Text's material breach of its obligations under the Merger Agreement; or

      - Eloquent breaches any covenant of the Merger Agreement or any of Eloquent's representations or warranties in the Merger Agreement are untrue upon execution of the Merger Agreement or at the closing (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein) and such failure of a covenant, representation or warranty has a material adverse effect on Eloquent and Acquiror terminates and is validly entitled to terminate the Merger Agreement as a result of such failure and Eloquent were not entitled to terminate the Merger Agreement due to Acquiror's or Open Text's material breach of its obligations under the Merger Agreement.

      If the closing does not occur prior to the termination of the Merger Agreement for any reason other than a material breach by Acquiror or Open Text of its obligations under the Merger Agreement and Acquiror is not entitled to the termination fee described above, Eloquent is required to reimburse Acquiror's actual costs and expenses incurred in connection with the Merger Agreement including, without limitation, legal fees and expenses, up to a maximum amount equal to 3% of the Merger Consideration.

INDEMNIFICATION

      The Merger Agreement provides that the Acquiror, Open Text and Eloquent, as the surviving corporation, will be indemnified, defended and held harmless for all damages incurred in connection with the IPO Litigation. With a limited exception, the sole remedy for indemnification are the funds deposited into escrow at closing pursuant to the terms of an escrow agreement and interest earned thereon.

      To manage the indemnification process, an agent is being nominated to act on behalf of the Eloquent stockholders. By approval of the Merger, each Eloquent stockholders will be conclusively deemed to have consented to and approved, as applicable: (i) the Escrow Agreement as to any funds to which such Eloquent stockholder may be entitled thereunder; and (ii) the irrevocable appointment of White & Lee LLP, a law firm headquartered in Menlo Park, California, as the representative of the Eloquent stockholders, and as the attorney-in-fact and agent for and on behalf of each such stockholder with full power of substitution, to act in the name, place and stead of the Eloquent stockholders with respect to any and all actions or decisions necessary, desirable or appropriate to be taken in connection with or as provided in the Merger Agreement and the escrow agreement, with respect to the disposition, settlement or other handling of claims for indemnification and claims, rights or obligations governed or arising under the escrow agreement. White & Lee can act on behalf of stockholders with respect to all indemnity claims and claims under the Escrow Agreement so long as all Eloquent stockholders are treated in a consistent manner in accordance with their interests or they consent in writing to different treatment. Each Eloquent stockholder will be bound by all actions taken by White & Lee as to any funds to which such stockholder may be entitled from the escrow Amount in connection with indemnification claims. If White & Lee shall resign or become unable to fulfill its responsibility as Stockholder Agent, then it or its successor in interest (as applicable) shall promptly appoint a successor, who shall, upon such appointment, become the Stockholder Agent.


                                      49.

                                ESCROW AGREEMENT

      The funds deposited into escrow for indemnification purposes will be held pursuant to an Escrow Agreement between Open Text, White & Lee, and U.S. Bank, N.A. (the "Escrow Agent"). As described above, the funds held in escrow will generally be the sole remedy for Acquiror, Eloquent, as the surviving corporation, Open Text, and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (the "Acquiror Group") for all damages incurred in connection with the IPO Litigation. In addition, subject to fulfilling any claims for damages for the Acquiror Group, White & Lee may seek indemnification from the funds held in escrow for any claims arising out of serving as stockholder agent.

      The funds will be held in a tax-exempt interest bearing account or tax-exempt money market instruments, with any interest payable on the funds held as part of the escrow fund. If either the Acquiror Group or White & Lee believes it is entitled to payment from the escrow fund, such party must notify the Escrow Agent and the other party. The party not making the demand has 20 days to object to the demand for payment. If no objection is received, the Escrow Agent may pay such demand, up to the amount of funds held in escrow. If the party not making the demand objects, the Escrow Agent may not make any payment until either the parties provide joint notice agreeing to the release or a court of competent jurisdiction enters a final non-appealable order directing delivery of the money.

      Any distributions to the former Eloquent stockholders following termination of the escrow fund will be made pro rata in proportion to the amounts each such stockholder is deemed to have contributed based on its stockholdings in Eloquent prior to the effective time.

      On expiration of the Escrow Period, if any member of the Acquiror Group or the Stockholder Agent shall have asserted a claim for indemnity and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow an amount in cash equal to the value of the asserted claim until such matter is resolved.

      The Escrow Agreement shall terminate upon the release by the Escrow Agent of all of the escrow funds in accordance with the Escrow Agreement.


                                      50.

                             STOCKHOLDERS AGREEMENTS

      Simultaneously with the execution and delivery of the Merger Agreement, Open Text and Acquiror entered into stockholders agreements with certain Eloquent stockholders, who on the record date together were the holders of record of approximately 26% of the outstanding Eloquent common stock.

VOTING

      The stockholders agreed, among other things, to vote their shares of Eloquent common stock in favor of the adoption of the Merger Agreement and of the approval of the terms thereof and of the merger at the special meeting of stockholders (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the merger and the Merger Agreement is sought. The stockholders also agreed to vote against any Merger Agreement or merger (other than the Merger Agreement and the merger with Acquiror), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Eloquent or any of its subsidiaries or any other takeover proposal or any amendment of Eloquent's certificate of incorporation or bylaws or other proposal or transaction involving Eloquent or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. In order to secure these obligations, the stockholders granted an irrevocable proxy and power of attorney with respect to any of their shares of Eloquent common stock with respect to such matters to Acquiror and any designee of Acquiror.

RESTRICTIONS ON TRANSFER AND OTHER VOTING ARRANGEMENTS

      Subject to certain limited restrictions, the stockholders have also agreed not to sell, transfer, pledge, assign or otherwise dispose of any of their shares of Eloquent common stock prior to the date of the special meeting of Eloquent stockholders. In addition, the stockholders have agreed not to enter into any other voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the shares.

NO SOLICITATION

      The stockholders agreed not to solicit, initiate or encourage the submission of any takeover proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to Eloquent or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any takeover proposal.

TERMINATION

      The stockholder agreements terminate on the earlier of the effective time of the Merger or the termination of the Merger Agreement pursuant to its terms.


                                      51.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of Eloquent common stock as of January 15, 2003 by: (i) each director; (ii) each named executive officer; (iii) all executive officers and directors of Eloquent as a group; and (iv) all those known by Eloquent to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Eloquent, Inc., 1730 South El Camino Real, San Mateo, California 94402.

                                                                        BENEFICIAL OWNERSHIP (1)
                                                                       --------------------------
                                                                        NUMBER OF     PERCENT OF
                          BENEFICIAL OWNER                               SHARES          TOTAL
---------------------------------------------------------------------  -----------   ------------
Open Text Corporation (2)............................................   6,750,786        32.1%
     185 Columbia Street West
     Waterloo, Ontario
     Canada N2L 5Z5

Entities associated with Foundation Capital (3)......................   3,358,192        17.4%
     70 Willow Road, Suite 200
     Menlo Park, CA 94025

Entities associated with ONSET Ventures(4)...........................   2,182,507        11.3%
     2490 Sand Hill Road
     Menlo Park, CA 94025

Entities associated with Crosslink Capital, Inc.(5)..................   1,334,787         6.9%
     555 California Street
     Suite 2350
     San Francisco, CA 94104

Entities associates with Perkins Capital Management, Inc.(6).........   1,171,750         6.1%
     730 East Lake Street
     Wayzata, MN 55391

Anthony P. Brenner(7)................................................     139,730          *
     1466 Greenwich Street
     San Francisco, CA 94104

Michael E. Herman (8)................................................     224,120         1.2%
     6201 Ward Parkway
     Kansas City, MO 64113

Sarah M. Nolan (9)...................................................      60,870          *

Terry L. Opdendyk(10)................................................   2,259,497        11.7%
     c/o ONSET Ventures
     2490 Sand Hill Road
     Menlo Park, CA 94025

Clifford A. Reid, Ph.D. (11).........................................   2,433,314        12.4%

R. John Curson (12)..................................................     641,108         3.2%

David Glazer (13)....................................................     993,897         5.0%

All executive officers and directors as a group (7 persons) (14).....   6,752,536        32.1%

----------
*     Less than one percent.


                                      52.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Eloquent believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 19,355,563 shares outstanding on January 15, 2003, adjusted as required by rules promulgated by the SEC.

(2) Includes 5,050,036 shares of common stock and 1,702,500 shares underlying currently exercisable stock options held by Anthony P. Brenner, R. John Curson, David Glazer, Michael E. Herman, Michael E. Herman Revocable Trust, Herman Family Trading Company, L.P., Sarah Nolan, ONSET Enterprise Associates II, L.P., ONSET Enterprise Associates III, L.P., ONSET Venture Services, Terry L. Opdendyk, Clifford Reid and Vail Fishing Partners (each individually, a "Stockholder," and collectively, the "Stockholders"). Each of the Stockholders has entered into a Stockholder Agreement with Open Text and Acquiror whereby each Stockholder has agreed to provide Acquiror and any nominee of Acquiror with a proxy to vote shares owned by such Stockholder in favor of the Merger Agreement. Pursuant to the proxy contained in the Stockholder Agreements, Open Text and Acquiror, a wholly owned subsidiary of Open Text, posses shared power to direct certain votes of the 6,750,786 shares of Eloquent common stock held by the Stockholders, and Open Text thus may be deemed to beneficially own such shares. Neither Open Text nor Acquiror hold any outstanding shares of Eloquent common stock. Open Text and Acquiror disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(3) Includes 1,537,522 shares held by Foundation Capital, L.P., 141,574 shares held by Foundation Capital Entrepreneurs Fund, L.L.C, and 1,679,096 shares held by Foundation Capital Management, L.L.C. James C. Anderson, William
      B. Elmore, Kathryn C. Gould, and Paul G. Koontz are affiliated with Foundation Capital, L.P., Foundation Capital Entrepreneurs Fund, L.L.C, and Foundation Capital Management, L.L.C., and they share voting and investment power over all such shares. Ms. Gould and Messrs. Anderson, Elmore, and Koontz disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(4) Includes 1,668,103 shares held by ONSET Enterprise Associates II, L.P. ("ONSET Associates II"), 429,404 shares, held by ONSET Enterprise Associates III, L.P. ("ONSET Associates III"), and 85,000 shares underlying currently exercisable stock options granted to Terry Opdendyk, a director of Eloquent, under Eloquent's 1999 Equity Incentive Plan, and assigned to ONSET Venture Services Corporation ("ONSET Venture Services", known collectively with ONSET Associates II and ONSET Associates III as the "ONSET Funds"). If these options were exercised in full within 60 days of January 15, 2003, 10,000 of these shares would be subject to a repurchase right in favor of Eloquent. OEA II Management, L.P. ("OEA II") is a general partner of ONSET Associates II, and OEA III Management, L.L.C. ("OEA III") is a general partner of ONSET Associates III. Mr. Opdendyk currently serves as Chairman of ONSET Venture Services, General Partner of OEA II and Managing Director of OEA III, and he shares voting and investment power over all shares held by these entities. Robert F. Kuhling, Jr. is also affiliated with OEA II Management, L.P., OEA III Management, L.L.C., ONSET Venture Services, ONSET Associates II, and ONSET Associates III, and he shares voting and investment power over all such shares. Messers. Opdendyk and Kuhling disclaim beneficial ownership of all these shares within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934.

(5) Includes 49,998 shares held by Crossover Fund III Management, L.L.C. ("Crossover Fund"), 30,000 shares held by Delta Growth Management, Inc. ("Delta Growth"), 1,254,789 shares held by Crosslink Omega III Holdings, L.L.C. ("Crosslink Omega" known collectively with Crossover Fund and Delta Growth as the "Crosslink Funds"). Crosslink Capital, Inc. ("Crosslink Capital") is affiliated with each of the Crosslink Funds. Michael J. Stark and Seymour Franklin Kaufman are affiliated with Crossover Fund, Crosslink Omega, Delta Growth, and Crosslink Capital, and they share voting and investment power over all such shares. Vladimir S. Jacimovic is affiliated with Crossover Fund and Crosslink Omega, and he shares voting and investment power over all such shares. Daniel John Dunn and Thomas Edward Bliska are affiliated with Crossover Fund, and they share voting and investment power over all such shares. Messrs. Brenner, Stark, Kaufmann, Jacimovic, Dunn, and Bliska disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(6) Perkins Capital Management, Inc. ("Perkins Capital") has investment power with respect to 1,171,750 shares but has voting power with respect to none of such shares. Richard C. Perkins is a manager of Perkins Capital and has investment power over all 1,171,750 of such shares. Mr. Perkins holds 103,000 of these shares in his personal account with Perkins Capital, and he disclaims beneficial ownership of all but these 103,000 shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. There is no single person or entity that exercises voting power over these shares. Each individual holder of a Perkins Capital account retains voting power with respect to the number of shares of Eloquent common stock held in the Perkins Capital account of such individual. No individual's Perkins Capital account represents more than 1% of Eloquent.


                                      53.

(7) Includes 29,730 outstanding shares and 110,000 shares underlying currently exercisable stock options granted to Mr. Brenner under Eloquent's 1999 Equity Incentive Plan. If these options were exercised in full within sixty (60) days of January 15, 2003, 24,583 of these shares would be subject to a repurchase right in favor of Eloquent.

(8) Includes 42,870 shares held by the Michael E. Herman Revocable Trust of which Mr. Herman serves as trustee. Includes 29,100 shares held by Vail Fishing Partners of which Mr. Herman is a general partner. Includes 1,750 shares held by Mr. Herman's wife, Karen Herman, but Mr. Herman disclaims beneficial ownership of such 1,750 shares held by his wife within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Includes 40,400 shares held by the Herman Family Trading Company, L.P. Mr. Herman serves as the sole trustee of the sole general partner of Herman Family Trading Company. Includes 25,000 shares underlying currently exercisable stock options granted to Mr. Herman under Eloquent's 1997 Equity Incentive Plan and transferred by Mr. Herman to the Herman Family Trading Company, L.P. and 85,000 shares underlying currently exercisable stock options granted to Mr. Herman under Eloquent's 1999 Equity Incentive Plan and held by him in his individual capacity. If these options were exercised in full within sixty (60) days of January 15, 2003, 24,583 of these shares would be subject to a repurchase right in favor of Eloquent.

(9) Includes 870 outstanding shares and 60,000 shares underlying currently exercisable stock options granted to Ms. Nolan under Eloquent's 1999 Equity Incentive Plan and held by her in her individual capacity. If these options were exercised in full within sixty (60) days of January 15, 2003, 43,333 of these shares would be subject to a repurchase right in favor of Eloquent.

(10) Includes 2,182,507 shares held by the ONSET Funds. Mr. Opdendyk, a director of Eloquent, is affiliated with OEA 11 Management, L.P., OEA III Management, L.L.C., ONSET Venture Services, ONSET Associates 11, and ONSET Associates 111, and he shares voting and investment power over all such shares. Mr. Opdendyk disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. This figure also includes 76,990 outstanding shares held by him in his individual capacity.

(11) Includes 125,000 shares underlying currently exercisable stock options granted to Dr. Reid under Eloquent's 1997 Equity Incentive Plan and 200,000 shares underlying currently exercisable stock options granted to Dr. Reid under Eloquent's 2000 Non-Qualified Stock Plan. If these options were exercised in full within sixty (60) days of January 15, 2003, 105,729 of these shares would be subject to a repurchase right in favor of Eloquent.

(12) Includes 3,608 outstanding shares and 262,500 shares underlying currently exercisable stock options granted to Mr. Curson under Eloquent's 1997 Equity Incentive Plan, 200,000 shares underlying currently exercisable stock options granted to Mr. Curson under Eloquent's 1999 Equity Incentive Plan, and 125,000 shares underlying currently exercisable stock options granted to Mr. Curson under Eloquent's 2000 Non-Qualified Stock Plan. If these options were exercised in full within sixty (60) days of January 15, 2003, 160,781 of these shares would be subject to a repurchase right in favor of Eloquent.

(13) Includes 618,897 outstanding shares and 100,000 shares underlying currently exercisable stock options granted to Mr. Glazer under Eloquent's 1997 Equity Incentive Plan, 100,000 shares underlying currently exercisable stock options granted to Mr. Glazer under Eloquent's 1999 Equity Incentive Plan, and 125,000 shares underlying currently exercisable stock options granted to Mr. Glazer under Eloquent's 2000 Non-Qualified Stock Plan. If these options were exercised in full within sixty (60) days of January 15, 2003, 100,000 of these shares would be subject to a repurchase right in favor of Eloquent.

(14) Includes 1,602,500 shares underlying currently exercisable stock options granted to seven (7) of Eloquent's executive officers and directors under Eloquent's 1997 Equity Incentive Plan, 1999 Equity Incentive Plan, and/or 2000 Non-Qualified Stock Plan. If these options were exercised in full within sixty (60) days January 15, 2003, 469,009 of these shares would be subject to a repurchase right in favor of Eloquent.


                                      54.

                              STOCKHOLDER PROPOSALS

      Eloquent will hold a 2003 annual meeting of stockholders only if the merger is not completed.

      The deadline for submitting a stockholder proposal for inclusion in Eloquent's proxy statement and form of proxy for Eloquent's 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is July 14, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting of stockholders (no earlier than August 14, 2003 and no later than September 13, 2003, as currently scheduled); provided, however, that in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting of stockholders, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders wishing to submit any such proposals are also advised to review Eloquent's bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                       WHERE YOU CAN FIND MORE INFORMATION

      Eloquent and Open Text file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Eloquent and Open Text file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                       450 Fifth Street, N.W., Room 1024
                             Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Eloquent may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

      Open Text has supplied all information contained in this proxy statement relating to Open Text and Eloquent has supplied all such information relating to Eloquent.

      Eloquent stockholders should not send in their Eloquent stock certificates until they receive the transmittal materials from the paying agent. Eloquent stockholders of record who have further questions about their share certificates or the exchange of their Eloquent common stock for cash should call the paying agent.

      You should rely only on the information contained in this proxy statement. Eloquent has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 2, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.


                                      55.

                                  OTHER MATTERS

      The board of directors knows of no other matters that will be presented for consideration at the special meeting of Eloquent's stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors




                                          CLIFFORD A. REID, PH.D.
                                          Chairman and Chief Executive Officer

San Mateo, California
February [__], 2003


                                      56.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             OPEN TEXT CORPORATION,

                          1220 ACQUISITION CORPORATION

                                       AND

                                 ELOQUENT, INC.

                           DATED AS OF JANUARY 8, 2003

                                TABLE OF CONTENTS

                                                                                                              PAGE
I.       THE MERGER.........................................................................................     1

         Section 1.1           The Merger...................................................................     1

         Section 1.2           Effective Time...............................................................     1

         Section 1.3           Effects of the Merger........................................................     1

         Section 1.4           Charter and Bylaws; Directors and Officers...................................     2

         Section 1.5           Conversion of Securities; Cash Consideration; Escrow Holdback................     2

         Section 1.6           Exchange of Certificates.....................................................     3

         Section 1.7           Additional Escrow and Indemnity Provisions...................................     5

         Section 1.8           Further Assurances...........................................................     6

         Section 1.9           Closing......................................................................     6

         Section 1.10          Determination of Net Cash and Net Cash Shortfall.............................     6

II.      REPRESENTATIONS AND WARRANTIES OF ACQUIROR.........................................................     7

         Section 2.1           Organization, Standing and Power.............................................     7

         Section 2.2           Authority....................................................................     7

         Section 2.3           Consents and Approvals; No Violation.........................................     8

         Section 2.4           Proxy Statement..............................................................     8

         Section 2.5           Brokers......................................................................     9

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................     9

         Section 3.1           Organization, Standing and Power.............................................     9

         Section 3.2           Capital Structure............................................................     9

         Section 3.3           Authority....................................................................    10

         Section 3.4           Consents and Approvals; No Violation.........................................    11

         Section 3.5           SEC Documents and Other Reports..............................................    11

         Section 3.6           Proxy Statement..............................................................    12

         Section 3.7           Absence of Certain Changes or Events.........................................    12

         Section 3.8           Permits and Compliance.......................................................    13

         Section 3.9           Tax Matters..................................................................    13

         Section 3.10          Actions and Proceedings......................................................    14

         Section 3.11          IPO Litigation...............................................................    15

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                              PAGE
         Section 3.12          Certain Agreements...........................................................    16

         Section 3.13          ERISA........................................................................    16

         Section 3.14          Compliance with Worker Safety Laws...........................................    17

         Section 3.15          Liabilities..................................................................    18

         Section 3.16          Products, Services and Claims................................................    18

         Section 3.17          Labor Matters................................................................    18

         Section 3.18          Intellectual Property........................................................    19

         Section 3.19          Opinion of Financial Advisor.................................................    21

         Section 3.20          State Takeover Statutes......................................................    22

         Section 3.21          Required Vote of Company Stockholders........................................    22

         Section 3.22          Title to and Sufficiency of Assets...........................................    22

         Section 3.23          Accounts Receivable..........................................................    22

         Section 3.24          Environmental Matters........................................................    23

         Section 3.25          Suppliers, Customers, Distributors and Significant Employees.................    23

         Section 3.26          Insurance....................................................................    24

         Section 3.27          Transactions with Affiliates.................................................    24

         Section 3.28          Brokers......................................................................    24

         Section 3.29          Accuracy of Information......................................................    25

IV.      COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................................    25

         Section 4.1           Conduct of Business by the Company Pending the Merger........................    25

         Section 4.2           No Solicitation..............................................................    28

         Section 4.3           Third Party Standstill Agreements............................................    29

V.       ADDITIONAL AGREEMENTS..............................................................................    29

         Section 5.1           Stockholder Meeting..........................................................    29

         Section 5.2           Preparation of the Proxy Statement...........................................    29

         Section 5.3           Access to Information........................................................    30

         Section 5.4           Notification of Certain Matters..............................................    30

         Section 5.5           Fees and Expenses............................................................    30

         Section 5.6           Company Stock Options........................................................    31

         Section 5.7           Commercially Reasonable Best Efforts.........................................    32

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                              PAGE
         Section 5.8           Public Announcements.........................................................    32

         Section 5.9           Conduct of IPO Litigation....................................................    32

         Section 5.10          Indemnification..............................................................    33

VI.      CONDITIONS PRECEDENT TO THE MERGER.................................................................    33

         Section 6.1           Conditions to Each Party's Obligation to Effect the Merger...................    33

         Section 6.2           Condition to Obligation of the Company to Effect the Merger..................    34

         Section 6.3           Conditions to Obligations of Acquiror to Effect the Merger...................    34

VII.     TERMINATION, AMENDMENT AND WAIVER..................................................................    36

         Section 7.1           Termination..................................................................    36

         Section 7.2           Effect of Termination........................................................    37

         Section 7.3           Amendment....................................................................    38

         Section 7.4           Waiver.......................................................................    38

VIII.    ACTIONS BY THE PARTIES AFTER THE CLOSING...........................................................    38

         Section 8.1           Survival of Representations and Warranties...................................    38

         Section 8.2           Indemnification..............................................................    38

         Section 8.3           Indemnity Escrow Account.....................................................    40

         Section 8.4           Further Assurances...........................................................    40

IX.      GENERAL PROVISIONS.................................................................................    41

         Section 9.1           Notices......................................................................    41

         Section 9.2           Interpretation...............................................................    42

         Section 9.3           Definitions..................................................................    42

         Section 9.4           Counterparts.................................................................    46

         Section 9.5           Entire Agreement; No Third-Party Beneficiaries...............................    46

         Section 9.6           Governing Law................................................................    46

         Section 9.7           Assignment...................................................................    46

         Section 9.8           Severability.................................................................    47

         Section 9.9           Enforcement of this Agreement................................................    47

         Section 9.10          Attorneys' Fees..............................................................    47

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2003 (this "Agreement"), among Open Text Corporation, a corporation formed under the laws of Ontario ("Parent"), 1220 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquiror"), and Eloquent, Inc., a Delaware corporation (the "Company") (Acquiror and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Acquiror and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Acquiror into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and the stockholders of Acquiror have approved this Agreement and the Merger and the Board of Directors of the Company has directed that this Agreement and the Merger be submitted to the stockholders of the Company for adoption; and

         WHEREAS, in order to induce Parent and Acquiror to enter into this Agreement and contingent upon the prior approval of the Company's Board of Directors, Acquiror and the directors and officers of the Company and their affiliates that are stockholders of the Company are each entering into a Stockholder Agreement in the form attached as Exhibit A (each, a "Stockholder Agreement") concurrently with the execution of this Agreement.

         NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                       I.
                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Acquiror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquiror in accordance with the DGCL.

         Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto) (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing.

         Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Sections 259 through 261 of the DGCL.

         Section 1.4  Charter and Bylaws; Directors and Officers.

         (a) At the Effective Time, the Certificate of Incorporation of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Acquiror in effect at the Effective Time will be adopted by, and will be the Bylaws of, the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The directors of Acquiror at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.5 Conversion of Securities; Cash Consideration; Escrow Holdback. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquiror, the Company or the holders of any securities of the Constituent Corporations:

         (a) Each issued and outstanding share of common stock, par value $.0001 per share, of Acquiror shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

         (b) All shares of Common Stock of the Company, par value $.001 per share, ("Company Common Stock," such shares being hereinafter referred to as the "Shares") that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Acquiror or by any wholly-owned Subsidiary of Acquiror shall be cancelled and no consideration shall be delivered in exchange therefor.

         (c) Subject to Sections 1.5(b), (d) and (e), each Share issued and outstanding immediately prior to the Effective Time (other than any described in paragraphs (a) and (b) above) shall be automatically converted into the right to receive a ratable portion of (1) Six Million Seven Hundred Twenty Thousand Dollars ($6,720,000), minus (2) the Net Cash Shortfall, which shall be determined in accordance with Section 1.10 (collectively, the "Cash Consideration"). At the Effective Time all such Shares shall no longer be outstanding, shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration.

         (d) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL or the General Corporation Law of the State of California (the "CGCL") (but in each case only to the extent required thereby) Shares that are issued and outstanding immediately prior to the Effective Time and that are held of record by a holder who properly exercises appraisal or dissenter's rights thereto in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL (a "Dissenting Stockholder") shall not be converted as described in Section 1.5(c), but shall be converted into the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 or such Chapter 13, as applicable, until such holder fails to perfect or effectively withdraws or loses such holder's right to appraisal or dissent and payment under the DGCL or the CGCL. Shares held of record by a Dissenting Stockholder are referred to in this Agreement as "Dissenting Shares." If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or loses such right, the Dissenting Stockholder's Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Cash Consideration, without any interest thereon. The Company shall give Acquiror (i) prompt notice of any demands received by the Company for appraisal of Shares and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         (e) At the Closing, pursuant to Section 8.3, Acquiror shall withhold One Million Dollars ($1,000,000.00) (together with all interest accrued thereon, the "Indemnity Escrow Amount") from the Cash Consideration payable by Acquiror to the Company Stockholders. The Indemnity Escrow Amount shall be deposited in escrow and held in accordance with the Escrow Agreement among Acquiror, the Stockholder Agent and an escrow agent to be mutually agreed upon by the Company and Acquiror (the "Escrow Agent") in the form attached hereto as Exhibit B (the "Escrow Agreement") until the later of the first anniversary of the Effective Time or six months after such time as a final judgment is entered in the IPO Litigation and such judgment becomes final and nonappealable, such time to be determined in accordance with the procedures set forth in the Escrow Agreement (the "Escrow Period").

         Section 1.6  Exchange of Certificates.

         (a) Paying Agent. Prior to the Effective Time, Acquiror shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Acquiror and the Company) to act as paying agent in the Merger (the "Paying Agent"), and at the Effective Time, Parent or Acquiror shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amount necessary for the payment of the Cash Consideration (less the Indemnity Escrow Amount) upon surrender of certificates representing Shares as part of the Merger pursuant to Section 1.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Acquiror.

         (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration (less the Indemnity Escrow Amount). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration (less the Indemnity Escrow Amount), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Consideration (less the Indemnity Escrow Amount). No interest will be paid or will accrue on any amount payable upon the surrender of any Certificate. Acquiror or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provisions of state, local or foreign tax law. To the extent that amounts are properly withheld by Acquiror or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by Acquiror or the Paying Agent.

         (c) No Further Ownership Rights in Shares. All consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as provided in Section 1.6(e).

         (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Cash Consideration (other than the Indemnity Escrow Amount) that remains undistributed to the holders of Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article I and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Cash Consideration (less the Indemnity Escrow Amount) to which they are entitled and to the Escrow Agent for payment of any portion of the Indemnity Escrow Amount and associated interest to which they are entitled.

         (e) No Liability. Neither Acquiror, the Company nor the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

         (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Acquiror or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 1.5.

         Section 1.7  Additional Escrow and Indemnity Provisions.

         (a) Stockholder Agent Appointment and Approval. By their approval of the Merger, each of the Company Stockholders will be conclusively deemed to have consented to and approved, as applicable: (i) the Escrow Agreement as to any funds to which such Company Stockholder may be entitled thereunder; and (ii) the irrevocable appointment of White & Lee LLP, as the representative of the Company Stockholders (the "Stockholder Agent"), and as the attorney-in-fact and agent for and on behalf of each Company Stockholder with full power of substitution, to act in the name, place and stead of the Company Stockholders with respect to any and all actions or decisions necessary, desirable or appropriate to be taken in connection with or as provided in this Agreement and the Escrow Agreement, with respect to the disposition, settlement or other handling of (a) indemnity claims under Article VIII and (b) all claims, rights or obligations governed or arising under the Escrow Agreement so long as all Company Stockholders are treated in a consistent manner in accordance with their interests and/or consent in writing to different treatment. Each Company Stockholder will be bound by all actions taken by the Stockholder Agent as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount in connection with indemnity claims under Article VIII and the Escrow Agreement. If the Stockholder Agent shall resign or become unable to fulfill its responsibility as Stockholder Agent, then it or its successor in interest (as applicable) shall promptly appoint a successor, who shall, upon such appointment, become the Stockholder Agent.

         (b) Reliance and Indemnification. Acquiror will be entitled to deal exclusively with the Stockholder Agent on all matters with respect to the disposition, settlement or other handling of (i) indemnity claims under Article VIII and (ii) the distribution of funds under the Escrow Agreement and will be entitled to rely on any action or decision of Stockholder Agent in connection therewith. The Indemnity Escrow Amount shall be available to indemnify and hold harmless the Acquiror, Surviving Corporation and any of their respective Affiliates from and against any and all Damages (as defined in Section 8.2) incurred in connection with, arising out of, resulting from or incident to any action or inaction of the Stockholder Agent, subject to first fulfilling any claims for Damages pursuant to Article VIII. Furthermore, if said action or inaction constituted gross negligence, recklessness, intentional misconduct, fraud or knowing violation of law, as determined by a nonappealable court order, judgment, decree or decision, the Stockholder Agent will indemnify and hold harmless the Acquiror, Surviving Corporation and any of their respective Affiliates from such Damages, provided that the Indemnity Escrow Amount is first exhausted and provided further that such indemnity will only be to the extent not otherwise paid or payable from the Indemnity Escrow Amount.

         (c) Limitations on Authority. The Stockholder Agent does not have and will not have any authority to enter into any agreement or agreements relating to claims under Article

VIII or the Escrow Agreement that would obligate the Company Stockholders to pay any amount other than from the Indemnity Escrow Amount, or an aggregate amount, together with amounts paid in settlement of all other such claims, in excess of the Indemnity Escrow Amount. Any ultra vires act of the Stockholder Agent shall be null and void.

         (d) Limitation on Liability. Unless gross negligence, recklessness, intentional misconduct, fraud or a knowing violation of law shall be determined by a nonappealable court order, judgment, decree or decision, the Stockholder Agent shall not be liable or obligated to the Company Stockholders or any of the parties to this Agreement for any mistake of fact or judgment or for the doing of any act or the failure to do any act in discharge of its duties hereunder. Subject to first fulfilling any claims for Damages pursuant to Article VIII or
Section 1.7(b), the Indemnity Escrow Amount shall be available to indemnify and hold harmless the Stockholder Agent for any Damages (as defined in Section 8.2) incurred in connection with, arising out of, resulting from or incident to the discharge of its duties hereunder unless such Damages arise out of, result from or are incident to actions involving its gross negligence, recklessness, intentional misconduct, fraud or knowing violation of law, as determined by a nonappealable court order, judgment, decree or decision.

         Section 1.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

         Section 1.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Farella Braun + Martel, 235 Montgomery St., San Francisco, California 94104, at 10:00 a.m., local time, no later than the fifth business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Acquiror and the Company shall agree.

         Section 1.10  Determination of Net Cash and Net Cash Shortfall.

         (a) Not later than 5:00 p.m. (California time) on the fifth (5th) business day prior to the Closing, the Company shall furnish to Acquiror an itemized calculation of Net Cash, Net Cash at Closing and the Net Cash Shortfall, if any. Such calculation shall be prepared on a reasonable basis in accordance with information then available to the Company, in accordance with the Company's standard accounting and bookkeeping practices and in accordance with this Agreement. To assist Acquiror in its evaluation of the Company's calculation, the Company shall make available to Acquiror all books and records utilized by the Company in preparing said calculation. In the event Acquiror disputes said calculation, not later than four (4) business days after delivery of said calculation, Acquiror shall deliver a written notice to the Company notifying the Company of such objection, setting forth the basis for the objection in reasonable detail and the amount being disputed. If no such notice is delivered, Acquiror shall be deemed to have accepted the Company's calculation of Net Cash, Net Cash at Closing and Net Cash Shortfall, if any. In the event of a dispute, the parties will use reasonable best efforts to resolve such dispute and to effect the Closing as soon as practicable thereafter, but if any such dispute cannot be resolved by the parties within one (1) week following the Company's receipt of Acquiror's notice of dispute, the dispute will be resolved in accordance with
Section 1.10(b).

         (b) If the parties have not been able to reach agreement on the calculation of Net Cash, Net Cash at Closing and the Net Cash Shortfall, if any, within one (1) week following the Company's receipt of Acquiror's notice of dispute, the dispute shall be resolved by arbitration. No later than 5:00 p.m. (California time) on the last day of such one (1) week period, the parties shall agree on a single arbitrator to resolve the dispute. If the parties cannot agree on a single arbitrator to resolve the dispute, then the parties will immediately request JAMS to provide a list of three (3) potential arbitrators (who shall be retired judges from the Northern California panel of JAMS). Within one (1) business day after being provided with the JAMS list of arbitrators, the Company will strike one arbitrator from such list and Acquiror shall strike one of the other arbitrators from such list, and the arbitrator remaining shall serve in connection with the dispute. Within one (1) business day after being selected, the Company and Acquiror shall provide the arbitrator with all written information they determine is needed to support their claims regarding the calculation of Net Cash, Net Cash at Closing and Net Cash Shortfall. Within five
(5) business days after being selected, the arbitrator shall render a written decision as to the calculation of Net Cash, Net Cash at Closing and Net Cash Shortfall, which decision shall be final and binding on the parties hereto, without right of appeal, and may be enforced in any court with jurisdiction. The parties shall each pay their own costs relating to preparing and presenting their respective positions to the arbitrator. The Company and Acquiror shall each pay fifty percent (50%) of the entire cost of the arbitration, including the fee of the arbitrator.

                                      II.
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Parent and Acquiror jointly and severally represent and warrant to the Company as follows:

         Section 2.1 Organization, Standing and Power. Each of Parent and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

         Section 2.2 Authority. On or prior to the date of this Agreement (i) the Board of Directors of Acquiror has declared the Merger advisable and has approved this Agreement, the Stockholder Agreements, the Escrow Agreement, the IPO Litigation Undertaking and the Employment, Non-Compete and Non-Solicitation Agreements (each as defined herein) (collectively the "Transaction Agreements") and the transactions contemplated thereby in accordance with applicable law and (ii) the Board of Directors of Parent has declared the Merger advisable and has approved the Transaction Agreements and the transactions contemplated thereby in accordance with applicable law. Each of Parent and Acquiror has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements by Parent and Acquiror (to the extent they are parties thereto), and the consummation by Parent and Acquiror of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Acquiror. The Transaction Agreements have been duly executed and delivered by Parent and Acquiror (to the extent they are parties thereto), and such agreements constitute the valid and binding obligations of Parent and Acquiror enforceable against them in accordance with their respective terms.

         Section 2.3 Consents and Approvals; No Violation. The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror or Parent under, any provision of (i) the Certificate of Incorporation or the Bylaws of Acquiror or the comparable charter documents of Parent, each as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or Parent or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Parent or any of their properties or assets, other than, in the case of clauses
(ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (as hereinafter defined) on Acquiror or Parent, materially impair the ability of Acquiror or Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated by the Transaction Agreements. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Acquiror or Parent in connection with the execution and delivery of the Transaction Agreements by Acquiror or Parent or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (ii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

         Section 2.4 Proxy Statement. None of the information to be supplied by Acquiror for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 5.1) will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in such information, in light of the circumstances under which they are made, not misleading.

         Section 2.5 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                      III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Acquiror, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date of this Agreement (the "Company Letter"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company in the section of this Agreement corresponding by number to such disclosure and such other representations and warranties herein to the extent such disclosure shall appear to be reasonably applicable to such other representations and warranties, as follows:

         Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and are in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 3.2  Capital Structure.

         (a) As of the date hereof, the authorized capital stock of the Company consists of 40,000,000 Shares and 10,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock").

         (b)     At the close of business on December 31, 2002,

                 (i) 19,355,563 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

                 (ii)      no Shares were held in the treasury of the Company;

                 (iii)     no Shares were held by Subsidiaries of the Company;
         and

                 (iv) no shares of Company Preferred Stock were issued and outstanding or held in the treasury of the Company.

         (c) Section 3.2 of the Company Letter contains a correct and complete list as of December 31, 2002 of each outstanding option to purchase Shares (the "Company Stock Options") then outstanding and unexercised under the Company's 1999 Employee Stock Purchase Plan, the Equity Incentive Plan, the 1997 Equity Incentive Plan, the 1999 Equity Incentive Plan and the 2000 Non-Qualified Stock Plan (collectively, the "Company Stock Option Plans") and those assumed by the Company pursuant to the acquisition of Rebop Media, Inc. by the Company, including the holder, date of grant, exercise price and number of Shares subject thereto, the Company Stock Option Plan under which such option was granted and whether the option is vested or exercisable.

         (d) Except for the Company Stock Options, there are no options, warrants, calls, rights or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of the Company Common Stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares.

         (e) The only Subsidiary of the Company is Rebop Media, Inc., a California corporation. Each outstanding share of capital stock of such Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

         (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

         Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved the Transaction Agreements in accordance with applicable law, resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Employment, Non-Compete and Non-Solicitation Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Employment, Non-Compete and Non-Solicitation Agreements by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement and the Employment, Non-Compete and Non-Solicitation Agreements have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms. The filing of the

Proxy Statement with the Securities and Exchange Commission (the "SEC") has been duly authorized by the Company's Board of Directors.

         Section 3.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof, assuming Company Stockholder approval of the transaction is obtained in compliance with applicable law, will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise or license applicable to the Company or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or
(iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements of the Nasdaq SmallCap Market and (v) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 3.5 SEC Documents and Other Reports. The Company has timely filed with the SEC all documents (including proxy statements) required to be filed with the SEC since February 16, 2000 (collectively, the "Company SEC Documents"). The Company has furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant the Securities Act or the Exchange Act. No Subsidiaries of the Company are required to file any documents with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as required by U.S. generally accepted accounting principles, the Company, since February 16, 2000, has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

         Section 3.6 Proxy Statement. None of the information to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

         Section 3.7 Absence of Certain Changes or Events. Since September 30, 2002, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company other than this Agreement and the transactions contemplated hereby,
(B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the rights, preferences and privileges of the capital stock of the Company and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation not approved in writing by Acquiror, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or except as approved by Acquiror in writing or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee except as approved by Acquiror in writing, (E) there has not been any material change in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company Quarterly Report for the quarter ended September 30, 2002 and (F) there has been no event causing a

Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

         Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, Bylaws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation of any Governmental Entity, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), health, or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There are no contracts or agreements of the Company or its Subsidiaries having covenants not to compete that materially impair the ability of the Company or any of its Subsidiaries to conduct its businesses as currently conducted or could reasonably be expected to materially impair Acquiror's ability to conduct the Company's business after the Closing in the manner in which it had been conducted prior to the Closing. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         Section 3.9 Tax Matters. (i) The Company and each of its Subsidiaries have filed all federal, and all state, local, foreign and provincial Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes that remains in effect; (v) no federal, state, local or foreign audits or administrative proceedings, of which the Company has Knowledge, are pending with regard to any Taxes or proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of Tax Returns filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "tax shelter" within the meaning of Section 6111 or 6662 of the Code and that has not been disclosed on an applicable Tax Return; (x) neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or a state tax authority; (xi) neither the Company nor any of its Subsidiaries has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return; (xii) neither the Company nor any of its Subsidiaries has at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (xiii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period other than a group of which the Company is the parent; (xiv) neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law), including any liability for Taxes of any predecessor entity; and (xv) the unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) set forth or included in the most recent balance sheet included in the Company SEC Documents except to the extent that the failure to adequately reflect such revenue, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 3.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity, or (except for the matter pending in the U.S. District Court for the Southern District of New York captioned In re Eloquent, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6775) any other Actions or Proceedings pending or, to the Knowledge of the Company, threatened by any person, against or involving (a) the Company or any of its Subsidiaries, (b) to the Knowledge of the Company, any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, (c) any of the properties, assets or business of the Company or any of its Subsidiaries or (d) any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving (w) the Company or any of its Subsidiaries, (x) to the Knowledge of the Company, any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, (y) or any of the properties, assets or business of the Company or any of its Subsidiaries or (z) any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no Actions or

Proceedings, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting (i) the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, any of the present or former officers, directors, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or (iii) the assets or business of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement.

         Section 3.11 IPO Litigation. With respect to the litigation against the Company and certain of its directors and officers in the matter pending in the U.S. District Court for the Southern District of New York captioned In re Eloquent, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6775; the claims, cross-claims, counterclaims or defenses that have been or are in the future asserted therein or that are related thereto or arise therefrom and the D&O Policies (as defined below) (collectively, the "IPO Litigation"),

         (a) All written documents provided by the Company or its agents to Acquiror or its Affiliates concerning the IPO Litigation, a list of which is included in Section 3.11 of the Company Letter, are true, correct, complete and, to the Knowledge of the Company, fairly present the status of the matters described in such written documents as of the respective dates of such documents. To the Knowledge of the Company, as of the date of this Agreement, there are no other written documents to which the Company has access containing additional material information regarding the IPO Litigation.

         (b) The Company has timely paid any and all payments required under the insurance policies identified in Section 3.11(b) of the Company Letter (the "D&O Policies"), each such policy is in full force and effect as of the date of this Agreement and there are no actual or contemplated events, including this Agreement and the transactions contemplated hereby, that will alter, limit, reduce or otherwise affect the coverage provided by those policies. Except for the IPO Litigation, neither the Company nor any director or officer has made any claim under the D&O Policies and to the Knowledge of the Company, no other event has occurred that would reduce the coverage limits available under the D&O Policies. The Company has taken all actions necessary, appropriate or advisable to maintain the applicability of the D&O Policies to the IPO Litigation and to tender under the D&O Policies all potentially insurable claims and costs related to the IPO Litigation. The Company has taken no action, nor has it refrained from action, such that any condition or term of the D&O Policies may have been violated or breached, resulting in any right of denial or reduction in insurance coverage for the IPO Litigation. The Company has taken all necessary actions to report the status of the IPO Litigation under the D&O Policies.

         (c) To the Knowledge of the Company, there are no facts, events or circumstances that could give rise to coverage exclusions or other coverage limitations under any of the D&O Policies, including without limitation exclusions related to intentional acts or illegal remuneration by the directors, officers and agents of Company and no coverage limitations or exclusions have been asserted by any insurer in connection with the IPO Litigation. The insurer providing primary coverage among the D&O Policies has not denied its duty to defend the Company in the IPO Litigation and none of the insurers issuing the D&O Policies has posited any limitation or exclusion in connection with such duty.

         (d) The retention on the D&O Policies equals Two Hundred Fifty-Thousand Dollars ($250,000), applicable to defense costs, of which approximately Seventy-Four Thousand Seven Hundred Thirty-Nine Dollars and Fifty-Four Cents ($74,739.54) had been invoiced as of November 30, 2002. The Company will inform Acquiror promptly after receipt of any other invoices of amounts applicable to the retention. A summary supporting the costs associated with the payment of the retention by the Company through July 25, 2002 has been forwarded to the D&O Policy carriers and such costs have not been rejected by the D&O Policy carriers. The Company will submit an updated summary of such costs within 30 days after the execution of this Agreement. The primary D&O Policy carrier has agreed to defense counsel selected by the Company.

         Section 3.12 Certain Agreements. Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 3.12 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

         Section 3.13  ERISA.

         (a) Each Company Plan (as hereinafter defined) is listed in Section 3.13(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Acquiror a true and correct copy of (i) the two most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the three most recent actuarial reports or valuations relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter or opinion and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS and (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each Company Plan materially complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any ERISA Affiliate (as hereinafter defined) currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any pension plan that is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any Company Multiemployer Plan (as hereinafter defined). No action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

         (b) With respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law that would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, or the remedial amendment period with respect to the initial adoption of the Company Plan has not expired, or the Company Plan is a standardized prototype document and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

         (c)     Section 3.13(c) of the Company Letter contains a list of all
(i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

         (d) Except as set forth in Section 3.13(d) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         (e) Neither the Company nor any Subsidiary employs people resident outside of the United States.

         Section 3.14 Compliance with Worker Safety Laws. The properties, assets and operations of the Company and its Subsidiaries are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

         Section 3.15 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company Annual Report or fairly disclosed in the footnotes thereto, the Company and its Subsidiaries had no material liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, neither the Company nor any of its Subsidiaries has indebtedness for borrowed money other than equipment leases.

         Section 3.16  Products, Services and Claims.

         (a) Neither the Company nor any of its Subsidiaries has received a written or, to the Knowledge of the Company, oral claim for or based upon breach of warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), liability in tort, negligent provision of services or any other allegation of liability, from sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim that, if asserted, would likely have a Material Adverse Effect on the Company. Except as set forth in written agreements between the Company and its customers or as provided by applicable law, no product sold or delivered or service rendered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity.

         (b) Neither the Company nor any of its Subsidiaries has made any sales to customers that are contingent upon (x) providing future enhancements of existing products, (y) adding features not currently available on existing products or (z) otherwise enhancing the performance of existing products (other than beta or similar arrangements pursuant to which customers of the Company or any of its Subsidiaries from time to time test or evaluate products).

         Section 3.17  Labor Matters.

         (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor contract or other agreement with a body representing any of its employees. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the business activities of the Company or any of its Subsidiaries.

         (b) The Company has not incurred any liability under, and has complied in all respects with, the Workers Adjustment Retraining Notification Act (the "WARN Act") , and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to liability under the WARN Act; no compensation paid or payable to any employee of the Company or any of its Subsidiaries has been or will be nondeductible by reason of application of Section 162(m) of the Code; and the Company and its Subsidiaries have complied in all respects with the Consolidated Omnibus Budget Reconciliation Act of 1985.

         Section 3.18  Intellectual Property.

         (a) Generally. Section 3.18(a) of the Company Letter sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such letter specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all United States and foreign
(1) issued Patents and pending Patent applications; (2) Trademark registrations and pending applications; and (3) Copyright registrations and pending applications, if any, indicating for each listing required by subsections
(1)-(3), the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

         (b)     Trademarks.

                 (i) The Company is currently in compliance with all legal requirements with respect to its Trademarks (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to registered Trademarks and pending Trademark applications), other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.

                 (ii) None of the Company's registered Trademarks has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

                 (iii) To the Knowledge of the Company, there has been no prior use of any of the Company's Trademarks by any third party that confers upon said third party superior rights in any such Trademark.

                 (iv) The Company's registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

         (c)     Copyrights.

                 (i) The Company is currently in compliance with all legal requirements with respect to its Copyrights, other than any requirement that, if not satisfied, would not result in a cancellation of any registration or otherwise affect the enforceability of the Copyright in question.

                 (ii) None of the Company's registered Copyrights, if any, has been within the last three (3) years or is now involved in any proceeding in any court of law challenging the Company's rights in any such Copyright, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

                 (iii) To the Knowledge of the Company, there has been no prior use of any of the Company's Copyrights, if any, by any third party that confers upon said third party superior rights in any such Copyright.

         (d)     Patents.

                 (i) The Company is currently in compliance with legal requirements with respect to its Patents (including payment of filing, examination, and maintenance fees and proofs of working or use with respect to its issued Patents or pending Patent applications), other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Patent in question.

                 (ii) None of the Company's Patents has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

                 (iii) To the Knowledge of the Company, there is no Patent of any person that claims the same subject matter as any Patent of the Company or invalidates any claim of any Patent of the Company.

         (e) Trade Secrets and Other Proprietary Information. All of the Company's current and former employees, consultants, contractors and other entities have executed proprietary information and confidentiality agreements substantially in the Company's standard forms. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of its confidential information or Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to enforce the proprietary information and confidentiality agreements that have been entered into by its employees, consultants, contractors and other entities.

         (f) License Agreements. Section 3.18(f)(1) of the Company Letter sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property other than over-the-counter "shrink wrap" software but including all such agreements that are otherwise material to the Company (collectively, the "Inbound License Agreements") that are currently utilized by the Company, indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. Section 3.18(f)(2) of the Company Letter sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property that are attributable to revenues recognized by the Company between July 1, 2001 and December 31, 2002, indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any license agreement under which the Company has granted a license or other right in or to use or practice any rights under any Intellectual Property.

         (g) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. To the Company's Knowledge, it owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, all of the Intellectual Property used in its business. The Intellectual Property identified in Section 3.18(a) of the Company Letter, together with the Company's Trade Secrets and Other Proprietary Information and the Company's unregistered Copyrights and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements used in the operation of the Company's business as it is currently conducted and to the Knowledge of the Company are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

         (h) No Infringement by the Company. To the Knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

         (i) No Pending or Threatened Infringement Claims. No litigation is now or, within the three (3) years prior to the date of this Agreement, was, pending, and no notice or other claim in writing has been received by the Company, (1) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

         (j) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

         (k) Software. The Software owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have validly assigned all of their rights in such Software to the Company; or (iii) otherwise acquired by the Company from a third party. To the Company's Knowledge, such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other Persons that make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms.

         Section 3.19 Opinion of Financial Advisor. The Company has received the written opinion of U.S. Bancorp Piper Jaffray Inc. dated as of the date of the approval of this Agreement by the Board of Directors of the Company to the effect that, as of the date of such opinion, the Cash Consideration is fair to the Company's Stockholders from a financial point of view.

         Section 3.20 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

         Section 3.21 Required Vote of Company Stockholders. The affirmative vote of the majority of the outstanding Shares is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

         Section 3.22  Title to and Sufficiency of Assets.

         (a) The Company and its Subsidiaries own good and marketable title to all of their assets constituting personal property that is material to their business (excluding, for purposes of this sentence, assets held under leases or licenses), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"). Such assets, together with all assets held by the Company and the Subsidiaries under leases and licenses, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company and its Subsidiaries as currently conducted.

         (b)     The Company and its Subsidiaries do not own any real property.

         (c) Section 3.22 of the Company Letter sets forth a list of all real estate leases of the Company or any of its Subsidiaries (the "Real Estate Leases"). The Real Estate Leases are in full force and effect and no event has occurred that with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         Section 3.23 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

         Section 3.24  Environmental Matters.

         (a) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (b) Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) to the Knowledge of the Company, the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) to the Knowledge of the Company, received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties.

         (c) There are no environmental assessments or audit reports or other similar studies or analyses in the possession of or available to the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

         Section 3.25 Suppliers, Customers, Distributors and Significant Employees. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that (i) any significant vendor or supplier will not sell materials or provide services to the Company or any of its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company or any of its Subsidiaries, subject only to general and customary price increases, or (ii) any significant customer of the Company or any of its Subsidiaries intends to terminate or limit or alter its business relationship with the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that any distributors, sales representatives, sales agents or other third party sellers will not sell or market the products or services of the Company or any such Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

         Section 3.26 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

         Section 3.27  Transactions with Affiliates.

         (a) Since September 30, 2002, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

         (b) (i) The contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any of its Subsidiaries and any Affiliated Person other than pursuant to written employment contracts in existence on the date of this Agreement, (ii) the assets of the Company or any of its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any of its Subsidiaries and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any of its Subsidiaries to any Affiliated Person other than the payment of owed but unpaid salary and bonus compensation.

         (c) To the Knowledge of the Company, no Affiliated Person of any of the Company or any of its Subsidiaries is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries that affects in any material manner the business, operations, assets, liabilities, employee relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company or any of its Subsidiaries.

         Section 3.28 Brokers. No broker, investment banker or other person, other than U.S. Bancorp Piper Jaffray Inc., the fees and expenses of which will be paid by the Company (as reflected in an agreement between U.S. Bancorp Piper Jaffray Inc. and the Company, a copy of which has been furnished to Acquiror), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         Section 3.29 Accuracy of Information. None of the representations or warranties made by the Company herein or in the Company Letter, or any certificate furnished by the Company to Acquiror pursuant to this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

                                      IV.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 4.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xxii) of this Section 4.1, the Performance Plan (as defined below) or Section 4.2, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use all commercially reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall, and shall cause each of its Subsidiaries to, timely and effectively implement the cost reduction plan developed by the Company and approved by Acquiror prior to the execution of this Agreement, as described in
Section 4.1 of the Company Letter (the "Performance Plan"). Parent, Company and Acquiror agree and acknowledge that (i) the Performance Plan has been voluntarily developed by the Company, (ii) the Performance Plan will be implemented by the Company at the direction of its officers and directors, and
(iii) Parent and Acquiror will have no liability with respect to or arising from the development or implementation of the Performance Plan by the Company. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which will not be unreasonably withheld, delayed or conditioned):

                 (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
         (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

                 (iii) amend the Company Charter or its Amended and Restated Bylaws;

                 (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

                 (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than sales in the ordinary course of business;

                 (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

                 (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

                 (viii) except for such pre-existing arrangements that are set forth in the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

                 (ix) except for such pre-existing arrangements as are set forth in the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action (excluding any acts of the Company required to be taken, including any notices to be given, under any of the Company Stock Option Plans) to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                 (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any of its Subsidiaries by any applicable material federal, state, local or foreign law, rule, regulation, guideline or ordinance;

                 (xi) make any change to accounting policies or procedures (other than actions required to be taken by U.S. generally accepted accounting principles or by the SEC);

                 (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                 (xiii) make or rescind any express or deemed tax election related to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

                 (xiv) commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

                 (xv) enter into or amend any agreement or contract with any customer, supplier, sales representative or agent (i) having a term in excess of three months and that is not terminable by the Company or a Subsidiary without penalty or premium by notice of 30 days or less, other than customer maintenance agreements entered into in the ordinary course of business consistent with past practice, or (ii) that involves or is expected to involve obligations of $25,000 or more during the term thereof;

                 (xvi) enter into or amend any other agreement or contract material to the Company and its Subsidiaries outside the ordinary course of business;

                 (xvii)    purchase any real property;

                 (xviii)   make or agree to make any new capital expenditure or
         expenditures that in the aggregate are in excess of $25,000;

                 (xix) except in the ordinary course of business consistent with past practice, enter into or amend any agreement or contract with any other person pursuant to which the Company or any of its Subsidiaries is the licensor or licensee of any Intellectual Property;

                 (xx) pay, accelerate, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

                 (xxi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                 (xxii) enter into any settlement agreement with respect to the IPO Litigation that results in the payment of funds by the Company or has a Material Adverse Effect on the Company.

         Notwithstanding the foregoing, the Company shall not be prohibited from paying any investment banking fees, attorneys' fees or accountants' fees related to the transactions contemplated by this Agreement or paying the costs of directors' and officers' insurance (including tail insurance to be in effect for not more than three (3) years after the Closing).

         Section 4.2  No Solicitation.

         (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries directly or indirectly to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal,
(ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any of its Subsidiaries in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, the receipt of any Takeover Proposal; provided, however, that prior to the Stockholder Meeting, (A) if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal, then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may (1) in response to an unsolicited request therefor, furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement no less restrictive than the confidentiality agreement between the Company and Parent dated August 12, 2002 (the "Confidentiality Agreement") (as determined by the Company's independent counsel) and (2) engage in or authorize discussions or negotiations with any person making such Takeover Proposal, and (B) provided that the Company has satisfied the conditions to its exercise of its rights to terminate this Agreement pursuant to Section 7.1(g) hereof, in respect of any Superior Proposal, the Board of Directors of the Company may (1) recommend such Superior Proposal to its stockholders (and in connection therewith, withdraw its favorable recommendation to stockholders to adopt this Agreement) and (2) enter into a letter of intent or other agreement contemplating or otherwise relating to such Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company.

         (b) The Company shall advise Acquiror orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or that could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to participate in discussions or negotiations with and/or furnish any person with any information with respect to any Takeover Proposal in accordance with
Section 4.2(a), the Company shall advise Acquiror orally and in writing of such intention not less than two business days in advance of providing such information or participating in such discussions or negotiations. The Company will keep Acquiror fully informed of the status and details of any such Takeover Proposal or inquiry.

         Section 4.3 Third Party Standstill Agreements. Until the termination of this Agreement or the Effective Time, whichever occurs first, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Acquiror). During such period, the Company agrees to use commercially reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                       V.
                              ADDITIONAL AGREEMENTS

         Section 5.1 Stockholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, and shall not withdraw or modify such recommendation; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if it (i) has not breached Section 4.2 and (ii) enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors resolves to do so, provided that the Company has complied with the procedures of Section 7.1(g) of this Agreement (other than termination of this Agreement). Notwithstanding the Company's rights regarding a Superior Proposal in the preceding sentence, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal.

         Section 5.2 Preparation of the Proxy Statement. The Company shall as soon as practicable after the date hereof, but in no event later than 21 days following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use all commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company shall notify Acquiror promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Acquiror with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Acquiror timely and reasonably objects unless the Company is required to do so by applicable law. Acquiror shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

         Section 5.3 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Acquiror reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish promptly to Acquiror a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Acquiror all other information concerning its business, properties and personnel as Acquiror may reasonably request, and (iii) promptly make available to Acquiror all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Acquiror pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement.

         Section 5.4 Notification of Certain Matters. Acquiror shall use all commercially reasonable best efforts to give prompt notice to the Company, and the Company shall use all commercially reasonable best efforts to give prompt notice to Acquiror, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and that would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Acquiror or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event that would be reasonably likely to have a Material Adverse Effect on Acquiror or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.5  Fees and Expenses.

         (a) Except as provided in this Section 5.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

         (b) Notwithstanding any provision in this Agreement to the contrary, the Company will be obligated to pay to Acquiror the Termination Fee if:

                 (i) the Company's board of directors fails to recommend or, if requested, confirm its recommendation of the Merger or adversely modifies or withdraws that recommendation, or recommends a competing transaction, or publicly announces any of the foregoing prior to the termination of this Agreement;

                 (ii) the Company's board of directors receives a Takeover Proposal and enters into an agreement with the party making the Takeover Proposal, or approves a Takeover Proposal or completes the competing transaction that is the subject of the Takeover Proposal, in each case at any time within nine (9) months after the Company's termination of this Agreement, unless the Company's termination of this Agreement was due to Acquiror's or Parent's material breach of its obligations under this Agreement; or

                 (iii) the Company breaches any covenant of this Agreement, including Section 4.2, or any of the Company's representations or warranties in this Agreement are untrue upon execution of this Agreement or at the Closing (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein) and such failure of a covenant, representation or warranty has a Material Adverse Effect on the Company and Acquiror terminates and is validly entitled to terminate this Agreement as a result of such failure and the Company was not entitled to terminate this Agreement due to Acquiror's or Parent's material breach of its obligations under this Agreement.

         (c) Notwithstanding any provision in this Agreement to the contrary, in the event that (i) the Closing does not occur prior to the termination of this Agreement for any reason other than a material breach by Acquiror or Parent of its obligations under this Agreement and (ii) Acquiror is not entitled to the Termination Fee pursuant to paragraph (b) above, the Company shall promptly after the termination of this Agreement reimburse Acquiror's actual costs and expenses incurred in connection with this Agreement including, without limitation, legal fees and expenses, up to a maximum amount equal to three percent (3%) of the Cash Consideration.

         Section 5.6  Company Stock Options.

         (a) The Company shall take such action satisfactory to Acquiror as shall be necessary to cause the current Offering under the Company's 1999 Employee Stock Purchase Plan (as such terms are defined therein) to terminate and to terminate each of the Company Stock Option Plans effective no later than the close of business on the business day immediately preceding the Effective Time.

         (b) The Company shall take such action satisfactory to Acquiror as shall be necessary to cause each Company Stock Option and warrant that is outstanding as of the close of business on the business day immediately preceding the Effective Time, whether or not such Option or warrant is then exercisable or vested, to be exercised for shares of Company Common Stock or terminated prior to the Closing.

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

         Section 5.7  Commercially Reasonable Best Efforts.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that (i) no party shall be required to defend any lawsuits or other legal proceedings (other than the IPO Litigation), whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (ii) no party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

         (b) Each party shall not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it such that other party would be entitled to terminate this Agreement pursuant to Sections 7.1(b) or 7.1(c).

         Section 5.8 Public Announcements. Acquiror and the Company will not issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Toronto Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

         Section 5.9 Conduct of IPO Litigation. The Company shall use all commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable:

         (a) to defend all claims asserted in the IPO Litigation and to obtain a favorable, final resolution of the IPO Litigation;

         (b) to maintain the applicability of all D&O Policies and to assert and prosecute claims for coverage under the D&O Policies for all claims and expenses related to the IPO Litigation to the maximum extent reasonably possible;

         (c) to keep Acquiror informed of significant developments in the IPO Litigation;

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

         (d) unless counsel to the Company determines it to be adverse to its representation of the Company in the IPO Litigation, to provide copies of all correspondence, communications or analyses, all significant facts or developments in the IPO Litigation promptly upon receipt or discovery by Company;

         (e) to cause Clifford A. Reid to execute and deliver to Acquiror, in a form attached as Exhibit C, a letter undertaking certain obligations to cooperate with and lend assistance to the Surviving Corporation with respect to the resolution of the IPO Litigation and the prosecution of claims under the D&O Policies (the "IPO Litigation Undertaking"); and

         (f) to cooperate with Acquiror in its efforts to secure insurance coverage for Acquiror as a named insured under the D&O Policies for the IPO Litigation, including coordination and communicating with the Company's insurance broker and all insurers.

         The Company has reviewed the settlement proposal received from the plaintiffs in the IPO Litigation and, subject to review of the language of the final settlement agreement embodying such proposal, changes in such proposal and the advice of counsel, will recommend approval of such settlement to its Board of Directors if it believes such settlement to be in the best interests of the Company, its creditors and its stockholders.

         Section 5.10  Indemnification.

         (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company Charter or the Company's Amended and Restated Bylaws as in effect on the date hereof (each person who is a director or officer of the Company at or prior to the Effective Time shall be referred to as an "Indemnified Party"). The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter and the Company's Amended and Restated Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party unless such modification is required by law.

         (b) The provisions of this Section 5.10 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

                                      VI.
                       CONDITIONS PRECEDENT TO THE MERGER

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions any of which may be waived if waived in writing by Parent and the
Company:

         (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Amended and Restated Bylaws of the Company.

         (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity that are necessary to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

         (c) No Order. No court or other Governmental Entity having jurisdiction over the Company or Acquiror, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

         (d) Litigation. There shall be no Action or Proceeding pending or threatened against any of the parties or against any of their respective Affiliates, or any of their respective directors or officers, for the purpose or with the consequence of delaying, conditioning, enjoining, preventing or restraining the completion of the Merger or other transactions contemplated by this Agreement or that, if adversely decided, could impose any condition, penalty or requirement that, individually or in aggregate could have a Material Adverse Effect on the Company or Acquiror.

         Section 6.2 Condition to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, which may be waived in writing exclusively by the Company:

         (a) Performance of Obligations; Representations and Warranties. Acquiror shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of Acquiror contained in this Agreement shall have been true and correct when made. Each of the representations and warranties of Acquiror shall be true and correct on and as of the Effective Time as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect on Acquiror. The Company shall have received certificates signed on behalf of each of Acquiror by one of its officers to such effect.

         (b) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent.

         Section 6.3 Conditions to Obligations of Acquiror to Effect the Merger. The obligations of Acquiror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any of which may be waived, in writing, exclusively by Acquiror:

         (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct when made. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (b)     Consents.

                 (i) The Company shall have obtained the consent or approval of each Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby.

                 (ii) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any lease, or other contract, agreement or instrument, except as to which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Acquiror.

                 (iii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein or any Stockholder Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement that, individually or in aggregate, would have a Material Adverse Effect on the Company or Acquiror.

         (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company or the IPO Litigation. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (d) Company Stock Option Plans. The Company shall have taken all action required to be taken by the Company to implement the provisions of
Section 5.6 and all Company Stock Options and outstanding warrants shall have been converted into or exercised for shares of Company Common Stock or shall have been terminated.

         (e) Dissenting Shares. Holders of not more than 5% of the outstanding Shares shall have properly exercised and not revoked their rights to dissent to the Merger under Section 262 of the DGCL and Chapter 13 of CGCL.

         (f) IPO Litigation Undertaking. Clifford A. Reid shall have executed and delivered to Acquiror the IPO Litigation Undertaking.

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

         (g) Employment, Non-Compete and Non-Solicitation Agreements. Each of Clifford A. Reid, David Glazer and Ron Schneider shall have executed and delivered to Acquiror on the date of this Agreement an Employment, Non-Compete and Non-Solicitation Agreement in the form agreed by Acquiror and the Company (the "Employment, Non-compete and Non-Solicitation Agreements") and on and as of the Effective Time none of the individual parties thereto shall have breached or expressed an intention to breach his agreement or shall otherwise be unable to perform his duties thereunder.

         (h) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Stockholder Agent and the Escrow Agent.

         (i) Net Cash. The Company's Net Cash at Closing shall be at least Two Million Five Hundred Thousand Dollars ($2,500,000).

                                      VII.
                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

         (a)     by mutual written consent of Acquiror and the Company;

         (b) by either Acquiror or the Company if the other party shall have failed to comply in all material respects with any of its covenants contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

         (c) by Acquiror if the closing condition set forth in Section 6.3(a) with respect to the accuracy of representations and warranties would not be met as of the Closing, or by the Company if the closing condition set forth in Section 6.2(a) with respect to the accuracy of representations and warranties would not be met as of the Closing, in each case if such inaccuracy is not cured within five business days following receipt by the other party of written notice of such inaccuracy;

         (d) by Acquiror or the Company if the Merger has not been effected on or prior to the close of business on April 30, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

         (e) by Acquiror or the Company if (i) the Stockholder Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Company shall not have been obtained;

         (f) by Acquiror if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

         (g) by Acquiror or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Acquiror a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) two business days have elapsed following delivery to Acquiror of such written notice by the Company and (iii) during such two business day period the Company has fully cooperated with Acquiror, including informing Acquiror of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling Acquiror to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such two business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Acquiror and after consultation with the Company's independent financial advisor) and concurrently with such termination the Company pays to Acquiror the amounts specified under Sections 5.5(b);

         (h) by Acquiror if Acquiror reasonably determines that the timely satisfaction of any condition set forth in Section 6.1 or 6.3 has become impossible (other than as a result of any failure on the part of Acquiror to comply with or perform any covenant of Acquiror in this Agreement); or

         (i) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 6.1 or 6.2 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant of the Company in this Agreement).

         The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Acquiror,

Acquiror or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Sections 5.5, 7.2, 9.1, 9.3, 9.5 through 9.10, each of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for fraud or any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

         Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, subject to obtaining approval of the Company Stockholders as provided by applicable law and the rules of the Nasdaq Stock Market. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein that may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     VIII.
                    ACTIONS BY THE PARTIES AFTER THE CLOSING

         Section 8.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided, however, that the representations and warranties set forth in Section 3.11 and the indemnification and other obligations with respect thereto set forth in this
Article VIII shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by Acquiror or its Affiliates or agents of the assets, properties, business, operation or condition (financial or otherwise) of the Company), and shall continue to survive in full force and effect until the end of the Escrow Period.

         Section 8.2  Indemnification.

         (a) Out of the Indemnity Escrow Amount. Acquiror, the Surviving Corporation and Parent, and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the "Acquiror Group"), shall be indemnified, defended and held harmless out and to the extent of the Indemnity Escrow Amount from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, insurance retentions or deductibles, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits, losses resulting from any attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, other than payment of the retention amount under the D&O Policies not previously paid by the Company (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) the IPO Litigation or (ii) any inaccuracy of any representation or warranty in
Section 3.11 of this Agreement.

         (b) Third Party Claims; Defense of Claims. If any Action or Proceeding (which for purposes of this Section 8.2(b) shall include the IPO Litigation) is filed or initiated against any member of the Acquiror Group or if any member of the Acquiror Group is subject to any Damages that are indemnifiable pursuant to this Article VIII or if any member of the Acquiror Group receives notice of the assertion of any claim that is indemnifiable pursuant to this Article VIII (collectively, a "Third Party Claim"), written notice thereof shall be given to the Stockholder Agent as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of the Acquiror Group to give timely notice shall not affect rights to indemnification and defense hereunder except to the extent that the Stockholder Agent demonstrates actual damage caused by such failure.

         After such notice, if the Stockholder Agent shall acknowledge in writing to the Acquiror Group that the Acquiror Group shall be entitled to indemnification hereunder in connection with such Third Party Claim, then the Acquiror Group shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the Stockholder Agent and to be paid out of the Indemnity Escrow Amount until such amount is exhausted, and to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Stockholder Agent, such consent not to be unreasonably withheld, conditioned or delayed.

         If (i) the Acquiror Group fails to assume the defense of such Third Party Claim within fifteen (15) days after delivery of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Third Party Claim include both the Stockholder Agent and the Acquiror Group and the Stockholder Agent and its counsel determine in good faith that there may be one or more legal defenses available to the Acquiror Group that are different from or additional to those available to the Stockholder Agent and that joint representation would be inappropriate, the Stockholder Agent will (upon delivering notice to such effect to the Acquiror Group) have the right to undertake, the defense, compromise or settlement of such Third Party Claim on behalf of the Acquiror Group, the costs of which shall be paid from the Indemnity Escrow Amount until said amount is exhausted; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Acquiror Group, which consent shall not be unreasonably withheld, conditioned or delayed.

         In the event the Acquiror Group (or the Stockholder Agent, as applicable) assumes defense of the Third Party Claim, the Acquiror Group (or the Stockholder Agent, as applicable) will keep the Stockholder Agent (or the Acquiror Group, as applicable) reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the Stockholder Agent (or the Acquiror Group, as applicable) with respect to any such defense, compromise or settlement. To the extent indemnification is required hereunder, the costs of any settlement of any action effected pursuant to and in accordance with this
Section 8.2 and for any final judgment (subject to any right of appeal) and any Damages by reason of such settlement or judgment shall be paid from the Indemnity Escrow Amount until said amount is exhausted.

         Notwithstanding the provisions of this paragraph (b), the parties acknowledge that no notice need be given with respect to the IPO Litigation as it is pending as of the Closing, that the

IPO Litigation as it is pending is a claim entitled to indemnification pursuant to this Article VIII and that the Company will continue defend all claims associated with such litigation. In the event the Stockholder Agent is named as a party in the IPO Litigation in its role as such, the Company will defend the Stockholder Agent against all claims made against it for so long as it incurs no incremental cost associated with such defense or such incremental cost is paid by the Stockholder Agent.

         (c) Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought (or the Stockholder Agent, as applicable) pursuant to the terms and conditions set forth in the Escrow Agreement.

         (d)     Limitation on Indemnification.

                 (i) Except as provided below, the indemnification provisions of Section 8.2 shall be the exclusive remedy for any member of the Acquiror Group for Damages arising from the IPO Litigation or for a breach of any representation, warranty or covenant by the Company in this Agreement related to the IPO Litigation and shall be in lieu of any rights any member of the Acquiror Group may have under law or in equity with respect to any such breaches or otherwise. Any and all Damages that members of the Acquiror Group may have against the Company or the Company Stockholders related to the IPO Litigation, in the aggregate, shall be limited to and payable only up to the limit of the Indemnity Escrow Amount and the Acquiror Group shall have no other recourse for any such claims, actions or losses, whatsoever, in excess thereof. The foregoing does not release the officers and directors of the Company, individually, for any actions against such officers and directors for fraud.

                 (ii) Upon making any payments to any member of the Acquiror Group for any indemnification claim pursuant to Section 8.2, the Company Stockholders shall be subrogated, to the extent of such payment to any member of the Acquiror Group, to any rights the Surviving Corporation may have against third parties with respect to the subject matter underlying such indemnification claim.

         Section 8.3 Indemnity Escrow Account. The Indemnity Escrow Amount shall be maintained in the escrow account established pursuant to the Escrow Agreement for the purpose of satisfying claims by any member of the Acquiror Group for indemnification under this Article VIII. Upon expiration of the Escrow Period, and subject to the terms of this Agreement and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Company Stockholders the balance, if any, remaining in the escrow account. If, upon expiration of the Escrow Period, Acquiror or any member of the Acquiror Group shall have asserted a claim for indemnity in accordance with this Article VIII and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow an amount of cash equal to the value of the asserted claim until such matter is resolved.

         Section 8.4 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

                                      IX.
                               GENERAL PROVISIONS

         Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery when delivered personally or sent via facsimile (receipt confirmed) or one business day after being delivered by an overnight courier to the parties at the following addresses or facsimile numbers or at such other address for a party or facsimile number as shall be specified by like notice):

                 If to Acquiror or Parent, to:

                 Open Text Corporation
                 185 Columbia Street West
                 Waterloo, Ontario
                 Canada N2L 5Z5
                 Attention: General Counsel
                 Facsimile No.:  (519) 888-0677

                 with copies to:

                 Farella Braun + Martel LLP
                 235 Montgomery Street
                 San Francisco, CA 94104
                 U.S.A.
                 Attention:  Mark S. Anderson, Esq.
                 Facsimile No.: (415) 954-4880

                 If to the Company, to:

                 Eloquent, Inc.
                 1730 E. El Camino Real
                 San Mateo, CA 94402 U.S.A.
                 Attention:  Chief Executive Officer
                 Facsimile No.:  (650) 294-6403

                 with a copy to:

                 Cooley Godward LLP
                 One Maritime Plaza, 20th Floor
                 San Francisco, CA 94111
                 U.S.A.
                 Attention:  Jodie M. Bourdet, Esq.
                 Facsimile No.:  (415) 951-3699

                 If to the Stockholder Agent, to:

                 White & Lee LLP
                 545 Middlefield Road, Suite 250
                 Menlo Park, CA 94025
                 U.S.A.
                 Attention:  David Lee, Esq.
                 Facsimile No.:  (650) 470-4099

         Section 9.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 9.3  Definitions. For purposes of this Agreement:

         (a) "Action" or "Proceeding" means any action, claim, suit, proceeding, arbitration, order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

         (b) "Affiliate" shall have the meaning set forth in Rule 405 under the Securities Act.

         (c) "Affiliated Person" means (i) any holder of 5% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any of its Subsidiaries, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any of its Subsidiaries or (iv) any member of the immediate family or any of such persons.

         (d) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability.

         (e) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

         (f) "Company Stockholders" means all holders of record of the Shares.

         (g) "Copyrights" means all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and all applications, registrations and renewals in connection therewith.

         (h) "Environmental Law" means any law currently in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

         (i) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

         (j) "ERISA Affiliate" means any trade or business (whether or not incorporated) that would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

         (k) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;

         (l)     "Intellectual Property" means all (i) Patents; (ii) Trademarks,
(iii) Copyrights; (iv) Trade Secrets and Other Proprietary Information; and (v) any similar or equivalent rights to any of the foregoing anywhere in the world.

         (m) "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company after due inquiry.

         (n) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Acquiror, as the case may be, any change, event, occurrence, state of facts or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets (whether tangible or intangible), liabilities, customer or supplier relationships, earnings or results of operations or the business prospects and condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or Acquiror, taken as a whole, as the case may be, or a material adverse effect on the ability of such party to perform its obligations under this Agreement or on the ability of the party to consummate the Merger and the transactions contemplated hereby without material deviation from the terms, conditions and time frame with and in which such actions would otherwise be consummated in the absence of such change, occurrence, state of facts or effect; provided, that "Material Adverse Change" and "Material

Adverse Effect" shall not include any change, event, occurrence, state of facts or effect relating to (i) the economy or securities markets of the United States or any other region in general, (ii) the software industry in general or (iii) the implementation of the Performance Plan in accordance with the terms thereof; other than in the case where the effects of (i) and (ii) on the Company or the Acquiror, as the case may be, are materially disproportionate to the effects on the other entities operating in those markets or the software industry. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the IPO Litigation, any change, event, occurrence, state of facts or effect that has resulted or could reasonably be expected to result in any amount being payable by Acquiror or the Company with respect to the IPO Litigation (other than the retention under the D&O Policies) that is not covered by the D&O Policies.

         (o) "Net Cash" and "Net Cash at Closing" mean the difference between (1) the sum of the Company's cash and cash equivalents and accounts receivable, net of customary reserves for doubtful accounts, and (2) the sum of the Company's (i) trade accounts payable, (ii) accrued liabilities with respect to attorneys' fees, investment banker fees, accountants' fees, consulting fees, rent, return of the Company's New York sublease deposit, employee compensation (including wages, bonuses, commissions, severance and accrued vacation), settlement of the Company's lease obligations, purchase of directors' and officers' insurance (including "tail" insurance to be in effect for not more than three (3) years after the Closing) and taxes and (iii) other liabilities that are accrued or required to be accrued associated with the business operations of the Company excluding warranty accruals, deferred revenues and other reasonable accruals that do not represent an obligation to make cash payments; provided, however, that "Net Cash" shall not be less than zero and shall be calculated as of the earlier to occur of March 31, 2003 and the close of business five (5) business days prior to the Closing, and that "Net Cash at Closing" shall be calculated at the close of business five (5) business days prior to the Closing; and provided, further, that in each case the Company shall accrue all liabilities for investment banking fees, attorneys' fees, accountants' fees and for the purchase of directors' and officers' insurance and other expenses associated with the Closing of the transaction contemplated by this Agreement that the Company reasonably expects to accrue between said calculation date and the Closing. An illustration of the manner of calculation of Net Cash is included in Section 9.3(o) of the Company Letter.

         (p) "Net Cash Shortfall" means the positive difference, if any, between (1) Four Million Three Hundred Thousand Dollars ($4,300,000) and (2) Net Cash.

         (q) "Patents" means any and all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

         (r) "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

         (s) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Acquiror or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

         (t) "Superior Proposal" means a bona fide written Takeover Proposal not solicited in violation of Section 4.2 with terms that a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's Stockholders than this Agreement and the Merger (after consultation with the Company's outside legal counsel and independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

         (u) "Takeover Proposal" means any proposal or offer for (i) a merger or other business combination involving the Company or any of its Subsidiaries where the stockholders of the Company immediately prior to such merger or business combination would own, immediately following such merger or business combination, less than eighty percent (80%) of the equity securities of the surviving entity; or (ii) an acquisition in any manner, directly or indirectly, of greater than twenty percent (20%) of the equity interests in, greater than twenty percent (20%) of voting securities of, or a material portion of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by this Agreement or that could reasonably be expected to dilute or adversely affect materially the benefits to Acquiror of the transaction contemplated by this Agreement, other than the transactions contemplated by this Agreement.

         (v) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, custom, duty, ad valorem, value-added, transfer or excise tax, or other tax of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

         (w) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         (x) "Termination Fee" means an amount equal to the sum of (A) five percent (5%) of the Cash Consideration and (B) if Company consummates a transaction contemplated by a Takeover Proposal within nine (9) months after the termination of this Agreement, the product obtained by multiplying (i) thirteen percent (13%) by (ii) the excess consideration received by

Company or the Company Stockholders, as applicable, in said transaction over the Cash Consideration.

         (y) "Trade Secrets and Other Proprietary Information" means (i) any and all trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names of key personnel and personnel training and techniques and materials), however documented; (ii) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (iii) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (iv) any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, however documented; (v) all industrial designs and any registrations and applications therefor; and (vi) all databases and data collections and all rights therein.

         (z) "Trademarks" means any and all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

         Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Article VIII and Section 5.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

         Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Company (whether by operation of law or otherwise) without the prior written consent of the Acquiror, not to be unreasonably conditioned, withheld or delayed. Parent, without the consent of the Company, is expressly permitted to assign this Agreement and the rights, interests and obligations hereunder to Open Text, Inc. and to transfer its ownership interests in Acquiror to Open Text, Inc.

         Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

         Section 9.10 Attorneys' Fees. In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is prosecuted to final judgment. The "prevailing party" shall be determined based on an assessment of which party's major arguments or positions taken in the action or proceeding could be fairly said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party's major arguments or positions on major disputed issues. Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

         IN WITNESS WHEREOF, Parent, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                      1220 ACQUISITION CORPORATION

                                      By:    /s/ Sheldon Polansky
                                             ______________________________

                                      Name:      Sheldon Polansky
                                             ______________________________

                                      Title:     Secretary
                                             ______________________________

                                      ELOQUENT, INC.

                                      By:    /s/ Clifford A. Reid
                                             ______________________________
                                      Name:  Clifford A. Reid
                                      Title: Chief Executive Officer

                                      OPEN TEXT CORPORATION

                                      By:    /s/ Sheldon Polansky
                                             ______________________________

                                      Name:      Sheldon Polansky
                                             ______________________________

                                      Title:     Secretary
                                             ______________________________

                                    EXHIBIT A

                              Stockholder Agreement

                              STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT, dated as of January __, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text, Inc., a Illinois corporation ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

                                    RECITALS

         WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January __, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

         WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

         WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

         1. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 4:

                 (a) The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                 (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                 (c) The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or
         (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder
         (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

                 (d) The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

                 (e) The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                 (f) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

                 (g) The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

         2.      Irrevocable Proxy.

                 (a) Grant of Proxy. Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to
         Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

                 (b) Other Proxies Revoked. Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

         3. Representations and Warranties. The Stockholder represents and warrants to Acquiror as follows:

                 (a) As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the

         Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

                 (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

                 (c) The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses
         (ii) and (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

                 (d) Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

         4. Termination. The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

         5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         6. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

         7. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

         8. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         9. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

         10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

         11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                 (a)       if to Parent or Acquiror, to:

                                    1220 Acquisition Corporation
                                    Attention:  General Counsel
                                    Facsimile No.:  (519) 888-0677
                                    with copies to:

                                    Farella Braun + Martel LLP
                                    235 Montgomery Street
                                    San Francisco, California 94104
                                    Attention:  Mark S. Anderson, Esq.
                                    Facsimile No.:  415-954-4480

                 (b)       if to the Stockholder to:

                                    ____________________________
                                    ____________________________
                                    ____________________________
                                    ____________________________
                                    Attention:  ________________
                                    Facsimile No.:  ____________

         13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

         14. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15. No Limitation on Actions of the Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                               _________________________________
                                               Name:

  NUMBER OF SUBJECT                                        ADDITIONAL SUBJECT
SHARES HELD OF RECORD                                  SHARES BENEFICIALLY OWNED

OPEN TEXT, INC.

By: ____________________________
     Name:
     Title:

1220 ACQUISITION CORPORATION

By: ____________________________
     Name:
     Title:

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By: ____________________________

Name:
Title:  Chairman

                                    EXHIBIT B

                                Escrow Agreement

                                ESCROW AGREEMENT

         This Escrow Agreement (the "Agreement") is entered into as of ____________, 2003 the "Effective Date"), by and among Open Text, Inc., an Illinois corporation ("Parent"), White & Lee LLP, a California limited liability partnership ("Stockholder Agent"), as agent for the stockholders immediately prior to the Effective Time (the "Stockholders") of Eloquent, Inc., a Delaware corporation ("Target"), and U. S. Bank, N.A., (the "Escrow Agent").

                                    RECITALS

         A. Parent, 1220 Acquisition Corporation, a Delaware corporation that is Parent's wholly-owned subsidiary ("Acquiror"), and Target have entered into an Agreement and Plan of Merger dated as of January __, 2003 (the "Merger Agreement"), pursuant to which Acquiror will be merged with and into Target, which will be the surviving corporation (the "Surviving Corporation").

         B. Article VIII of the Merger Agreement, a copy of which is attached hereto as Exhibit A, provides that an escrow account will be established to satisfy indemnification obligations in favor of the Acquiror Group under the Merger Agreement. Additionally, Sections 1.7(b) and 1.7(d), respectively, of the Merger Agreement provide that the escrow account, under specified circumstances, will be available to satisfy claims for indemnification in favor of the Acquiror Group and the Stockholder Agent in connection with, arising out of, resulting from or incident to actions or inactions of the Stockholder Agent.

         C. The parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

                                    AGREEMENT

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Defined Terms; References to "Article VIII". Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement. All references herein to "Article VIII" shall mean the copy of Article VIII of the Merger Agreement that is attached hereto as Exhibit A. Escrow Agent shall be entitled to rely solely upon Exhibit A as the full and correct statement of the provisions of the Merger Agreement.

         2.      Escrow and Indemnification.

                 (a) Escrow Fund. Upon consummation of the Closing, Parent shall deposit with the Escrow Agent an amount equal to One Million Dollars ($1,000,000), such deposit, together with all interest accrued thereon, to constitute an escrow fund (the "Escrow Fund"). The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

                 (b) Acquiror Group Indemnification. The Escrow Fund shall be used to indemnify and hold harmless the Acquiror Group from and against Damages in accordance with the terms of Article VIII and in the manner provided in this Agreement. Subject to first fulfilling any claims for Damages under
Article VIII, the Escrow Fund shall be used to indemnify and hold harmless the Acquiror Group from and against Damages in accordance with the terms of Section 1.7(b) of the Merger Agreement and in the manner provided in this Agreement.

                  (c) Stockholder Agent Indemnification. Subject to first fulfilling any claims for Damages under Article VIII and Section 1.7(b) of the Merger Agreement, the Escrow Fund shall be used to indemnify and hold harmless the Stockholder Agent from and against Damages in accordance with the terms of
Section 1.7(d) of the Merger Agreement and in the manner provided in this Agreement.

                  (d) Investments. The Escrow Agent shall invest the cash held in the Escrow Fund in a tax-exempt interest-bearing account or tax-exempt money market instruments in accordance with instructions from Parent and the Stockholder Agent. Any interest payable on the funds held in the Escrow Fund shall be added to the Escrow Fund until the Escrow Fund is terminated. Parent's tax identification number shall be used for any filings related to the Escrow Fund. To the extent that any portion of the interest accrued on the Escrow Fund is subject to taxes despite the intended tax-exempt investment of the Escrow Fund, Parent shall be entitled, in priority to any payment other than the payment of escrow fees under Section 5, to a payment from the Escrow Fund equal to the amount of taxable interest multiplied by the highest marginal combined federal and state income tax rates (which will be deemed equal to 44% for purposes of this Agreement).

                  (e) Transferability. The interests of the Stockholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent, Parent, and the Stockholder Agent, and no such assignment or transfer shall be valid until such notice is given.

         3. Administration of Escrow Account. The Escrow Agent shall administer the Escrow Account as follows:

                  (a) Upon receipt of a written demand for payment ("Demand") from the Escrow Account signed by an officer of Parent or by Stockholder Agent (as the case may be and hereinafter referred to as the "Demanding Party"), the Escrow Agent shall, for a period of 20 calendar days after such receipt, make no delivery of money pursuant to the Demand unless the Escrow Agent shall have received written authorization from the other party (the "Other Party") to make such delivery. The Demanding Party shall send a copy of the Demand to the Other Party at the same time that it sends the Demand to the Escrow Agent.

                  (b) If the Other Party does not deliver to the Escrow Agent within such 20-day period a written objection to the claim, then upon the expiration of such 20-day period, the Escrow Agent shall deliver to Demanding Party the amount requested in the Demand in accordance with the Demand.

                  (c) If the Other Party does deliver to the Escrow Agent within such 20-day period a written objection to the claim, then the Escrow Agent shall make no delivery of money pursuant to the Demand until the Escrow Agent shall have received (i) written authorization executed by both Parent and the Stockholder Agent directing delivery of money or (ii) a copy of a final non-appealable order of a court of competent jurisdiction directing delivery of money together with, at the written request of Escrow Agent, a legal opinion by counsel for the party presenting the order that the order is final and non-appealable, and upon receipt of such authorization or a copy of such order, the Escrow Agent shall make delivery in accordance with the instructions contained in such authorization or order. Escrow Agent shall act on any such court order and accompanying legal opinion (if any) without further question.

                 (d) In delivering any funds to Parent or Stockholder Agent under this Section 3, the Escrow Agent shall be entitled to rely entirely on the procedures specified herein and upon any Demands and written authorizations received by Escrow Agent as described in such procedures. Escrow Agent shall not release any escrow funds to the Stockholders except in accordance with Section 4, below.

         4.      Release of Escrow Fund.

                 (a) At such time as either the Parent or the Stockholder Agent reasonably believes that the Escrow Period has terminated, either the Parent or the Stockholder Agent may send a written notice ("Termination Notice") to the Escrow Agent (with a copy to the other party) informing Escrow Agent of the date of the termination of the Escrow Period and instructing Escrow Agent to disburse the funds as provided in Section 4(c). If Parent sends the Termination Notice it may direct Escrow Agent to retain in the Escrow Fund an amount of cash equal to the value of unresolved but previously asserted claims under Article VIII or Section 1.7(b) of the Merger Agreement. If Stockholder Agent sends the Termination Notice it may direct Escrow Agent to retain in the Escrow Fund an amount of cash equal to value of unresolved but previously asserted claims under
Section 1.7(d) of the Merger Agreement.

                 (b) The Escrow Agent shall, for a period of 20 calendar days after receipt of the Termination Notice, not disburse the funds until it has received written authorization from the party that did not generate the Termination Notice. If the other party does not deliver to the Escrow Agent within such 20-day period a written objection, then upon the expiration of such 20-day period, the Escrow Agent shall disburse the funds to the Stockholders as provided in Section 4(c). If the other party does deliver to the Escrow Agent within such 20-day period a written objection, then the Escrow Agent shall not disburse funds until the Escrow Agent shall have received (i) written authorization executed by both parties or (ii) a copy of a final non-appealable order of a court of competent jurisdiction directing delivery of money together with, at the written request of Escrow Agent, a legal opinion by counsel for party submitting the order that the order is final and non-appealable, and upon receipt of such authorization or a copy of such order, the Escrow Agent shall disburse funds to the Stockholders as provided in Section 4(c). Escrow Agent shall act on any such court order and accompanying legal opinion (if any) without further question.

                 (c) Any distribution of all or a portion of the Escrow Fund to the Stockholders shall be made pro rata in proportion to the amounts each Stockholder shall have been deemed to have contributed to the Escrow Fund, in accordance with the following procedures: Prior to each distribution to be made to Stockholders hereunder, Parent and the Stockholder Agent will deliver to Escrow Agent a jointly executed list (a "Distribution List") setting forth (i) the name and address of each Stockholder who is to participate in such distribution, (ii) for each such Stockholder, the percentage of such distribution to be delivered to such Stockholder, (iii) for each such Stockholder who is a U.S. domestic Stockholder, such Stockholder's U.S. taxpayer identification number and a Form W-9, and (iv) for each such Stockholder who is a foreign person, a Form W-8. The Escrow Agent shall then make such distribution to the Stockholders, in the percentages, specified in such Distribution List. In releasing any funds to the Stockholders under this Section 4, the Escrow Agent shall be entitled to rely entirely on the procedures specified herein and upon any written instructions and Distribution List received by Escrow Agent as described in such procedures.

                 (d) If only a portion of the Escrow Fund is distributed to the Stockholders under this Section 4, the remaining portion of the Escrow Fund will be distributed to Parent or to the Stockholders in accordance with the provisions of Section 3 or Section 4, as the case may be.

         5.      Fees and Expenses.

                 (a) Upon execution of this Agreement and initial deposit of the Escrow Fund, fees of $3,030 (comprising a one-time $2,000 acceptance fee, a $1,000 annual administrative fee and a $30 incidental expense fee) will be payable to the Escrow Agent. These fees will cover the first year of the escrow. Thereafter, an annual administrative fee of $1,000 together with an annual incidental expense fee of $30 will be payable at the commencement of the second year of the escrow. A fee of $10 per disbursement by check or wire transfer shall apply to each disbursement from the Escrow Fund. The foregoing fees are fixed fees that are inclusive of all Escrow Agent's fees and any expenses ordinarily incurred by Escrow Agent; Escrow Agent may charge additional fees in connection with extraordinary services.

                 (b) The amounts payable to the Escrow Agent for the services to be rendered by the Escrow Agent hereunder shall be paid from the Escrow Fund and shall be a charge upon the Escrow Fund with priority over all other disbursements to be made therefrom, and Escrow Agent shall be deemed to have a lien on the Escrow Fund for payment of all such amounts.

         6.      Limitation of Escrow Agent's Liability.

                 (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

                 (b) Parent shall indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, liability and expense, including reasonable counsel fees (and including allocated costs of in-house counsel) ("Escrow Agent Losses") that may be incurred by the Escrow Agent hereunder as a consequence of Parent's actions. The Stockholders shall severally indemnify, defend and hold the Escrow Agent harmless from and against any and all Escrow Agent Losses that may be incurred by the Escrow Agent hereunder as a consequence of actions of the Stockholder Agent or of the Stockholders. Each of Parent and the Stockholders shall indemnify, defend and hold the Escrow Agent harmless from and against one-half of any and all Escrow Agent Losses arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder which are not a consequence of any action of any other party hereto, except as caused by the Escrow Agent's willful misconduct or gross negligence. The Stockholders' obligation to indemnify Escrow Agent under this
Section 6(b) for Escrow Agent Losses may be satisfied by use of the Escrow Fund and shall be limited to the amounts therein, provided that any such use of the Escrow Fund is subordinated to the satisfaction of all other claims for indemnification for Damages under Article VIII, Section 1.7(b) and Section 1.7(d) of the Merger Agreement.

         7. Controversies. If any controversy arises among the parties to this Agreement concerning the subject matter of this Agreement, its terms or conditions, Escrow Agent will not be required to resolve the controversy or to take any action in connection with the controversy. Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent's discretion, Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Escrow Agent will not be liable for interest or damage. Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

         8. Termination. This Agreement shall terminate upon the release by the Escrow Agent of all of the Escrow Fund in accordance with this Agreement.

         9. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

     If to Parent:                             Open Text, Inc.
                                               c/o Open Text Corporation
                                               185 Columbia Street West
                                               Waterloo, Ontario
                                               Canada N2L 5Z5
                                               Attn:  General Counsel

     With a copy to:                           Farella Braun + Martel LLP
                                               235 Montgomery Street, 30th Floor
                                               San Francisco, CA 94104
                                               Attn:  Mark S. Anderson, Esq.

     If to Stockholder Agent:                  White & Lee LLP
                                               545 Middlefield Road, Suite 250
                                               Menlo Park, California 94025
                                               Attn:  David Lee, Esq.

     With a copy to:                           Cooley Godward LLP
                                               One Maritime Plaza, 20th Floor
                                               San Francisco, CA 94111-3580
                                               Attn:  Jodie M. Bourdet, Esq.

     If to the Escrow Agent:                   U.S. Bank, N.A.
                                               One California Street, Suite 2550
                                               San Francisco, CA 94111
                                               Attn:  Sheila Soares

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall not be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

         10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Escrow Agreement, specifying not less than 60 days' prior written notice of the date when such resignation shall take effect. Parent may appoint a successor Escrow Agent with the consent of the Stockholder Agent, which shall not be unreasonably withheld. If, within such notice period, Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Escrow Fund to such designated successor.

         11.     General.

                 (a) Governing Law: Assigns: Forum. This Agreement shall be governed by and construed as a sealed instrument in accordance with the internal laws of the State of California without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. The California state courts of San Francisco County, California (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and the parties hereby consent to the jurisdiction and venue of such courts.

                 (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (c) Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                 (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                 (e) Amendment. This Agreement may be amended only with the written consent of Parent, the Escrow Agent and the Stockholder Agent as representatives of the Stockholders (or their duly designated successors).

                 (f) Attorneys Fees. In the event of any litigation or arbitration between the parties respecting or in any way related to this Agreement, whether based on contract, tort or other cause of action, the prevailing party shall be entitled, in addition to all expenses, fees, consultants' and expert witness fees, costs or damages, to reasonable attorneys fees, whether or not such controversy was prosecuted to judgment. The "prevailing party" shall be determined by the court or arbitrator before whom the action was brought based upon an assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's or arbitrator's decision. Any attorneys fees and other costs and expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        PARENT

                                        OPEN TEXT, INC.

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                        STOCKHOLDER AGENT

                                        WHITE & LEE LLP

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                        ESCROW AGENT

                                        U.S. BANK, N.A.

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                    EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                    EXHIBIT C

                           IPO Litigation Undertaking

                                EXHIBIT C TO THE
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF JANUARY __, 2003

                      IPO LITIGATION UNDERTAKING AGREEMENT

         IPO LITIGATION UNDERTAKING AGREEMENT, dated as of ____________, 2003 (this "IPO Litigation Undertaking Agreement"), among Open Text, Inc., an Illinois corporation ("Parent"), 1220 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquiror"), Eloquent, Inc., a Delaware corporation (the "Company"), and Clifford A. Reid, an individual, former chief executive officer, and a stockholder of the Company ("CAR").

                              W I T N E S S E T H:

         WHEREAS, Parent, Acquiror and the Company are party to that certain Agreement and Plan of Merger of even date hereof ("Merger Agreement"). Pursuant to the terms of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended, Acquiror will be merged into the Company (the "Merger"). Following the Merger, the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquiror in accordance with the Merger Agreement and the General Corporation Law of the State of Delaware, as amended.

         WHEREAS, in order to induce Parent and Acquiror to enter into the Merger Agreement, CAR and other directors and officers of the Company and their affiliates that are stockholders of the Company are each entering into a stockholder agreement concurrently with the execution of this Agreement.

         NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                       I.
                              THE MERGER AGREEMENT

         Section 1.1 Condition Precedent to the Merger. Pursuant to Section 6.3(g) of the Merger Agreement, the obligations of Acquiror to effect the Merger shall be subject to the execution and delivery to Acquiror, at or prior to the Effective Time, of this IPO Litigation Undertaking Agreement by CAR.

         Section 1.2 Inducement to Enter into Merger Agreement. In order to induce Parent and Acquiror to enter into the Merger Agreement, CAR, as a director, officer and stockholder in the Company, has agreed to enter into this IPO Litigation Undertaking Agreement.

                                      II.
                         THE IPO LITIGATION UNDERTAKING

         Section 2.1 IPO Litigation Undertaking. Upon execution of this IPO Litigation Undertaking Agreement, CAR agrees to fully cooperate with Parent and Surviving Corporation in connection with any and all aspects of the IPO Litigation, including, but not limited to: (a) executing any and all documents as reasonably requested by Parent, Surviving Corporation or their respective counsel; (b) making himself reasonably available to answer inquiries from Parent, Surviving Corporation or their respective counsel; (c) traveling in connection with the IPO Litigation as reasonably necessary at the request of Parent, Surviving Corporation or their respective counsel; and (d) asserting and prosecuting claims for coverage under the D&O Policies for all claims and expenses related to the IPO Litigation (collectively, the "IPO Litigation Undertaking").

         Section 2.2 No Compensation; Reasonable Out-of-Pocket Expenses. CAR will not be entitled to any payments from Parent or Surviving Corporation in connection with his IPO Litigation Undertaking. CAR will, however, be entitled to be reimbursed by the Surviving Corporation for all reasonable out-of-pocket expenses (e.g., travel, lodging) incurred as a direct result of his IPO Litigation Undertaking; provided, however, that CAR will not be entitled to any reimbursement for any legal fees he might incur in satisfying his obligations under this IPO Litigation Undertaking Agreement.

                                      III.
                NO EMPLOYMENT/NO LIMITATIONS TO MERGER AGREEMENT

         Section 3.1 No Employment. The parties to this IPO Litigation Undertaking Agreement expressly agree that the CAR, in connection with his IPO Litigation Undertaking, is not intending to enter into any employment or independent contractor relationship with the Acquiror or Surviving Corporation and the obligations undertaken by CAR under this agreement shall not be construed to constitute Parent, Surviving Corporation and CAR as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. CAR shall have no power or authority, express or implied, to represent, act for, or otherwise create or assume any obligation on behalf of Acquiror or Surviving Corporation.

          Section 3.2 No Limitation to Merger Agreement. The parties to this IPO Litigation Undertaking Agreement have entered into this agreement solely to delineate CAR's responsibility to cooperate and assist with the IPO Litigation after the Merger and this IPO Litigation Undertaking Agreement is not intended to limit or modify, in any way, any of the parties' rights and obligations under the Merger Agreement.

                                      IV.
                               GENERAL PROVISIONS

         Section 4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery when delivered personally or sent via facsimile (receipt confirmed) or one business day after being delivered by an overnight courier to the parties at the following addresses or facsimile numbers or at such other address for a party or facsimile number as shall be specified by like notice):

                  If to Acquiror, to:

                  Open Text, Inc.
                  c/o Open Text Corporation
                  185 Columbia Street West
                  Waterloo, Ontario
                  Canada N2L 5Z5
                  Attention: General Counsel
                  Facsimile No.: (519) 888-0677

                  with copies to:

                  Farella Braun + Martel LLP
                  235 Montgomery Street
                  San Francisco, CA 94104
                  Attention:  Mark S. Anderson, Esq.
                  Facsimile No.: (415) 954-4880

                  If to Surviving Corporation, to:

                  Eloquent, Inc.
                  1730 S. El Camino Real
                  San Mateo, CA 94402
                  Attention: General Counsel
                  Facsimile No.: (650) 294-6403

                  with copies to:

                  Cooley Godward LLP
                  One Maritime Plaza, 20th Floor
                  San Francisco, CA 9411
                  Jodie M. Bourdet, Esq.
                  Facsimile No.: (415) 951-3699

                  If to CAR, to:

                  Clifford A. Reid
                  c/o Eloquent, Inc.
                  1730 S. El Camino Real
                  San Mateo, CA 94402
                  Facsimile No.: (650) 294-6403
                  with a copy to:

                  Cooley Godward LLP
                  One Maritime Plaza, 20th Floor
                  San Francisco, CA 9411
                  Jodie M. Bourdet, Esq.
                  Facsimile No.: (415) 951-3699

         Section 4.2 Interpretation. The headings contained in this IPO Litigation Undertaking Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this IPO Litigation Undertaking Agreement. Whenever the words "include," "includes" or "including" are used in this IPO Litigation Undertaking Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 4.3 Definitions. For purposes of this IPO Litigation Undertaking Agreement:

              (a) "D&O Policy" or "D&O Policies" shall have the same meaning ascribed these terms in the Merger Agreement.

              (b) "Effective Time" shall have the same meaning ascribed this term in the Merger Agreement

              (c) "IPO Litigation" shall have the same meaning ascribed this term in the Merger Agreement.

         Section 4.4 Counterparts. This IPO Litigation Undertaking Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 4.5 Entire Agreement. This IPO Litigation Undertaking Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the CAR's agreement to cooperate with and lend assistance to the Surviving Corporation with respect to the resolution of the IPO Litigation and the prosecution of claims under the D&O Policies.

         Section 4.6 Governing Law. This IPO Litigation Undertaking Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this IPO Litigation Undertaking Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

         Section 4.7 Assignment. Neither this IPO Litigation Undertaking Agreement nor any of the rights, interests or obligations hereunder shall be assigned by CAR.

         Section 4.8 Severability. If any term or other provision of this IPO Litigation Undertaking Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this IPO Litigation Undertaking Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this IPO Litigation Undertaking Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this IPO Litigation Undertaking Agreement may be consummated as originally contemplated to the fullest extent possible.

         Section 4.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this IPO Litigation Undertaking Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this IPO Litigation Undertaking Agreement and to enforce specifically the terms and provisions hereof.

         Section 4.10 Attorneys' Fees. In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action, in any way related to this IPO Litigation Undertaking Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The "prevailing party" shall be determined based upon an assessment of which party's major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party's major arguments or positions on major disputed issues. Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, Acquiror, the Surviving Corporation, and CAR have caused this IPO Litigation Undertaking Agreement to be signed either individually or by their respective officers or thereunto duly authorized all as of the date first written above.

OPEN TEXT, INC.                                 1220 ACQUISITION CORPORATION

By:    _________________________                By:    _________________________
Name:  _________________________                Name:  _________________________
Title: _________________________                Title: _________________________

                                                ELOQUENT, INC.

By:    _________________________                By:    _________________________
Name:  Clifford A. Reid                         Name:  Clifford A. Reid
                                                Title: Chief Executive Officer

                                                                         ANNEX B

[US BANCORP PIPER JAFFRAY LOGO]


275 Middlefield Road, Suite A-100
Menlo Park, CA 94025-3506


650-838-1300




January 8, 2003

Board of Directors
Eloquent, Inc.
1730 El Camino Real, 3rd Floor
San Mateo, California 94402

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid to the shareholders of Eloquent, Inc. (the "Company") pursuant to an Agreement and Plan of Merger (the "Agreement"), by and among Open Text Corporation. ("Parent"), 1220 Acquisition Corporation, a wholly owned subsidiary of Parent ("Acquirer"), and the Company.

The Agreement provides for the merger (the "Merger") of Acquirer with and into the Company in which shares of the Company's outstanding common stock shall, subject to certain exceptions, be converted into the right to receive cash in the aggregate amount of $6,720,000, less an amount equal to the Net Cash Shortfall (as defined in the Agreement), if any (the "Consideration"). Pursuant to the Agreement, $1,000,000 will be placed in an escrow (the "Escrow") relating to possible claims arising from the IPO Litigation (as defined in the Agreement). In addition, the Agreement provides that any outstanding options to purchase shares of the Company's capital stock that are not exercised shall be terminated prior to consummation of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement.

U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray Inc. is entitled to an additional fee in the event of consummation of the Merger. Our opinion fee will be credited against this fee for our services. U.S. Bancorp Piper Jaffray makes a market in the common stock of the Company. Additionally, U.S. Bancorp Piper Jaffray and certain affiliated persons own 18,750 shares of the Company's common stock. U.S. Bancorp Asset Management, an affiliate of U.S. Bancorp Piper Jaffray, beneficially owns 74,700 shares of the Company's common stock.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated January 7, 2003 of the Agreement, (ii) certain financial, operating and business information related to the Company, (iii) a liquidation analysis prepared by management of the Company;
(iv) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates, (vi) to the extent publicly available, financial data of selected public companies deemed comparable to Company, and (vii) a range of estimates of Net Cash Shortfall prepared by management of the Company (the "Net Cash Shortfall Estimates"); it being understood that Consideration as herein defined shall give effect to such Net Cash Shortfall Estimates. We have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company on a stand-alone basis and the combined company resulting from the transactions contemplated by the Agreement.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, estimates (including, without limitation, the Net Cash Shortfall Estimates) and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and, except for the liquidation analysis prepared by management of the Company referred to above, have not been furnished with any such appraisals or valuations. We have made no physical inspection of the properties or assets of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation including, without limitation, the IPO Litigation, possible unasserted claims or other contingent liabilities, to which the Company or its affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company common stock have traded or may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how to vote with respect to the Merger. This opinion shall not be otherwise relied upon, published or otherwise used, nor shall any public references to us be made without our prior written approval, except as contemplated by our engagement letter with the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the consideration payable to the shareholders of the Company and does not address any other term or agreement relating to the Merger. With your consent, we have assumed for purposes of our opinion that the aggregate Consideration will be fully paid to the shareholders of the Company, including, without limitation, any portion of the Consideration held in the Escrow pursuant to the Agreement.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the proposed Consideration to be paid in the Merger to the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to such shareholders as of the date hereof.

Sincerely,



/s/ U.S. Bancorp Piper Jaffray Inc.

U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX C

             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal bY the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned bY the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.



                                      C-1.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or


                                      C-2.

consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to


                                      C-3.

receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.






                                      C-4.

                                                                         ANNEX D

                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTER'S RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

            (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

            (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.



                                      D-1.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE - TIME FOR PAYMENT.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.



                                      D-2.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.


SECTION 1305.  APPRAISERS' REPORT - PAYMENT - COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.


                                      D-3.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313. CONVERSION DEEMED TO CONSTITUTE REORGANIZATION FOR PURPOSES OF CHAPTER

     A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

                                 ELOQUENT, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 14, 2003

      The undersigned hereby appoints R. John Curson and Clifford A. Reid, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Eloquent, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Eloquent, Inc. to be held at Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 on Friday, March 14, 2003 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

---------------------------------- DETACH HERE ---------------------------------

PROPOSAL 1: To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 8, 2003 by and among Open Text Corporation, a corporation formed under the laws of Ontario, 1220 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Open Text, and Eloquent, Inc.

       [ ]  FOR                   [ ] AGAINST                 [ ] ABSTAIN

                          (To be signed on other side)

                           (Continued from other side)

Dated
      -----------------             --------------------------------------------


                                    --------------------------------------------
                                                   SIGNATURE(S)



                                    Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.